As filed with the Securities and Exchange Commission on October 26, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nova Biosource Fuels, Inc.
Co-registrants are listed on the following page

(Exact Name of Registrant as Specified in Its Charter)

Nevada	91-2028450
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Nova Biosource Fuels, Inc.

363 North Sam Houston Parkway East, Suite 630

Houston, Texas 77060

(713) 869-6682

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kenneth T. Hern, Chairman and CEO

Nova Biosource Fuels, Inc.

363 North Sam Houston Parkway East, Suite 630

Houston, Texas 77060

(713) 869-6682

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Roger W. Bivans, Esq.

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered		Proposed Maximum Offering Price per unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
10% Convertible Senior Secured Notes due 2012 (1)	$55,000,000		100%	$55,000,000	(2)	$1,688.50
Guarantees of 10% Convertible Senior Secured Notes due 2012 by direct and indirect subsidiaries	—		—	—		—
Common stock (par value $0.001 per share)	22,008,800	(3)	—	—		—	(4)
Total				$55,000,000		$1,688.50

(1)

The 10% Convertible Senior Secured Notes due 2012 (the “convertible notes”) were issued by the Registrant on September 28, 2007 in an offering exempt from registration under the Securities Act of 1933 (the “Securities Act”). Under a registration rights agreement, the Registrant is obligated to file this Registration Statement to permit registered resales by the selling securityholders of the convertible notes and the shares of common stock issuable upon conversion of the convertible notes.

(2)	Equals the aggregate principal amount of the convertible notes that are being registered.
(3)

Represents the maximum number of shares of common stock issuable upon conversion of the convertible notes. The convertible notes are initially convertible into 15,027,322 shares of common stock at a conversion price of $3.66 per share of common stock plus up to 3,005,464 additional shares of common stock if converted prior to September 30, 2009 unless the holder elects to receive an interest make-whole amount in cash. If certain dilutive transactions specified in the indenture governing the convertible notes occur, the convertible notes may become convertible into up to 22,008,800 shares of common stock with appropriate adjustments made to the conversion price.

(4)

The shares of common stock issuable upon conversion of the convertible notes will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The following direct and indirect subsidiaries of the registrant guarantee the convertible notes and are co-registrants under this registration statement.

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Nova Holding Clinton County, LLC	Delaware	26-0759944
Nova Biofuels Clinton County, LLC	Delaware	26-0759809

The information in this prospectus is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2007

PROSPECTUS

NOVA BIOSOURCE FUELS, INC.

$55,000,000

10% Convertible Senior Secured Notes due 2012

and the Shares of Common Stock Issuable upon the Conversion of the Convertible Notes

Guarantees of the Convertible Notes by

direct and indirect subsidiaries of Nova Biosource Fuels, Inc.

This prospectus relates to the resale from time to time of our 10% Convertible Senior Secured Notes due 2012 issued in connection with a private placement in September 2007 and the shares of common stock that may be issued upon conversion of the convertible notes.

The convertible notes will mature on September 30, 2012, unless earlier converted or redeemed. Interest on the convertible notes accrues at the rate of 10% per year and is payable on each March 31 and September 30, beginning March 31, 2008.

The convertible notes are convertible into common stock at the option of the holder at any time prior to maturity at an initial conversion price of $3.66 per share, subject to adjustment under certain circumstances. If the holder elects to convert the convertible notes prior to September 30, 2009, the holder will also receive a make-whole payment equal to the remaining scheduled interest payments due on or before September 30, 2009. Make-whole payments may be paid in cash or shares of our common stock at the election of the holder. On September 30, 2009, if the weighted average price of our common stock for the 30 consecutive trading days preceding such date is less than $3.66 per share, the conversion price will be reset to the higher of such weighted average price or $3.24 per share, subject to adjustment under certain circumstances.

After September 30, 2009, if the closing sale price of our common stock exceeds $6.00 per share for 20 days in any 30 consecutive day period and other specified conditions are satisfied, we may redeem the convertible notes at a redemption price equal to 100% of the principal amount, plus accrued but unpaid interest and late charges to but excluding the redemption date plus a make-whole payment equal to the remaining scheduled interest payments due on or before September 30, 2010. Additionally, after September 30, 2010 but before September 30, 2011, if specified conditions are satisfied, we may redeem the convertible notes at a redemption price equal to 105% of the principal amount plus accrued but unpaid interest and late charges to but excluding the redemption date. After September 30, 2011, if specified conditions are satisfied, we may redeem the convertible notes at a redemption price equal to 102.5% of the principal amount plus accrued but unpaid interest and late charges to but excluding the redemption date.

Holders may require us to repurchase all or a portion of the convertible notes on September 30, 2010 at a repurchase price equal to 100% of the principal amount plus accrued but unpaid interest and late charges to but excluding the repurchase date.

The selling securityholders will receive all proceeds from the sale of the convertible notes or the shares of common stock issuable upon conversion of the convertible notes and will pay all discounts, concessions, commissions, fees and stock transfer taxes.

The convertible notes are designated for trading on the Private Offerings, Resales and Trading through Automated Linkages, or The PORTALSM Market. Convertible notes that are resold by means of this prospectus will no longer be eligible for trading on The PORTALSM Market. Our common stock is listed on the American Stock Exchange under the symbol “NBF.”  On October 24, 2007, the reported last sale price of our common stock on the American Stock Exchange was $2.72 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on January 16, 2007 and our Quarterly Reports on Form 10-QSB for the fiscal quarters ended January 31, 2006, April 30, 2007 and July 31, 2007 filed with the SEC on March 19, 2007, June 14, 2007 and September 13, 2007, respectively. As used in this prospectus, the words “we,” “us,” “our” and “the company” refer to Nova Biosource Fuels, Inc. and its subsidiaries.

THE COMPANY

We are an energy company that refines and markets American Society of Testing and Materials, or ASTM, standard biodiesel. Biodiesel is a direct substitute for petroleum diesel and is produced from renewable vegetable oils and animal derived fats, oils and greases. Our strategy is to profitably commercialize our patented, proprietary biodiesel technology and become the industry leader in production of biodiesel. We believe our technology can efficiently process over 25 different vegetable oils and animal derived fats, oils and greases with free fatty acid levels in excess of 20% and produce two marketable products: ASTM D6751 standard biodiesel and technical grade glycerin. We believe the ability to process a wide range of feedstocks gives us a significant cost advantage as many of these feedstocks are residual substances that have limited alternative uses. This technology produces a renewable fuel that meets the highest standards of quality testing.

Our initial focus has been to design and build biodiesel refineries for third parties while we transition to our intended primary business of building and operating our own biodiesel refineries. We are currently completing the construction of two full scale refineries for third parties. We are also currently in the process of building three biodiesel refineries for our own use. We have secured sites in Seneca, Illinois and Muskogee, Oklahoma for the first two of these facilities and are evaluating potential sites for additional refineries. We have commenced construction at the Seneca facility and we have procured certain long-lead time items for all three refineries.

On August 15, 2007, one of our subsidiaries entered into an asset purchase agreement with Clinton County Bio Energy, L.L.C., an Iowa limited liability company, or “CCBE”, and the owners of CCBE. Pursuant to the agreement, we agreed to acquire CCBE’s ten million gallon per year biodiesel refinery in Clinton County, Iowa, and to assume or repay long-term debt of approximately $3,400,000 and other specified liabilities of CCBE for cash of $8,190,000, subject to certain adjustments for changes in working capital. The acquisition closed on September 28, 2007.

Our principal offices are located at 363 North Sam Houston Parkway East, Suite 630, Houston, Texas 77060. Our telephone number is (713) 869-6682. Our website address is www.novabiosource.com. Information contained on, or that is accessible through, our website should not be considered to be part of this prospectus.

THE OFFERINGS

This offering is a secondary offering by the selling securityholders of the convertible notes and the shares of our common stock issuable upon conversion of the convertible notes. We will not receive any proceeds from the selling securityholders’ sale of the convertible notes or the shares of our common stock.

Issuer	Nova Biosource Fuels, Inc.

Securities Offered	$55,000,000 in aggregate principal amount of 10% Convertible Senior Secured Notes due 2012 convertible into up to 22,008,800 shares of common stock, subject to adjustment upon certain events.

Interest	Interest on the convertible notes accrues at the rate of 10% per year and is payable in cash on each March 31 and September 30, beginning March

31, 2008. After two years, if we elect and certain conditions are satisfied, the interest may be capitalized at the rate of 12% per year.

Maturity Date	September 30, 2012.

Conversion Rights

The convertible notes are convertible at the option of the holder at any time prior to maturity at an initial conversion price of $3.66 per share, subject to adjustment under certain circumstances. If holders elect to convert the convertible notes prior to September 30, 2009, such holders will also receive a make-whole payment equal to the remaining scheduled interest payments due on or before the September 30, 2009. The conversion price may be adjusted if certain events occur, subject to certain limitations. See “Description of Convertible Notes – Conversion Price Adjustments.”

Optional Redemption

If after September 30, 2009, the closing sale price of our common stock exceeds $6.00 per share for 20 days in any 30 consecutive day period and other specified conditions are satisfied, we may redeem the convertible notes at a redemption price equal to 100% of the principal amount, plus accrued but unpaid interest and late charges to but excluding the redemption date plus a make-whole payment equal to the remaining scheduled interest payments due on or before September 30, 2010. In addition, after September 30, 2010, but before September 30, 2011, if specified conditions are satisfied, we may redeem the convertible notes at a redemption price equal to 105% of the principal amount plus accrued but unpaid interest and late charges to but excluding the redemption date. After September 30, 2011, if specified conditions are satisfied, we may redeem the convertible notes at a redemption price equal to 102.5% of the principal amount plus accrued but unpaid interest and late charges to but excluding the redemption date.

Mandatory Redemption

Holders may require us to repurchase all or a portion of the convertible notes on September 30, 2010 at a repurchase price equal to 100% of the principal amount plus accrued but unpaid interest and late charges to but excluding the repurchase date.

Repurchase at Holder’s Option upon a Change in Control

If a change of control occurs, we are required to make an offer to repurchase all or a portion of the convertible notes at a repurchase price equal to 102% of the principal amount plus accrued but unpaid interest to but excluding the repurchase date. For a definition of “change on control,” see “Description of Convertible Notes— Repurchase at Option of the Holder.”

Ranking	The notes are our senior obligations and:

•      rank equally with all of our other existing and future unsubordinated indebtedness and are effectively senior to our existing and future unsecured indebtedness, to the extent of the value of the collateral;

• are effectively subordinated to our existing and future secured indebtedness that is secured by assets other than the collateral, to the extent of the value of such assets; and
• as our indebtedness, are effectively subordinated to existing and future indebtedness and liabilities of our subsidiaries (other than the guarantors).

Guarantee

The convertible notes are guaranteed, jointly and severally, on a senior secured basis by two of our wholly-owned subsidiaries, Nova Holding Clinton County, LLC and Nova Biofuels Clinton County, LLC, each a Delaware limited liability company, as guarantors.

Security	The convertible notes are secured by a perfected first priority lien on the Clinton County refinery and a pledge of our equity interests in each of the guarantors and Nova Holding Seneca LLC.

Letter of Credit	We obtained a letter of credit to provide for the first four semi-annual interest payments and any make-whole payments to be made on the convertible notes.

Restrictive Covenants

The convertible notes were issued under an indenture with The Bank of New York Trust Company, N.A., which acts as trustee and collateral agent on behalf of the holders. The indenture, among other things, limits our ability and the ability of the guarantors to:

• incur or guarantee additional indebtedness or issue preferred stock;

•      make investments or acquisitions;

•      merge, consolidate, dissolve or liquidate;

•      engage in certain asset sales (including the sale of stock of the guarantors);

•      grant liens;

•      pay dividends;

•      engage in transactions with affiliates; or

•      enter into a new line of business.

These covenants are subject to specified exceptions and qualifications See “Description of the Notes—Covenants.”

Registration Rights

In connection with the issuance of the convertible notes, on September 28, 2007, we entered into a registration rights agreement with each purchaser and agreed to file this registration statement covering the resale of the convertible notes and shares of common stock, if any, acquired by the purchasers upon the conversion of the convertible notes within 30 days of the closing date. We also agreed to use our best efforts to cause this registration statement to be declared effective within 120 days of the closing date. If the convertible notes and underlying shares of common stock are not registered for resale within that time period, we will pay additional interest at a rate per annum of 0.50% for the first 90 day period following the deadline and, thereafter, at a rate per annum of 1.0% until the registration statement is declared effective.

Book-Entry Form

The convertible notes were issued in book-entry form and are represented by permanent global certificates (global convertible note) deposited with, or on behalf of, The Depository Trust Company (DTC) and registered in the name of a nominee of DTC. Beneficial interests in any of the convertible notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Events of Default

If an event of default occurs, in certain circumstances, the trustee or the holders of at least 25% in principal amount of the convertible notes may declare a default and accelerate the payments under the notes. Events of default under the indenture include, but are not limited to, the following:

•      failure to make certain payments;

•      failure to remain listed on certain eligible markets;

•      failure to take certain actions in the case of an change of control, excess proceeds offer or upon receipt of an option redemption notice;

•      failure to perform certain convenants under the indenture; and

•      the occurrence of certain judgments or bankruptcy events.

See “Events of Default.”

Trading

The convertible notes are not listed on any securities exchange or included in any automated quotation system. Any convertible notes that are sold by means of this prospectus will no longer be eligible for trading in The PORTAL Market. We do not intend to apply for a listing of the convertible notes on any securities exchange or any automated dealer quotation system. Our common stock is quoted on the American Stock Exchange under the symbol “NBF.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the convertible notes or the common stock issuable upon conversion of the convertible notes.

Risk Factors

Investment in the convertible notes and our common stock involves risk. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference herein, before investing in the convertible notes or our common stock.

American Stock Exchange symbol	NBF

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Nine Months Ended July 31,2007	Period from Inception (December 1, 2005) through October 31, 2006

Ratio of earnings to fixed charges (1) (2)	(126)	(19)

(1) Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means net loss from operation plus minority interests in consolidated subsidiaries or income (loss) from equity investees, fixed charges and amortized capital interest less interest capitalized and our minority interest in pretax income (loss) of subsidiaries that have not incurred fixed charges. For this purpose, “fixed charges” means interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.

(2) For the nine months ended July 31, 2007 and for the period from inception (December 1, 2005) to October 31, 2006, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for each period was $15,413,000 and $28,515,000, respectively.

RISK FACTORS

The following summarizes the material risks of purchasing or owning our securities. Additional unknown risks may also impair our financial performance and business operations. Our business, financial condition and/or results of operation may be materially adversely affected by the nature and impact of these risks. In such case, the market value of our securities could be detrimentally affected, and investors may lose part or all of the value of their investment. You should carefully consider the risks and uncertainties described below before purchasing our securities.

Risks Related To Our Business

We are engaged in a business focused on designing, building and operating biodiesel refineries, as well as producing biodiesel fuel through proprietary process technologies. The business is inherently risky and we face numerous and varied risks, both known and unknown. Despite the knowledge and experience of management, careful evaluation and strategic planning, we may not be able to overcome the risks associated with our business, which may prevent us from achieving our goals.

We are in an early stage with limited operating history and may never attain profitability.

We are in an early stage of our current business plan and have only completed the design and construction of one biodiesel refinery for an outside party. We have only a limited operating history with respect to the construction and operation of biodiesel refineries for our own use. Our limited operating history makes it difficult for potential investors to evaluate our business. Therefore, our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the biodiesel industry in general. Investors should evaluate an investment in our common stock in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services and technologies. Despite our best efforts, we may never overcome these obstacles to achieve financial success.

Our business is speculative and dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for necessary financing, the provision of necessary feedstock sources, engineering, procurement and construction services and the sale and distribution of our biodiesel fuel on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose the entire amount of their investment.

Unanticipated problems or delays in building biodiesel refineries to the proper specifications may harm our business and viability.

Our current operating cash flow depends on our ability to timely design, construct and complete our remaining two biodiesel refineries for the account of outside parties. In addition, our business strategy involves the design, construction and operation of biodiesel refineries for our own account. If our engineering and construction operations are disrupted or the economic integrity of these projects is threatened for unexpected reasons, our business may experience a substantial setback.  Prolonged problems may threaten the commercial viability of these project completions. Moreover, the occurrence of significant unforeseen conditions or events in connection with these contracts may require us to reexamine the thoroughness of our due diligence and planning processes. Any change to our business model or management’s evaluation of the viability of these projects may adversely affect our business.

With respect to our biodiesel refinery construction contracts, we are responsible for ensuring that these refineries operate according to specifications required by the contracts and if we cannot meet the specifications, whether due to design or construction defects of our subcontractors or due to problems implementing our technology, then we may incur additional costs in order to modify the refineries so that they meet the guaranteed contract specifications. With respect to two of these design-build agreements, our potential liabilities are not limited prior to substantial completion and we are at risk for substantial cost overruns and potential payments for damages if we do not meet the guaranteed production specifications at the contractually specified times.

Our construction costs for additional biodiesel refineries may also increase to a level that would make a new facility too expensive to complete or unprofitable to operate. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of raw materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental damage, unforeseen difficulties or labor issues, any of which could prevent us from commencing operations as expected at our facilities.

Our results of operations, financial condition and business outlook will be highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially.

Our results are substantially dependent on many different commodity prices, especially prices for feedstock, biodiesel, petroleum diesel and materials used in the construction of our refineries. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply biodiesel or purchase feedstock or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks.

The price of feedstock is influenced by market demand, weather conditions, animal processing and rendering plant decisions, factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of feedstock is difficult to predict. Any event that tends to negatively affect the supply of feedstock, such as increased demand, adverse weather or crop disease, could increase feedstock prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages. Such a shortage could require us to suspend operations until feedstock is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for feedstock at a facility could increase if an additional multi-feedstock biodiesel production facility is built in the same general vicinity or if alternative uses are found for lower cost feedstocks.

Biodiesel fuel is a commodity whose price is determined based on the price of petroleum diesel, world demand, supply and other factors, all of which are beyond our control. World prices for biodiesel fuel have fluctuated widely in recent years. We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return on our investment in biodiesel refineries and on our general financial condition. Price fluctuations for biodiesel fuel may also affect the investment market, and our ability to raise investor capital. Although market prices for biodiesel fuel rose to near-record levels during 2005 and have remained near those levels since then, there is no assurance that these prices will remain at high levels. Future decreases in the prices of biodiesel or petroleum diesel fuel may have a material adverse effect on our financial condition and future results of operations.

We may be unable to obtain the additional capital required to implement our business plan.

We expect that current capital and other existing resources will be sufficient to provide only a limited amount of capital to operate and build our plants. The revenues generated from designing and building biodiesel refineries for third parties will be insufficient to cover the anticipated final costs of construction and the proceeds from our most recently completed private placements of securities are not sufficient to fund operations and planned growth of owning and operating our own refineries. We will require additional capital to continue to expand our business beyond the initial phase. There is no assurance that we will be able to obtain the capital required in a timely fashion, on favorable terms or at all. If we are unable to obtain required additional financing, we may be forced to restrain our growth plans or cut back existing operations.

Future construction and operation of biodiesel refineries, capital expenditures to build and operate our refineries, hiring qualified management and key employees, complying with licensing, registration and other requirements, maintaining compliance with applicable laws, production and marketing activities, administrative requirements, such as salaries, insurance expenses and general overhead expenses, legal compliance costs and accounting expenses will all require a substantial amount of additional capital and cash flow.

We will be required to pursue sources of additional capital through various means, including joint venture projects, debt financing, equity financing or other means. There is no assurance that we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance that we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely, and these are likely to be dilutive to the existing securityholders, as we issue additional shares of common stock to investors in future financing transactions. Also, the terms of securities we issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under employee equity incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital or financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which may adversely affect our financial results.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the biodiesel industry, the fact that we are a new enterprise without a proven operating history, the location of our biodiesel refineries in the United States, instead of Europe or other regions where biodiesel is more widely accepted, and the price of biodiesel and oil on the commodities market. Furthermore, if petroleum or biodiesel prices on the commodities markets decrease, then our revenues will likely decrease and decreased revenues may increase our requirements for capital. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Strategic relationships on which we may rely are subject to change.

Our ability to identify and enter into commercial arrangements with feedstock suppliers, construction contractors, equipment fabricators, transportation, logistics and marketing services providers and biodiesel customers will depend on developing and maintaining close working relationships with industry participants. Our success in this area will also depend on our ability to select and evaluate suitable projects as well as to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will use the business relationships of management in order to form strategic relationships. These relationships may take the form of joint ventures with other private parties or local government bodies, contractual arrangements with other companies, including those that supply feedstock that we will use in our business, or minority investments from third parties. There can be no assurances that we will be able to establish these strategic relationships, or, if established, that the relationships will be maintained, particularly if members of the management team leave our company. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, our business may be negatively affected.

Our business may suffer if we are unable to attract or retain talented personnel.

As of July 31, 2007, we had approximately 40 full-time equivalent employees. Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity, and good faith of our management, as well as other personnel. We have a relatively small but very effective management team, and the loss of a key individual or inability to attract suitably qualified replacements or additional staff could adversely affect our business. We may also experience difficulties in certain jurisdictions in our efforts to obtain and/or retain suitably qualified staff willing to work in such jurisdictions. Our success depends on the ability of management and employees to interpret market and technical data correctly, as well as respond to economic, market and other conditions. No assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected.

We may be unable to locate suitable properties and obtain the development rights needed to build and expand our business.

Our long-term business plan focuses on designing, building and operating biodiesel refineries for our own account. Although we were able to successfully enter into agreements to purchase land in Seneca and to lease land in Muskogee, our ability to acquire quality properties in the future is uncertain and we may be required to delay construction of our facilities, which may create unanticipated costs and delays. In the event that we are not successful in identifying and obtaining development rights on suitable properties for building and operating biodiesel refineries, our future prospects for profitability will likely be substantially limited, and our financial condition and resulting operations may be adversely affected.

The production, sale and distribution of biodiesel is dependent on sufficient and necessary infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the biodiesel industry generally, to grow. Areas requiring expansion include, but are not limited to:

•      adequate rail capacity, including sufficient numbers of dedicated tanker cars;

•      sufficient storage facilities for feedstock and biodiesel;

•      increases in truck fleets capable of transporting biodiesel within localized markets; and

•      expansion of refining and blending facilities to handle biodiesel.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial condition.

The U.S. biodiesel industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.

The production of biodiesel is made significantly more competitive by federal and state tax incentives. The federal excise tax incentive program for biodiesel was originally enacted as part of the American Jobs Creation Act of 2004, but is scheduled to expire on December 31, 2008. This program provides fuel blenders, generally distributors, with a one-cent tax credit for each percentage point of vegetable oil derived biodiesel blended with petroleum diesel. For example, distributors that blend soybean-derived biodiesel with petroleum diesel into a B20 blend would receive a twenty cent per gallon excise tax credit. The program also provides blenders of recycled oils, such as yellow grease from restaurants, with a one-half cent tax credit for each percentage point of recycled oil derived biodiesel blended with petroleum diesel. For example, distributors that blend recycled oil derived biodiesel with petroleum diesel into a B20 blend would receive a ten cent per gallon excise tax credit.

In addition, approximately thirty-one states provide mandates, programs and other incentives to increase biodiesel production and use, such as mandates for fleet use or for overall use within the state, tax credits, financial grants, tax deductions, financial assistance, tax exemptions and fuel rebate programs. These incentives are meant to lower the cost of biodiesel in comparison to petroleum diesel. The elimination or significant reduction in the federal excise tax incentive program or state incentive programs benefiting biodiesel may have a material and adverse effect on our results of operations and financial condition.

Adverse public opinions concerning the biodiesel industry in general or biodiesel produced from animal-derived fats, oils and greases could harm our business.

The biodiesel industry is new, and general public acceptance of biodiesel is uncertain, particularly with respect to biodiesel produced from animal-derived fats, oil and greases. Public acceptance of biodiesel produced by the Nova process as a reliable, high-quality alternative to diesel may be limited or slower than anticipated due to several factors, including:

•      public perception that biodiesel produced from animal-derived fats, oil and greases or waste vegetable oils does not consistently comply with ASTM D6751 or other applicable standards;

•      public perception that the use of biodiesel will require excessive engine modifications, or that engines running biodiesel will not reliably start in cold conditions;

•      actual or perceived problems with biodiesel quality or performance; and

•      concern that using biodiesel will void engine warranties.

Even if the Nova process consistently produces biodiesel that complies with ASTM D6751 and other applicable standards, actual or perceived problems with quality control in the industry generally may lead to a lack of consumer confidence in biodiesel and harm our ability to successfully market biodiesel. For example, the State of Minnesota temporarily suspended its 2% biodiesel, or B2, mandate on at least two occasions due to concerns about biodiesel quality. Similar quality control issues in biodiesel that is produced by other industry participants could result in a decrease in demand or mandates for biodiesel, with a resulting decrease in our revenue. For example, depending on the market, biodiesel produced from animal fats, oils and greases currently sells at a discount ranging from approximately $0.05 to $0.10 per gallon to biodiesel produced from soybean oil in many markets. Such public perceptions or concerns, whether substantiated or not, may adversely affect the demand for our biodiesel, which in turn could decrease our sales, harm our business and adversely affect our financial condition.

Cold weather can cause biodiesel to gel sooner than petroleum-based diesel, which could require blending with petroleum-based diesel and result in increased blending and storage costs and may result in loss of consumer confidence in biodiesel if there is continued use of unblended biodiesel in sufficiently cold weather. Such loss of confidence could adversely impact our ability to successfully market and sell our biodiesel.

The pour point for a fuel is the temperature at which the flow of the fuel substantially stops. A lower pour point means the fuel will flow more readily in cold weather. The pour points for No. 2 diesel and No. 1 diesel, which are used extensively for automotive transportation, are approximately -17ºF and -45ºF, respectively. In contrast, the pour points of soybean-based, yellow grease-based and animal tallow-based pure biodiesel, or B100, are approximately 32ºF, 37ºF and 64ºF, respectively. However, in testing conducted in 2005 by the Biodiesel Cold Flow Consortium established by the National Biodiesel Board, the pour points of soybean-based, yellow grease-based and animal tallow-based 2% blended biodiesel, or B2, were approximately -17ºF each, the same pour point as No. 2 diesel. We believe that B5 and B20 blends would produce similar results. Therefore, we believe that most biodiesel produced in the U.S. will need to be a blended product to provide an acceptable pour point in cold weather.

This may cause the demand for our biodiesel in colder climates to diminish seasonally. This may also require us to use particular feedstocks that customers believe are better suited for their climate, which could require us to purchase more expensive feedstocks and increase our cost of sales. In addition, the testing conducted by the Biodiesel Cold Flow Consortium showed that successful blending of biodiesel with petroleum-based diesel would require the biodiesel to be heated to approximately 10 ºF above its cloud point. This would necessitate the use of heated facilities in order to produce a blended product, which would increase blending costs and the resulting cost of biodiesel sold to the public. Further, at low temperatures, biodiesel may need to be stored in a heated building or heated storage tanks, which would increase storage costs. Any reduction in the demand for, or increased costs of, our biodiesel will reduce our revenue and have an adverse effect on our financial condition and results of operations.

Our commercial success will depend in part on our ability to obtain and maintain protection of our intellectual property.

Our success will depend in part on our ability to maintain or obtain and enforce patent and other intellectual property protection for our technologies and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. We have obtained or developed rights to patents and patent applications in the United States and internationally, and may, in the future, seek rights from third parties to other patent applications or patented technology. Significant aspects of our technology are currently protected as trade secrets, for which we intend to file patent applications when appropriate The description of the processes currently protected as trade secrets is likely to be published at some point in the patent application process with no assurance that the related patents will be issued. Further, certain confidentiality agreements may expire prior to the issuance of the relevant patent. There can be no assurance that patents will issue from the patent applications filed or to be filed or that the scope of any claims granted in any patent will provide us with proprietary protection or a competitive advantage. We cannot be certain that the creators of our technology were the first inventors of inventions covered by our patents and patent applications or that they were the first to file. Accordingly, there can be no assurance that our patents will be valid or will afford us with protection against competitors with similar technology.

The failure to obtain or maintain patent or other intellectual property protection on the technologies underlying our biodiesel refining process may have a material adverse effect on our competitive position and business prospects. It is also possible that our technologies may infringe on patents or other intellectual property rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. There can be no assurance that a license will be available to us, if at all, upon terms and conditions acceptable to us or that we will prevail in any intellectual property litigation.

Intellectual property litigation is costly and time consuming, and there can be no assurance that we will have sufficient resources to pursue such litigation. If we do not obtain a license under such intellectual property rights, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages and may encounter significant delays in bringing products and services to market. There can be no assurance that we have identified United States and foreign patents that pose a risk of infringement.

Competition may impair our success.

We face competition from other producers of biodiesel with respect to the procurement of feedstock, obtaining suitable properties for the construction of biodiesel refineries and selling biodiesel and related products. Such competition could be intense thus driving up the cost of feedstock and driving down the price for our products. Competition will likely increase as prices of energy in the commodities market, including petroleum and biodiesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition.

Larger foreign owned and domestic companies who have been engaged in this business for substantially longer periods of time, such as vertically integrated agricultural and food supply companies such as ADM and Bunge, or who decide to enter into our industry, such as Tyson and Conoco Phillips, may have access to greater resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own refining and fuel marketing operations, and may have greater access to feedstocks, market presence, economies of scale, financial resources and engineering, technical and marketing capabilities, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition and could also have a negative impact on our ability to obtain additional capital from investors.

Competition due to advances in alternative fuels may lessen the demand for biodiesel and negatively impact our profitability.

Alternative fuels, gasoline oxygenates, ethanol and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that, like biodiesel, may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Additionally, there is significant research and development being undertaken regarding the production of ethanol from cellulosic biomass, the production of methane from anaerobic digestors and the production of electricity from wind and tidal energy systems, among other potential sources of renewable energy. If these alternative fuels continue to expand and gain broad acceptance such that the overall demand for diesel is reduced, we may not be able to compete effectively.

Our business is subject to local legal, political, and economic factors which are beyond our control.

We believe that the current political environment for construction of biodiesel refineries is sufficiently supportive to enable us to plan and implement our operations. However, there are risks that conditions will change in an adverse manner. These risks include, but are not limited to, laws or policies affecting mandates or incentives to promote the use of biodiesel, environmental issues, land use, air emissions, water use, zoning, workplace safety, restrictions imposed on the biodiesel fuel industry such as restrictions on production, substantial changes in product quality standards, restrictions on feedstock supply, price controls and export controls. Any changes in biodiesel fuel, financial incentives, investment regulations, policies or a shift in political attitudes are beyond our control and may adversely affect our business and future financial results.

Changes in industry specification standards for biodiesel may increase production costs or require additional capital expenditures to upgrade or modify our biodiesel production facilities. Such upgrades or modifications may entail delays in construction or stoppages of production.

The American Society of Testing and Materials, or ASTM, is the recognized standard-setting body for fuels and additives in the U.S. ASTM’s specification for biodiesel as a blend stock, D6751, has been adopted by the EPA, and compliance with such specification is required in order for our biodiesel to qualify as a legal motor fuel for sale and distribution. In Europe, biodiesel standard is EN 14214, which has been modified to a more stringent standard in Germany. ASTM and the European standard setting bodies have modified the biodiesel specifications in the past, and are expected to continue to modify the specification in the future as the use of biodiesel expands. There is no guarantee that our production facilities will be able to produce ASTM-compliant biodiesel in the event of changes to the specifications. We may need to invest significant capital resources to upgrade or modify our production facilities, which might cause delays in construction or stoppages of production and the resultant loss of revenue, or which might not be economically feasible at all. Any modifications to our production facilities or to the biodiesel ASTM specification or other specification with which we attempt to comply may entail increased construction or production costs or reduced production capacity. These consequences could result in a negative impact on our financial performance.

Environmental risks and regulations may adversely affect our business.

All phases of designing, constructing and operating biodiesel refineries present environmental risks and hazards. We are subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with biodiesel fuel operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs.

The presence or discharge of pollutants in or into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such presence or discharge. If we are unable to remediate such conditions economically or obtain reimbursement or indemnification from third parties, our financial condition and results of operations could be adversely affected.

In addition, environmental regulatory standards for emissions into the air may adversely affect the market for biodiesel. For example, in 2005, the Texas Commission on Environmental Quality issued a rule for its Texas Low Emission Diesel program, which mandated reformulated diesel fuels that are less polluting. While biodiesel is generally believed to reduce emissions of hydrocarbons, sulfur, carbon monoxide and particulate pollutants, its effect on the emissions of nitrogen oxide in comparison to petroleum diesel are not, at this time, clearly established. In 2005, the Texas Commission on Environmental Quality stated that biodiesel did not comply with the Texas Low Emission Diesel program, but suspended the implementation of its statement until December 31, 2007 while it reviews technical data related to nitrogen oxide emissions from biodiesel as compared to petroleum diesel. If the Texas Commission on Environmental Quality rules that biodiesel does not meet the mandates for the Texas Low Emission Diesel program, market demand for biodiesel in the State of Texas would be significantly reduced. We cannot give assurance that the application of environmental laws to our business will not cause us to limit our production, to significantly increase the costs of our operations and activities, to reduce the market for our products or to otherwise adversely affect our financial condition, results of operations or prospects.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. These could result in a material adverse effect on our prospects, business, financial condition and our results of operations.

Our business will suffer if we cannot obtain or maintain necessary permits or licenses.

Our operations will require licenses, permits and in some cases renewals of these licenses and permits from various governmental authorities. Our ability to obtain, sustain, or renew such licenses and permits on acceptable, commercially viable terms are subject to change, as, among other things, the regulations and policies of applicable governmental authorities may change. Our inability to obtain or extend a license or a loss of any of these licenses or permits may have a material adverse effect on our operations and financial condition.

Our insurance may be inadequate to cover liabilities we may incur.

Our involvement in the design, construction and operation of biodiesel refineries may result in our becoming subject to liability for pollution, property damage, personal injury, or other hazards. Although we will obtain insurance in accordance with industry standards to address those risks, insurance has limitations on liability that may not be sufficient to cover the full extent of our liabilities. In addition, some risks may not be insurable or, in certain circumstances, we may choose not to obtain insurance to manage specific risks due to the high premiums associated with the insurance, or for other reasons. The payment of uninsured liabilities could reduce the funds available for operations or capital needs. If we suffer a significant event or occurrence that is not fully covered by insurance, or if the insurer of a particular incident is not solvent, this could result in a material adverse effect on our results of operations or financial condition.

Increases in our energy costs will affect operating results and financial condition.

Our biodiesel production costs will be dependent on the costs of the energy sources used to run our refineries. These costs are subject to fluctuations and variations in different locations where we intend to operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations.

We may not be able to effectively manage our growth.

Our strategy includes expanding our business operations. If we fail to effectively manage the growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure that we will be able to:

•      meet our capital needs;

•      expand our systems effectively, efficiently or in a timely manner;

•      allocate our human resources optimally;

•      identify and hire qualified employees or retain valued employees; or

•      effectively incorporate the components of any business that we may acquire in the future.

If we are unable to manage our growth and operations, then our financial results could be adversely affected.

Lack of diversification may increase the risk.

Larger companies have the ability to manage their risk through diversification. However, we lack diversification, in terms of both the nature and geographic scope of our business. As a result, we could potentially be impacted more by factors affecting the biodiesel industry or the regions in which we operate than we would if our business were more diversified.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would if our technology was more effective. The impact of technical shortcomings could have a material adverse effect on our prospects, business, financial condition, and results of operations.

Litigation or other proceedings relating to intellectual property rights could result in substantial costs and liabilities and prevent us from selling our biodiesel.

We must operate in a way that does not infringe the intellectual property rights of others in the U.S. and foreign countries. Third parties may claim that our production process or related technologies infringe their patents or other intellectual property rights. Competitors may have filed patent applications or have issued patents and may obtain additional patents and proprietary rights related to production processes that are similar to ours. We may not be aware of all of the patents potentially adverse to our interests. We may need to participate in interference proceedings in the U.S. Patent and Trademark Office or in similar agencies of foreign governments to determine the priority of invention involving issued patents and pending applications of another entity.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, in certain cases, result in substantial additional expenses to license technologies from third parties. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources or engage legal counsel willing to advance the litigation costs. An unfavorable outcome in an interference proceeding or patent infringement suit could require us to pay substantial damages, cease using the technology or to license rights, potentially at a substantial cost, from prevailing third parties. There is no assurance that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms. Even if we are able to obtain rights to a third party’s intellectual property, those rights may be non-exclusive and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to produce and sell our biodiesel or may have to cease some of our business operations as a result of infringement claims, which could severely harm our business. We cannot give assurances that our biodiesel technologies will not conflict with the intellectual property rights of others. Additionally, any involvement in litigation in which we are accused of infringement may result in negative publicity about us and injure our relations with any then-current or prospective customers or vendors.

Decommissioning costs are unknown and may be substantial.

We may become responsible for costs associated with abandoning facilities that we use for production of biodiesel, which we anticipate will have a useful life of twenty years in the absence of a major overhaul. Abandonment and reclamation of these facilities and the associated costs are often referred to as “decommissioning.”  We have not yet determined if we will establish a reserve account for these potential costs for any of our biodiesel refineries or if we will be able to pay for the costs of decommissioning from the proceeds of future sales. The use of other funds to pay for decommissioning costs could have a material adverse effect on our financial condition and future results of operations.

We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

As a result of our share exchange with Biosource America in March 2006, we became subject to reporting and other obligations under the Securities Exchange Act of 1934, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 will require us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting, provide a report on our assessment and obtain a report by our independent auditors addressing our assessments. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting and financial resources.

Risks related to our prior business may adversely affect our business.

Prior to the share exchange and the resulting change in control of our company, our business involved oil and natural gas exploration, with an emphasis on the development and production of oil and natural gas assets. This included ownership of non-operating, working interests in two wells in Texas and the exploration of this property. We have determined not to pursue this line of business. However, claims arising from our former business may be made against us. These claims may arise from these former activities (including employee and labor matters), financing and credit arrangements or other commercial transactions. While no claims are pending and we have no actual knowledge of any threatened claims, it is possible that third parties may seek to make claims against us related to the activities and liabilities of our company prior to the share exchange. Even if asserted claims are without merit and we have no liability, defense costs and the distraction of management’s attention may adversely affect our business. If any potential claims are made, our business could suffer, particularly if any such claims are material in terms of their magnitude or complexity. Therefore, claims arising from our business prior to the share exchange may have a material adverse effect on our business in the future.

An NASD review of the trading activity in our shares of common stock could have a material adverse effect on us.

On April 26, 2006, we received a letter from the National Association of Securities Dealers, or NASD, stating that the Staff of the Market Regulation Department of the NASD is conducting a review of the trading activity in our shares of common stock surrounding the March 31, 2006 announcement that we entered into a share exchange agreement with Biosource America. In connection with such review, the Staff requested that we provide a detailed, written chronology of the events that preceded the corporate disclosure and other documents and information. We conducted an internal review of the circumstances surrounding the announcement in connection with our response to the NASD request. We responded to such requests by providing copies of the requested documents and the requested chronology. In the course of such review, we learned that the press release containing the March 31 announcement was sent to our outside investor relations service provider on the evening of March 30, 2006 to be forwarded to Market Wire for immediate release. That apparently was not done until the morning of March 31, 2006. Our investor relations service provider has advised us that Market Wire confirmed receipt of the press release by return e-mail to our investor relations service provider around 6:51 a.m. CST on March 31, 2006 but that Market Wire did not disseminate the press release until 9:01 a.m. CST. The reason for the delay is unclear.

Although the precise timing is currently not known, it appears that our current President, believing that the press release had been disseminated the night before, may have advised three individuals about the press release after it was sent to Market Wire but prior to its public dissemination by Market Wire the morning of March 31, 2006. Such officer has advised our board of directors that at the time he advised such individuals about the press release he believed that Market Wire had already disseminated it to the public. He also advised our board of directors that each of the individuals to whom he had advised of the press release on the morning of March 31, 2006 have informed him that they purchased shares of our common stock. In the course of our internal review, each of such individuals provided us with trade information or other documentation from their respective brokers. It appears from such documentation that one and possibly two of these individuals purchased shares of common stock prior to the dissemination of the press release by Market Wire at 9:01 a.m. CST.

Our internal review remains open pending notice by the NASD staff that its review is closed and we cannot predict what action, if any, we may take or what action, if any, the NASD staff may finally recommend or whether it will refer its review to governmental agencies for further investigation or enforcement action. Members of our board of directors and management may spend considerable time and effort addressing this matter. This expenditure of time and effort may adversely affect our business, results of operations and financial condition. Further, the resolution of this review could result in the administrative, civil or injunctive proceedings, sanctions, fines or other penalties, the loss of key personnel and increased review and scrutiny of us by regulatory authorities and others.

There can be no assurance that we will be able to successfully integrate operations of the Clinton County Plant.

In evaluating the terms of the Clinton County Plant acquisition, we made certain assumptions concerning future operations. A principal assumption was that the acquisition will produce operating results better than those historically experienced or presently expected to be experienced in the future by us in the absence of the acquisition. There can be no assurance, however, that this assumption is correct or that the business of the Clinton County Plant will be successfully integrated in a timely or cost-effective manner.

The gross margins for the Clinton County biodiesel refinery are and will be principally dependent on the spread between feedstock prices and biodiesel prices. If the cost of feedstock increases and the cost of biodiesel does not similarly increase or if the cost of biodiesel decreases and the cost of feedstock does not similarly decrease, our margins will decrease, our results of operations will be adversely affected.

The gross margins of the Clinton County refinery depend principally on the spread between feedstock and biodiesel prices. Until we are able to make capital improvements to the Clinton County refinery to add our pretreatment process, the Clinton County refinery will be limited to soybean oil and other low free fatty acid feedstocks. The spread between biodiesel prices and soybean oil prices has narrowed significantly in recent periods. Soybean oil, which has been the principal feedstock of the Clinton County refinery, does not have a direct price relationships to the price of biodiesel. The price of soybean oil is influenced by general economic, market and regulatory factors. Any conditions that negatively impact the supply of soybean oil, such as decreased soybean acres planted by farmers, severe weather or crop disease, or factors that increase demand for soybean oil, such as increasing biodiesel production or changes in governmental policies or subsidies, will tend to increase prices. Farmer planting decisions are a key driver of the price of crop-based feedstocks. In the past two decades, soybean acreage in the U.S. has ranged from approximately 58 million acres to approximately 75 million acres. Over the past 10 years, the number of soybean acres has steadily increased; however, according to a report issued by the U.S. Department of Agriculture on June 29, 2007, soybean producers planted 64.1 million acres in 2007, a decrease of approximately 15% from 2006. This is the smallest number of soybean acres planted since 1995, as many farmers are devoting more acres to corn as expansion of the ethanol industry is increasing the demand for corn. Growers in Illinois and Iowa showed the largest decrease in soybean acreage from 2006, down 1.75 million acres and 1.35 million acres, respectively. Planting decisions for 2008 and beyond are likely to be based on relative government supports and anticipated crop prices. As a result of the general decrease in planted acres of soybeans and other oilseed crops, the price for these feedstocks, and the costs of producing biodiesel, may increase.

Biodiesel is marketed primarily as an additive or alternative to petroleum-based diesel fuel, and as a result biodiesel prices are primarily influenced by the supply and demand for petroleum-based diesel fuel, rather than biodiesel production costs. This lack of correlation between production costs and product prices means that we are generally unable to pass increased feedstock costs on to our customers. Any decrease in the spread between biodiesel prices and feedstock prices, whether as a result of an increase in feedstock prices or a reduction in biodiesel prices, would adversely affect our financial performance and cash flow.

There can be no assurance that we will achieve anticipated cost savings from our acquisition of the Clinton County biodiesel refinery.

We made the Clinton County refinery acquisition with the expectation that it will result in beneficial synergies, such as cost savings and enhanced growth. Any success in realizing these benefits and the timing of this realization, if any, depend upon the successful integration of the operations of the Clinton County refinery, and upon general and industry-specific economic factors. The integration is a complex, costly and time-consuming process. The difficulties of integrating the operations of the Clinton County refinery include, among others:

•      transitioning and preserving, contractor, supplier and other important third party relationships;

•      integrating corporate and administrative infrastructures;

•      minimizing the diversion of management’s attention from ongoing business concerns; and

•      retaining key employees.

Even if we are able to integrate the operations of the Clinton County refinery and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved.

Assumption of unknown liabilities in the acquisition of the Clinton County biodiesel refinery may harm our financial condition and operating results.

Acquisitions may be structured in such a manner that would result in the assumption of unknown liabilities not disclosed by the seller or uncovered during pre-acquisition due diligence. For example, our acquisition of the Clinton County refinery is structured as an asset purchase in which we effectively assumed all of the liabilities of the plant from and after the closing date, including liabilities that may be unknown. Such unknown obligations and liabilities could harm our financial condition and operating results.

RISKS RELATED TO OUR COMMON STOCK

There is not a well-established trading market for our common stock.

Our common stock is currently quoted on the American Stock Exchange under the symbol “NBF.”  While our common stock is now listed on a national securities exchange, the average trading volume has not changed significantly from the recent historical average daily trading volume experienced by our common stock when it was quoted on the OTC Bulletin Board system and the sales prices for our common stock have fluctuated widely since the share exchange in March 2006 depending on the trading volume. The limited public trading market and price volatility may impair your ability to sell your shares of our common stock at the time you wish to sell them or at a price that you consider reasonable, reduce the fair market value of our common stock and impair our ability to raise capital by selling additional shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

Prior to May 14, 2007, our common stock was quoted on the OTC Bulletin Board system under the symbol “NVBF.”

Other factors could cause the market price of our common stock to continue to be highly volatile and subject to wide fluctuations.

In addition to the limited trading market, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, many of which are beyond our control, including:

•      dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•      announcements of new financings, refinery startups, acquisitions and other business initiatives by our competitors;

•      fluctuations in revenue from our biodiesel refineries;

•      volatility in the market for biodiesel fuel commodities and/or generally in the capital markets;

•      changes in the availability of feedstock on commercially economic terms;

•      changes in the availability of the rail transportation equipment or access to the rail transportation system;

•      changes in the demand for biodiesel fuel, including changes resulting from the expansion of other alternative fuels;

•      changes in the social, political and/or legal climate in the regions in which we will operate;

•      quarterly variations in our revenues and operating expenses;

•      changes in the valuation of similarly situated companies, both in our industry and in other industries;

•      changes in analysts’ estimates affecting us, our competitors or our industry;

•      changes in the accounting methods used in or otherwise affecting our industry;

•      additions and departures of key personnel;

•      announcements of technological innovations or new products available to the biodiesel refineries industry;

•      announcements by relevant governments pertaining to incentives for alternative energy development programs;

•      fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; or

•      significant sales of our common stock, including sales by securityholders holding shares of common stock issued in the share exchange and future investors in future offerings from which we expect to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of the common stock and/or our results of operations and financial condition.

Shares of our common stock that previously could not be traded without restriction are currently eligible for trading upon compliance with Rule 144.

As of September 27, 2007, 110,099,050 shares of our common stock were issued and outstanding. Of the shares outstanding as of such date, approximately 46,896,208 shares were “restricted securities” and were not eligible for trading without compliance with Rule 144 of the Securities Act. On April 3, 2007, substantially all such shares had satisfied the initial one-year holding period of Rule 144. As a result, the “restricted securities” are eligible for trading so long as all the requirements of Rule 144 are met. During the period from May 1, 2007 to September 10, 2007, securityholders holding 1,803,858 shares of common stock submitted to us requests for the removal of the restrictive legends pursuant to Rule 144. No prediction can be made as to the effect, if any, that the availability of these shares for sale, or the sale of these shares, will have on the market price for our common stock. If the number of shares offered for sale is greater than the number of shares sought to be purchased, then the price of our common stock would decline. The market price of our securities could be adversely affected by future sales of these securities.

A large number of shares of our common stock underlying warrants, options and convertible notes may be available for future sale and the sale of these shares may depress the market price of our common stock.

The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our securityholders and you as an investor, and may have an adverse effect on the trading price and market for our common stock. As of September 28, 2007, we had options, warrants and convertible notes outstanding that may be exercised or converted at various times to acquire 39,610,996 shares, or approximately 26.5%, of our common stock on a fully diluted basis. The future sale of these shares may adversely affect the market price of our common stock. Shares issued upon exercise of our outstanding options, warrants and convertible notes will also cause immediate and substantial dilution to our existing securityholders. In addition, as long as these options, warrants and convertible notes remain outstanding, our ability to obtain additional capital through the sale of our securities might be adversely affected.

Our existing securityholders can exert significant influence over us. Their interests may not coincide with yours and they may make decisions with which you may disagree.

Kenneth T. Hern, our Chairman and Chief Executive Officer, J.D. McGraw, our President, and Dallas Neil, our Vice President of Marketing, own approximately 12.7%, 12.7% and 9.4%, respectively, of our outstanding common stock. As a result, these securityholders, acting individually or together, could exert significant influence over substantially all matters requiring securityholder approval, including the election of directors and the approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some transactions more difficult or impossible without the support of these securityholders. The interests of these securityholders may not always coincide with our interests as a company or the interest of other securityholders. Accordingly, these securityholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

We are a holding company and there may be limitations on our ability to receive distributions from our subsidiaries.

We conduct substantially all of our operations through subsidiaries and are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations. Our subsidiaries may not have funds legally available for dividends or distributions and we may enter into credit or other agreements that would contractually restrict our subsidiaries from paying dividends, making distributions or making intracompany loans to our parent company or to any other subsidiary, which may adversely affect our ability to finance construction of other biodiesel refineries from operating cash flow or to pay dividends to securityholders.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings into the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and securityholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.

If we are or become a “United States real property holding corporation,” non-U.S. investors may be subject to U.S. federal income tax, including withholding tax, in connection with the disposition of our shares, and U.S. investors selling our shares may be required to certify as to their status in order to avoid withholding.

A non-U.S. holder of our common stock will generally be subject to withholding of U.S. federal income tax with respect to distributions made by us that are treated as dividends for U.S. federal income tax purposes. Moreover, a non-U.S. holder of our common stock not otherwise subject to U.S. federal income tax on gain from the sale or other disposition of our common stock may nevertheless be subject to U.S. federal income tax with respect to such sale or other disposition if we are, or have been, a United States real property holding corporation at any time within the five-year period preceding the disposition, or the non-U.S. holder’s holding period if shorter. Generally, a corporation is a “United States real property holding corporation” at any time the fair market value of its U.S. real property interests, as defined in the Internal Revenue Code of 1986, as amended, and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although we believe that we are not currently a United States real property holding corporation, and do not expect to become a United States real property holding corporation, no assurances can be made in this regard.

Certain non-U.S. holders of our common stock may be eligible for an exception to the general rule described above if our common stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the relevant period, or the 5% exception. If we are a United States real property holding corporation during the relevant time period, and the 5% exception does not apply, the purchaser or other transferee of our common stock will generally be required to withhold tax at the rate of 10% on the sales price or other amount realized, unless the transferor furnishes an affidavit certifying that it is not a foreign person in the manner and form specified in the applicable U.S. Treasury regulations.

Our management will have broad discretion over the use of the proceeds to us from any offering and might not apply the proceeds of an offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offering, and you will have to rely on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of an offering in ways that you believe will increase the value of your investment. We will describe the expected use of net proceeds from an offering in the applicable prospectus supplement.

We may incur additional indebtedness in the future. Our current indebtedness and any future indebtedness could adversely affect our business and our ability to make full payment on our convertible notes and may restrict our operating flexibility.

As of September 28, 2007, we had approximately $58 million in total long-term debt after giving effect to the issuance of $55.0 in aggregate principal amount of our 10% convertible senior secured notes due 2012 and assumption of indebtedness in connection with our acquisition of the Clinton County biodiesel refinery. Our ability to incur additional debt could adversely affect our business and restrict our operating flexibility.

We face several risks relating to our need to complete additional financings in the future. We must secure additional financing of at least $40 million to $50 million to complete our first biodiesel refinery in Seneca, Illinois, to pay general and administrative expenses, and to pay operating expenses that we expect to incur for such refinery. We must also secure additional financing of a likely higher amount for the additional biodiesel refineries. We anticipate that a 60 million gallon per year biodiesel refinery will cost approximately $60 million to $70 million to build, exclusive of any land acquisition costs, the costs of related or ancillary infrastructure and working capital costs. However, there can be no assurances that costs may not be greater depending on site conditions, costs of materials, labor costs, engineering and design changes and other potential cost and integration overruns. The financing may consist of debt but may also consist of common or preferred equity, project financing or a combination of these financing techniques. Additional debt will increase our leverage and interest expense and will likely be secured by certain of our assets; additional equity or equity-linked financings may have a dilutive effect on our equity and equity-linked securities holders. It is likely that the terms of any project financing would include customary financial and other covenants on our project subsidiaries, including restrictions on the ability to make distributions to the parent company, to guarantee the debts of the parent company and to incur liens on the refineries of such project subsidiaries, among others.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing and future debt at terms unfavorable to us.

Our ability to make payments on and refinance our debt, and to fund our operations and capital expenditures will depend on our ability to generate substantial operating cash flow. If our cash flows prove inadequate to meet our debt service obligations, in the future, we may be required to refinance all or a portion of our existing or future debt, to sell assets or to obtain additional financing. We cannot assure you that any such refinancing or that any such sale of assets or additional financing would be possible on favorable terms, or at all. If we raise additional equity or equity-related securities in the future, it may be dilutive to holders of our common stock.

Future sales of shares of our common stock or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock, the value of our debt securities and our ability to raise funds in new equity offerings.

We may issue additional common stock, preferred stock or securities convertible into or exchangeable for common stock, in the future. Future sales of substantial amounts of our common stock or equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of our debt securities and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of our debt securities.

Anti-takeover provisions in our charter documents and Nevada law could prevent or delay a change in control of our company.

Provisions of our articles of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or change of control. These provisions could also discourage proxy contests and make it more difficult for securityholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

You should consider the U.S. federal income tax consequences of owning our securities.

There are risks associated with the U.S. federal income tax consequences of owning our debt securities and common stock. Because the tax consequences of owning our debt securities and common stock are complex and certain tax consequences may differ depending on the holder’s particular tax circumstances, each potential investor should consult with and rely on its own tax advisor about the tax consequences. In addition, there can be no assurance that the U.S. federal income tax treatment currently applicable to owning our debt securities and common stock will not be modified by legislative, administrative, or judicial action that may have a retroactive effect. No representation or warranty of any kind is made with respect to the acceptance by the Internal Revenue Service or any court of law regarding the treatment of any item of income, deduction, gain, loss or credit by an investor on its tax return.

The effect of the lending of our shares of common stock by certain securityholders pursuant to a share lending agreement, including sales of our common stock in short sale transactions, may lower the market price of our common stock.

By means of another prospectus, certain securityholders are offering shares of our common stock, which may be borrowed by Jefferies & Company, Inc. under a share lending agreement with these securityholders. We expect that these shares may be used to facilitate transactions by which investors in our convertible notes may hedge their interests in the notes. The effect of the lending of shares of our common stock by these securityholders pursuant to the share lending agreement could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by short sales or other derivative trades of our common stock by the purchasers of the convertible notes to hedge their investment in the convertible notes.

Risks Related to Our Convertible Notes

Your right to receive payments on our convertible notes is effectively junior in right of payment to all existing and future secured indebtedness of ours, other than indebtedness secured by the collateral securing the convertible notes, up to the value of the collateral securing such indebtedness.

Our obligation to make payments on the convertible notes is secured by a first priority security interest in the Clinton County Plant. As a result, the convertible notes will be effectively junior to all existing and future secured indebtedness of ours, other than indebtedness secured by the Clinton County Plant, up to the value of such collateral. Accordingly, in the event of a bankruptcy, liquidation or reorganization affecting us, your rights to receive payment will be effectively subordinated to any of such secured creditors up to the value of the collateral securing such indebtedness and you will participate in our remaining assets, other than the Clinton County Plant, ratably with all holders of our other unsecured indebtedness that is deemed to be of the same class as the convertible notes, and potentially with all of our other general creditors.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the convertible notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.”  The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the convertible notes could be delayed following the commencement of a bankruptcy case, (2) whether or when the trustee could repossess or dispose of the collateral and (3) whether or to what extent holders of the convertible notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the convertible notes and any other obligations secured by such collateral then the holders of the convertible notes and such other obligations would hold secured claims to the extent of the value of the collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by us, including transfers held to be preferences or fraudulent conveyances.

Any future pledges of collateral may be avoidable.

Any further pledge of collateral in favor of the trustee might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of the pledge or granting of the security interest, the pledge permits the holders of the convertible notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The trustee’s ability to exercise remedies with respect to collateral is limited.

The security agreement provides the trustee on behalf of the holders of the convertible notes with significant remedies, including foreclosures and sale of all or parts of the collateral. However, the rights of the trustee to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, our bankruptcy or the acceleration of the indebtedness.

Proceeds from any sale of the collateral upon foreclosure may be insufficient to repay the convertible notes in full.

We cannot assure you that the net proceeds from a sale of the collateral owned directly by the issuer securing the convertible notes would be sufficient to repay all of the convertible notes following a foreclosure upon the collateral or a liquidation of our assets.

The value of the collateral and the amount to be received upon a sale of the collateral will depend upon many factors including, among others, the condition of the collateral, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the collateral separate from the sale of our business operations may not be feasible or of significant value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of collateral be “commercially reasonable.”  If a court were to determine that any aspect of the trustee’s exercise of remedies was not commercially reasonable, the ability of the trustee and the noteholders to recover the difference between the amount realized through such exercise of remedies and the amount owed on the convertible notes may be adversely affected and, in the worst case, the noteholders could lose all claims for such deficiency amount.

Rights of noteholders in the collateral may be adversely affected by the failure to perfect security interest in certain collateral acquired in the future.

The collateral securing the convertible notes includes certain assets that we may acquire in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee will monitor, or that we will inform the trustee of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The trustee has no obligation to monitor the acquisition of, or the perfection of any security interests in, additional property or rights that constitute collateral. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the convertible notes against third parties.

Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees and require holders of the convertible notes to return payments received from guarantors.

Two of our wholly-owned subsidiaries guarantee our obligations under the convertible notes. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor. A court might do so if it found that when the subsidiary entered into its guarantee or, in some states, when payments became due under the guarantee, the subsidiary received less than reasonably equivalent value or fair consideration and either:

•      was insolvent or rendered insolvent by reason of the incurrence;

•      was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•      intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The court might also void a subsidiary guarantee, without regard to the above factors, if the court found that the subsidiary entered into its guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the convertible notes. If a court were to void a subsidiary guarantee, holders of the convertible notes would no longer have a claim against the guarantors. Sufficient funds to repay the convertible notes may not be available from other sources, including the remaining subsidiary guarantor, if any. In addition, the court might direct holders of the convertible notes to repay any amounts that they already received from the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•      the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•      the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•      it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

The conversion price of the convertible notes may not be adjusted for all dilutive events, including third-party tender or exchange offers, that may adversely affect the trading price of the convertible notes or the shares of our common stock issuable upon conversion of the convertible notes.

The conversion price of the convertible notes is subject to adjustment upon specified events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combination, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers. The conversion price will not be adjusted for other events, such as third-party tender or exchange offers or the sale of our equity securities or equity-related securities to third parties or so-called price protection provisions (other than to a limited extent under certain circumstances), that may adversely affect the trading price of the convertible notes or common stock issuable upon conversion of the convertible notes.

The terms of the convertible notes contain limited covenant and other protections.

The indenture governing the convertible notes contains covenants restricting our ability to take certain actions. However, each of these covenants contain specified exceptions. In addition, these covenants do not protect holders of the convertible notes and common stock issuable upon conversion of the convertible notes from all events that could have a negative effect on the creditworthiness of the convertible notes and the secondary market value of the convertible notes and common stock issuable upon conversion of the convertible notes.

We face several risks regarding holders’ potential rights to require us to make an offer to purchase the convertible notes upon a change of control.

Holders of the convertible notes may have the right to require us to repurchase the convertible notes upon a change of control prior to maturity. We may not have sufficient future cash flow from operations to make any required repurchase in cash at any later time or the ability to arrange additional financing, if necessary, on acceptable terms. In addition, our ability to repurchase the convertible notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. If we fail to repurchase the convertible notes in cash as required by the indenture governing the convertible notes, it would constitute an event of default under the indenture, which, in turn, could also constitute an event of default under our then existing debt instruments.

If you hold convertible notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold convertible notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your convertible notes and in limited cases under the anti-dilution adjustments of the convertible notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring securityholder approval and the record date for determining the securityholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated into it by reference, contains forward-looking statements. These forward-looking statements relate to our outlook or expectations for earnings, revenues, expenses, future financial or business performance, plans, goals, strategies, intent, beliefs or current expectations. Specifically, forward looking statements may include statements preceded by, followed by or that include the words: “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” “project,” “forecast” and the like, and /or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Statements contemplating or making assumptions about actual or potential future sales, economic performance, financial condition, business prospects, revenue, income, market size, collaborations, and trends or operating results also constitute forward-looking statements.

Although these forward-looking statements reflect the good faith judgment of management based on currently available information, forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Some of the factors, risks and uncertainties that could cause actual results to differ include general economic conditions, availability of financing on economic terms, cost and availability of feedstocks, engineering and construction delays, adverse weather conditions, wholesale and retail prices of petroleum-based diesel fuels, competitive rate fluctuations, continued government mandates and incentives for the use of alternative fuels and audits or tax assessments of various federal, state or local taxing authorities, including the Internal Revenue Service, and other risks referenced from time to time in our SEC filings and those factors listed in this prospectus under “Risk Factors.”

You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. You are urged to carefully review and consider the various disclosures that we make in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the convertible notes and/or shares of our common stock. The selling securityholders will receive all of the net proceeds from the sale of the convertible notes and/or shares of our common stock.

The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the convertible notes and common stock registered by this prospectus, but they will pay discounts, concessions, commissions fees, and stock transfer taxes when they sell any of the convertible notes and common stock registered by this prospectus.

DESCRIPTION OF NOTES

The convertible notes were issued under an indenture dated as of September 28, 2007, between us and The Bank of New York Trust Company, N.A., as trustee. The convertible notes are covered by a registration rights agreement. Copies of the indenture and registration rights agreement were filed with the Securities and Exchange Commission as exhibits to our current report on Form 8-K filed October 4, 2007, which are incorporated into this registration statement and prospectus by reference.

The following description is a summary of the material provisions of the convertible notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of convertible note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

General

In September 2007, we issued $55,000,000 in aggregate principal amount of our 10% Convertible Senior Secured Notes due 2012 (“convertible notes”). The convertible notes are secured by a perfected first priority lien on the Clinton County refinery and a pledge of our equity interests of Nova Holding Clinton County, LLC and Nova Biofuels Clinton County, LLC (the “guarantors”) and also our equity interests of Nova Holding Seneca, LLC. The convertible notes rank senior in right of payment to certain current and future indebtedness as described under “—Ranking.”  The convertible notes are convertible into common stock as described under “Description of Notes—Conversion of Convertible Notes.”  The convertible notes are also subject to redemption by us as described under “Description of Notes—Option Redemption by Us” and “Description of Notes—Offer to Purchase by Application of Excess Proceeds”  and to repurchase at the election of the holders as described under “Description of Notes—Offer to Repurchase Upon Election of Holder.”  The convertible notes will mature on September 30, 2012, unless earlier converted, redeemed at our option or repurchased at the holder’s option.

The Bank of New York Trust Company, N.A. acts as trustee and collateral agent on behalf of the holders. The indenture, among other things, limits our ability and the ability of the guarantors to:

(i)            incur or guarantee additional indebtedness or issue preferred stock;

(ii)           make investments or acquisitions;

(iii)          merge, consolidate, dissolve or liquidate;

(iv)          engage in certain asset sales (including the sale of stock of the guarantors);

(v)           grant liens;

(vi)          pay dividends;

(vii)         engage in transactions with affiliates; or

(viii)        enter into a new line of business.

These covenants are subject to specified exceptions and qualifications. See “Description of the Notes—Covenants”.

Holders of the convertible notes are not afforded protection in the event of a highly leveraged transaction or a change in control under the indenture except to the extent described below under “Description of Notes—Repurchase at Option of the Holder.”

The convertible notes bear interest at the annual rate of 10% from September 28, 2007. We will pay interest in arrears on March 31 and September 30 of each year, beginning March 31, 2008, to record holders at the close of business on the preceding March 15 and September 15, as the case may be, except that interest payable upon redemption or repurchase of the convertible notes will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as applicable, is an interest payment date and in the event of any whole or partial conversion of any convertible note. We obtained a letter of credit to provide for the first four semi-annual interest payments and any make-whole payments to be made on the convertible notes.

In the event all or any portion of any convertible note is converted into our common stock during the period on or after any interest payment record date but prior to the next interest payment date, the holder will be required to pay us, at the time it surrenders the convertible note for conversion, the amount of interest on the convertible note that the holder will receive on the next interest payment date. If a convertible note is converted prior to payment of the fourth semi-annual interest payment due on September 30, 2009, and if the holder indicates that the conversion amount (the amount of principal to be converted, redeemed or otherwise with respect to the conversion being made plus any accrued and unpaid interest with respect to the principal amount plus any accrued and unpaid late charges plus any interest make-whole, if applicable) will not include any interest make-whole, then the holder will receive, in addition to our common stock or other securities or assets issuable upon such conversion, in cash the remaining portion of the letter of credit applicable to the portion of the convertible note being converted. However, if the holder indicates that the conversion amount will include the interest make-whole, then our letter of credit established to cover the initial four interest payments will be deduced by the letter of credit amount applicable to such convertible notes or portion of such convertible note.

We will pay any principal or interest by check mailed to the address of the holder of the convertible note specified in the register of convertible notes, or, upon written application by any holder of greater than $2,000,000 to the registrar setting forth wire instructions not later than ten days prior to the relevant payment date, such holder may receive payment by wire transfer of immediately available funds. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

We will maintain an office in The City of New York for the payment of interest and the presentation for registration of transfer, exchange and conversion of the convertible notes, which will initially be an office or agency of the trustee. We are required to deliver to the trustee an annual statement regarding compliance under the convertible notes indenture and, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Conversion of Convertible Notes

Holders may convert their convertible notes, in whole or in part, into common stock at any time after the date of issue through the final maturity date of the convertible notes, subject to prior redemption, repurchase or conversion of the convertible notes, into such number (rounded to the nearest whole number) of validly issued, fully paid, nonassessable shares of our common stock. If the convertible note is to be redeemed at our option or purchased pursuant to an offer to purchase by application of excess proceeds or in the event of a change in control, the holder’s conversion right will end at the date the convertible notes are redeemed or purchased or such earlier date as the holder presents the convertible note for redemption or purchase. If we default in paying the redemption price when due, the conversion right will terminate at the close of business on the date that the potential default is cured and the convertible notes are redeemed or purchased. Certain other conditions which may apply in the event of any conversion delay are discussed below.

If a holder has delivered an “Option of Holder to Elect Purchase” form exercising the option to require us to purchase the convertible note in certain circumstances, the convertible note may be converted only if the form is withdrawn by a written notice of withdrawal delivered to a paying agent no later than the expiration of the offer period or at any time prior to 5:00 p.m., New York City time, on the second trading day immediately preceding the applicable redemption date. The notice must specify the principal amount of the convertible note or portion thereof (which must be a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof) with respect to which the notice of withdrawal is being submitted, as applicable at least two trading days before the optional redemption date. Holders may convert their convertible notes in part so long as such part is $1,000 in principal amount or an integral multiple of $1,000 (conversion amount). If convertible notes not called for redemption by us are converted after a record date for an interest payment date and prior to the next interest payment date, the converted notes must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default exists at the time of conversion.

As compensation to the holder for any late delivery of common stock upon the conversion of the convertible note (conversion delay) the amount of $50 per business day for each $10,000 of common stock (measured by the relevant conversion price as of the conversion date and prorated for amounts other than $10,000) after the share delivery due date (no later than three trading days following delivery of a conversion notice and continuing until the date on which the certificate representing the common stock is delivered to the holder or its designee or the obligation to deliver such certificate is terminated. We will pay any payments due to any conversion delay in immediately available funds upon demand.

If, on or after the share delivery due date, the certificate for the common stock has not been delivered to the holder and the holder purchases shares of common stock to deliver in satisfaction of a sale by the holder of shares of common stock issuable upon the conversion that the holder anticipated receiving from us (a “buy-in”), then we will, within three business days after the holder’s written request, including evidence of the purchase and a breakdown of the purchase price, in the holder’s discretion, either pay cash to the holder in an amount equal to the holder’s total purchase price (including any brokerage commissions and other out-of-pocket expenses) for the shares so purchased (the “buy-in price”) or we will promptly honor our obligation to deliver to the holder a certificate or certificates representing the common stock and pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of the number of shares of common stock times the closing sale price on the conversion date. If we deliver the buy-in price, our obligation to deliver the certificate and to issue such shares of common stock will terminate.

Holders may convert their convertible notes into common stock at an initial conversion price of $3.66 per share, subject to adjustment under certain circumstances, which would result in the issuance of approximately 18.0 million shares of common stock if all of the convertible notes were converted as of the date of this prospectus and all holders elect to receive the make-whole payment in shares of common stock. Except as described below, holders will not receive any accrued interest or dividends upon conversion.

To convert convertible notes into common stock, holders of the convertible notes must:

•      complete and manually sign the conversion notice on the back of the convertible note or a facsimile of the conversion notice and deliver such notice to the conversion agent;

•      surrender the convertible note to the conversion agent; and

•      if required, furnish appropriate endorsements and transfer documents, pay all transfer or similar taxes, and pay funds equal to the interest payable on the next interest date.

The date on which a holder complies with all of these requirements will be the conversion date for the applicable convertible notes.

As soon as practicable after the conversion date, but in no event later than three trading days following the delivery of a conversion notice complying with the requirements for conversion, we will deliver to the holder through a conversion agent a certificate for the number of whole shares of our common stock or conversion securities (any securities that the holder would have received as a result of a re-classification, change, consolidation, merger, sale or conveyance if they had converted immediately prior to the event, if applicable) issuable upon conversion. Provided that our transfer agent is participating in The DTC’s Fast Automated Securities Transfer Program, we will cause our transfer agent to credit the aggregate number of shares of common stock to which the holder is entitled to the holder or its designees balance account with the DTC through its Deposit/Withdrawal at Custodian system. However, if our transfer agent is not participating in The DTC’s Fast Automated Securities Transfer Program, we will execute and deliver to the address specified in the conversion notice, a certificate registered in the name of the converting holder or its designee for the number of shares of common stock to which the converting holder is entitled.

The individual or entity entitled to receive the common stock upon conversion will be treated for all purposes as the holder of the common stock as of the close of business on the applicable conversion date; provided, however, that no surrender of a convertible note on any date when our stock transfer books are closed will be effective to constitute the individual or entity entitled to receive the shares of common stock upon such conversion as the holder of the shares of common stock on such date. In such case, the surrender will be effective to constitute the individual or entity as the holder of the shares at the close of business on the next succeeding day on which our stock transfer books are open and the conversion will be at the conversion price in effect on the conversion date as if the stock transfer books had not been closed.

The number of shares of common stock issuable upon conversion of any conversion amount (as described below) will be determined by dividing the applicable conversion amount by the conversion price. The “conversion amount” means the sum of (i) the portion of the principal amount of the convertible notes to be converted, redeemed or otherwise with respect to the determination being made, (ii) the accrued and unpaid interest with respect to that principal amount, (iii) the accrued and unpaid late charges, if any, and (iv) the interest make-whole, if applicable. The “conversion price” means, as of any conversion date or other date of determination, initially $3.66 as of the date of this prospectus, subject to adjustment from time to time pursuant the terms of the indenture. For a description of the adjustment provisions, see “—Conversion Price Adjustment.”

Conversion Price Adjustment

We will adjust the conversion price applicable to the convertible notes from time to time, except in connection with issuances of the following excluded securities:

•      equity or equity-linked securities issued to our employees, officers or directors pursuant to any stock, option or incentive compensation plan approved and adopted by our Board of Directors;

•      shares of capital stock issued upon conversion or exercise of equity-linked securities outstanding on the issue date and as in effect on the issue date or issued under plan discussed above, provided that the terms of those equity or equity-linked securities are not amended, modified or changed on or after the issue date; and

•      shares of common stock issuable upon conversion of the convertible notes.

Dividends; Distributions; Subdivisions; Combinations

If we pay a dividend on our common stock in shares of common stock, make a distribution on our common stock in shares of common stock, subdivide our outstanding common stock into a greater number of shares or combine our outstanding common stock into a smaller number of shares, the conversion price will be adjusted so that the holder of any convertible note thereafter surrendered for conversion will be entitled to receive that number of shares of common stock which it would have owned had the convertible note been converted immediately prior to the event. Any adjustment made pursuant to the prior sentence will become effective immediately after the record date in the case of a dividend or distribution and will become effective immediately after the effective date in the case of subdivision or combination.

Issuances Below Issue Date Closing Sale Price; Issuances Below Conversion Price

If we issue or sell, or are deemed to have issued or sold, equity or equity-linked securities for consideration per share of common stock (or securities convertible into or exercisable or exchangeable for common stock) at a price per share or a conversion, exercise or exchange price per share less than $2.70, subject to adjustment for stock splits, combinations, dividends and other customary adjustments, or following September 30, 2009, at a price per share (or having a conversion, exercise or exchange price per share) less than the lesser of the then current conversion price and $2.70, subject to adjustment, the conversion price will be adjusted so that the same will equal the price determined by multiplying the conversion price in effect immediately prior to such record date by a fraction of which:

(i)             the numerator will be the number of shares of common stock outstanding on the close of business on the relevant record date (or if no record date is fixed, the date immediately prior to the date of announcement of the issuance), plus the number of shares which the aggregate offering price of the total number of shares of common stock so offered (or the aggregate conversion, exercise or exchange price of the securities so offered, which shall be determined by multiplying the number of shares of common stock issuable upon conversion, exercise or exchange of such securities by the applicable conversion, exercise or exchange price per share of common stock pursuant to the terms of such securities) would purchase at the conversion price per share of common stock on such record date; and

(ii)            the denominator will be the number of shares of common stock outstanding on the close of business on such record date with respect to such issuance (or if no record date is fixed, the date immediately prior to the date of announcement of such issuance), plus the number of additional shares of common stock offered (or into which the securities so offered are convertible, exchangeable or exercisable).

The conversion, exercise or exchange price per share of the securities convertible into or exercisable or exchangeable for common stock will be treated as equal to (x) the sum of (i) the price for a unit of the security convertible into or exercisable or exchangeable for common stock and (ii) any additional consideration payable upon the conversion of such security into or exercise or exchange of such security for common stock divided by (y) the number of shares of common stock underlying such security).

Change in Exercise/Conversion Price or Rate of Conversion

If the purchase price of any equity-linked securities, any additional consideration, payable upon the issue, conversion, exchange or exercise of any equity-linked securities or the rate at which any equity-linked securities are convertible into or exchangeable or exercisable for common stock changes at any time, the conversion price at the time of the change will be adjusted to the conversion price which would have been in effect at such time had such equity-linked securities provided for the change at the time initially granted, issued or sold. If the terms of any equity-linked security that was outstanding as of the issue date are changed in the manner described in the preceding sentence, then such equity-linked security and the common stock deemed issuable upon exercise, conversion or exchange thereof will be deemed to have been issued as of the date of the change.

Limitations and Interpretations. Notwithstanding anything to the contrary in the indenture, the conversion price or the conversion rate will not be adjusted beyond the amount that the total number of shares issuable upon conversion of the convertible notes would exceed 22,008,800 shares (as adjusted for stock splits, reverse stock splits, stock combinations, reclassifications and reorganizations) which represents 19.99% of our common stock outstanding as of the close of the trading day immediately preceding the date of the indenture that governs the convertible notes without shareholder approval or as otherwise required pursuant to the listing requirements of the American Stock Exchange or such other national securities exchange on which the common stock is then listed.

If the consideration for additional shares of common stock, other capital stock or equity-linked securities consists in whole or in part of property other than cash, the portion of the non-cash consideration will be computed as the fair market value (the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our Board of Directors) of such property.

Any adjustment made with respect to issuances below issue date closing sale price or issuances below conversion price will be made on a weighted average basis to give effect to the size and price of the capital stock issued that gives or is to give rise to the antidilution protection intended or by attributing no consideration to the applicable proceeds raised. Additionally, any adjustment required with respect to issuances below issue date closing sale price or issuances below conversion price will be made successively whenever any such equity or equity-linked security are issued and will become effective immediately after the record date relating to the event. If at the end of the period during which such equity-linked security are exercisable not all of the securities will have been exercised, the adjusted conversion price will be readjusted to what it would have been based upon the number of additional shares of common stock actually issued (or the number of shares of common stock issuable upon conversion of convertible securities actually issued). Adjustments described in this paragraph will not be made if they would result in an increase in the conversion price.

Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets

If we distribute to all or substantially all holders of our common stock any shares of our capital stock (other than common stock), evidences of indebtedness or other non-cash assets, including securities of any person other than us but excluding dividends or distributions paid exclusively in cash or dividends or distributions referred to above under the caption “Dividends; Distributions; Subdivisions; Combinations,” or distribute to all or substantially all holders of our common stock rights or warrants to subscribe for or purchase any of our securities, excluding those rights and warrants referred to under the caption “Issuances Below Issue Date Closing Sale Price; Issuances Below Conversion Price” and the distribution of rights to all holders of common stock pursuant to a rights plan adopted before the date of the indenture, then in each such case the conversion price will be adjusted. The converted price will be adjusted to equal the price determined by multiplying the current conversion price by a fraction of which:

(i)             the numerator will be current market price (as defined below) per share of the common stock on the record date less the fair market value on such record date (as determined by the Board of Directors in good faith, whose determination will be conclusive evidence of such fair market value and which shall be evidenced by an officers’ certificate delivered to the trustee) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights, options or warrants applicable to one share of common stock (determined on the basis of the number of shares of common stock outstanding on the record date); and

(ii)            the denominator will be the current market price per share of the common stock on such record date.

The adjustment will be made successively whenever any such distribution is made and will become effective immediately after the record date for the determination of securityholders entitled to receive such distribution.

If the fair market value of the portion of the capital stock, evidences of indebtedness or other non-cash assets distributed or of such rights or warrants applicable to one share of common stock is equal to or greater than the current market price per share of the common stock on the record date, in lieu of the foregoing adjustment, adequate provision will be made prior to the time the adjustment could otherwise be made. The provision will be in a writing delivered to the trustee and the holders so that each holder will have the right to receive upon conversion the amount of capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants the holder would have received had such holder converted each convertible note on the record date. In the event that the dividend or distribution is not so paid or made, the conversion price will be readjusted to be the conversion price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for any distributions of capital stock, indebtedness or other non-cash assets by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in the market over the same period used in computing the current market price of the common stock.

Notwithstanding the foregoing, if the securities distributed to all or substantially all holders of our common stock consist of capital stock of, or similar equity interests in, a subsidiary or other business unit, the conversion price will be decreased so that the same shall be equal to the price determined by multiplying the conversion price in effect on the record date with respect to such distribution by a fraction:

(i)             the numerator of which shall be the average closing price of one share of common stock over the spinoff valuation period (ten consecutive trading day period), such adjustment to become effective immediately prior to the opening of business on the fifteenth trading date after the date on which “ex-dividend trading” commences; and

(ii)            the denominator of which shall be the sum of (x) the average closing price of one share of common stock over the spinoff valuation period commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences on the common stock on the American Stock Exchange or such other national or regional exchange or market on which the common stock is then listed or quoted and (y) the average closing price over the spinoff valuation period of the portion of the securities so distributed applicable to one share of common stock.

In lieu of the foregoing, we may at the time of the public announcement of the distribution elect in a writing to the trustee and the holders to reserve the pro rata portion of the convertible notes so that each holder will have the right to receive upon conversion the amount of such shares of capital stock or similar equity interests of the subsidiary or business unit that the holder of convertible notes would have received if the holder of the convertible notes had converted the convertible note on the record date with respect to the distribution.

With respect to any rights issued or distributed pursuant to any rights plan of our company (any plan that provides for the issuance of rights is referred to herein as a “rights plan”), upon conversion of the convertible notes into common stock, to the extent that the rights plan is in effect upon the conversion of the convertible notes, the holders of the convertible notes will receive, in addition to the common stock, the rights described in the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to the limitations set forth in the applicable rights plan. If the rights plan provides that upon separation of rights under such plan from the common stock that the holders would not be entitled to receive any such rights in respect of the common stock issuable upon conversion of the convertible notes, the conversion price will be adjusted with any separation deemed to be the distribution of the rights. The conversion price will be readjusted upon any expiration, termination or redemption of the rights. If the distribution of rights or warrants pursuant to a rights plan complies with the requirements above, then the distribution will not constitute a distribution of rights or warrants pursuant to the adjustment provisions.

Rights, options or warrants (other than rights issued pursuant to a rights plan) that we may distribute to all or substantially all holders of our common stock that entitle the holders of the rights, options or warrants to subscribe for or purchase shares of our common stock (either initially or under certain circumstances), until the occurrence of a specified event or events triggering the distribution (a “trigger event”),  are deemed to be transferred with the shares of common stock; will not be exercisable; and will be deemed to be issued in respect of future issuances of common stock (including issuances of common stock upon conversion of the convertible notes). The rights, options or warrants will be deemed not to have been distributed for purposes of the adjustment provisions applicable to distributions of capital stock, indebtedness or other non-cash assets and no adjustment to the conversion price will be required until the occurrence of the earliest trigger event. Upon a trigger event, rights and warrants will be deemed to have been distributed and an appropriate adjustment (if required) to the conversion price will be made. If any right, option or warrant, including any existing rights, options or warrants distributed prior to the date of the indenture, are subject to events, upon the occurrence of which the rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).

In the event any distribution or deemed distribution of rights, options or warrants, the occurrence of a trigger event or other event was counted for purposes of calculating a distribution amount for which an adjustment to the conversion price was made, then in the case of any of the rights, options or warrants that have been redeemed, purchased or repurchased without exercise by any holders thereof, the conversion price will be readjusted upon final redemption, purchase or repurchase. The conversion price will be readjusted to give effect to such distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by holders of common stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of common stock as of the date of such redemption or repurchase. Additionally, if the rights, options or warrants have expired or been terminated without exercise by any holders thereof, the conversion price will be readjusted as if such rights and warrants had not been issued.

Distributions of Cash

If we, at any time, distribute to all or substantially all holders of our common stock (a “triggering distribution”), we may, at our sole option, make a payment in cash to each holder of the convertible notes equal to the product of the amount of the triggering distribution per share of common stock multiplied by the result of dividing the aggregate principal amount of the convertible notes held by the holder by the then applicable conversion price or we may decrease the conversion price so that the conversion price equals the price determined by multiplying such conversion price in effect immediately prior to the business day before the triggering distribution is declared (a “determination date”) by a fraction of which:

(i)             the numerator will be the current market price per share of the common stock (determined as set forth below) on the determination date less the sum of the triggering distribution applicable to one share of common stock (determined on the basis of the number of shares of common stock outstanding on the determination date); and

(ii)            the denominator will be such current market price per share of the common stock on the determination date.

Any decrease in conversion price as a result of a distribution of cash will become effective immediately prior to the opening of business on the day following the date that the triggering distribution is paid.

Purchases of Common Stock by Tender Offer

If we or any of our subsidiaries purchase shares of our common stock by tender offer (as defined below), then immediately prior to the opening of business on the day after the last date (the “expiration date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the expiration date, the “expiration time”), the conversion price will be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction of which:

(i)           the numerator will be the product of the number of shares of common stock outstanding (including purchased shares (as defined below) but excluding any shares held in the treasury) immediately prior to the expiration time multiplied by the current market price per share of the common stock on the trading day immediately after the expiration date; and

(ii)            the denominator will be the sum of the aggregate consideration payable to securityholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration time (the shares deemed so accepted up to any maximum are referred to as the “purchased shares”) and the product of the number of shares of common stock outstanding (less any purchased shares and excluding any treasury shares) immediately prior to the expiration time and the current market price per share of common stock on the trading day next succeeding the expiration date.

For purposes of the indenture, “tender offer” means and includes both tender offers and exchange offers; all references to “purchases” of shares in tender offers and all similar references means and includes both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers; and all references to “tendered shares” (and all similar references) means and includes shares tendered in both tender offers and exchange offers.

For adjustments upon a tender offer, the aggregate consideration in a tender offer will equal the sum of the aggregate amount of cash consideration and the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence thereof and which will be evidenced by an officers’ certificate delivered to the trustee and the conversion agent) of any other consideration payable in the tender offer. Any decrease in conversion price as a result of an adjustment upon a tender offer will become effective immediately prior to the opening of business on the day following the expiration date. If we are obligated to purchase shares pursuant to a tender offer, but we are permanently prevented by applicable law from effecting any or all of those purchases or any or all of the purchases are rescinded, the conversion price will be adjusted to be the conversion price which would have been in effect based upon the number of shares actually purchased. If the application of these adjustments upon a tender offer, would result in an increase in the conversion price, then no adjustment will be made for the tender offer.

For the purpose of the indenture, the “current market price” per share of common stock on any date will be deemed to be the average of the daily closing prices for the 10 consecutive trading days commencing 11 trading days before the determination date or the expiration date, as the case may be, with respect to distributions or tender offers or the record date with respect to distributions, issuances or other events requiring such computation under.

For purposes of the indenture, the “closing price” for each day means be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices in either case on the American Stock

Exchange or, if the common stock is not listed or admitted to trading on the American Stock Exchange, on the principal national securities exchange on which the common stock is listed or admitted to trading. If not listed or admitted to trading on the American Stock Exchange or any national securities exchange, the closing price will be the average of the closing bid and asked prices as quoted on the Nasdaq OTC Bulletin Board System or any comparable system or, if the common stock is not quoted on the Nasdaq OTC Bulletin Board System or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by us for that purpose. If no such prices are available, the current market price per share will be the fair value of a share of common stock as reasonably determined by our Board of Directors (which will be evidenced by an officers’ certificate delivered to the trustee), in consultation with our financial advisor determines in good faith is reasonably proficient in valuing equity interests.

If the adjustment provisions will require that an adjustment be made following a record date or a determination date or expiration date, as the case may be, that was established for purposes of the adjustment provision, we may elect to defer (but only until five business days following the filing by us with the trustee of the applicable certificate) issuing to the holder of any convertible note converted after that record date or determination date or expiration date the shares of common stock and our other capital stock issuable upon such conversion over and above the shares of common stock and our other capital stock issuable upon such conversion only on the basis of the conversion price prior to adjustment. In lieu of the shares the issuance of which is deferred, we will issue or cause our transfer agents to issue due bills or other appropriate evidence prepared by us of the right to receive the shares. If any distribution in respect of which an adjustment to the conversion price is required to be made as of the record date or determination date or expiration date therefor is not thereafter made or paid by us for any reason, the conversion price will be readjusted to the conversion price which would then be in effect if such record date had not been fixed or such effective date or determination date or expiration date had not occurred.

For purposes the indenture, “record date” will mean, with respect to any dividend, distribution or other transaction or event in which the holders of common stock have the right to receive any cash, securities or other property or in which the common stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of securityholders entitled to receive such cash, security or other property (whether or not such date is fixed by the Board of Directors or by statute, contract or otherwise).

Adjustment of Conversion Price Upon a Non-Stock Change of Control

Subject to the effect on the conversion privilege of any reclassification, consolidation merger or sale, if and only to the extent a holder elects to convert convertible notes at any time during a change of control conversion/repurchase period (as defined below), we will increase the conversion rate that is applied to the converted convertible notes by a certain number of additional shares of common stock (the “additional shares”). The number of additional shares will be determined by reference to the table that is set forth below, based on the effective date of the non-stock change of control and the price (the “stock price”) paid per share for the common stock in the non-stock change of control. If holders of our common stock receive only cash in the non-stock change of control, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the arithmetic average of the closing sale prices of the common stock for the five trading days prior to but not including the effective date of such non-stock change of control.

For purposes of the indenture, “change of control conversion/repurchase period” will mean the period beginning upon the date the change of control notice is given and ending on the date 20 trading days after the effective date of the change of control.

The numbers of additional shares set forth in the table below will be adjusted as of any date on which the conversion rate is adjusted in the same manner in which the conversion rate is adjusted. The stock prices set forth in the table below will be adjusted, as of any date on that the conversion rate is adjusted, to equal the stock price applicable immediately prior to such adjustment multiplied by a fraction, of which

(i)             the numerator will be the conversion rate immediately prior to the adjustment, and

(ii)            the denominator will be the conversion rate as so adjusted.

The following table (the “make-whole premium table”) sets forth the stock price and number of additional shares by which the conversion rate will be increased:

Additional Shares Required to be Issued (per $1,000 principal amount of convertible notes)

Effective	Stock Price
Date	$2.00	$2.25	$2.50	$2.75	$3.00	$3.50	$4.00	$4.50	$5.00	$5.50	$6.00	$6.50
9/30/07	236.779	196.815	166.416	142.78	124.062	96.708	78.069	64.812	55.035	47.608	41.811	37.185
9/30/08	226.493	183.783	151.575	126.839	107.546	80.087	62.13	49.905	41.275	34.983	30.256	26.609
9/30/09	217.939	170.094	134.045	106.646	85.695	57.174	40.029	29.489	22.821	18.456	15.485	13.378
9/30/10	226.65	171.109	126.675	90.322	60.132	20.81	4.643	0.669	0.067	0.005	0	0

If the stock price and effective date are not set forth on the table above and the stock is:

(i)             between two stock prices on the table or the effective date is between two days on the table, the number of additional shares shall be determined by straight-line interpolation between the number of additional shares of common stock set forth for the higher and lower stock price and the two effective dates, as applicable, based on a 360-day year;

(ii)            in excess of $6.50 per share (subject to adjustment in the same manner as and as of any date on which the stock prices are adjusted in the table above) (the “stock price threshold”), no additional shares of common stock will be issued upon conversion; or

(iii)           less than $2.00 per share (subject to adjustment in the same manner as and as of any date on which the stock prices are adjusted in the table above) (the “stock price cap”), no additional shares will be issued upon conversion.

Promptly after determination of the additional shares to be issued, we will publish a notice with this information in a newspaper published in English, customarily published each business day and of general circulation in The City of New York or publish such information on our web site or through such other public medium as we may use at that time.

Whenever the conversion price is adjusted from time to time, the stock price threshold and the stock price cap will be adjusted and each of the stock prices in the make-whole premium table above will be adjusted. The adjusted stock price threshold, stock price cap and stock prices set forth in the make-whole premium table will equal the stock price threshold, the stock price cap and such stock prices, as the case may be, immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion price as so adjusted and the denominator of which is the conversion price immediately prior to the adjustment giving rise to such adjustment, subject to certain limitations. Each of the share amounts set forth in the body of the make-whole premium table will also be adjusted in the same manner and at the same time.

Conversion After a Public Acquirer Change of Control

In the event of a public acquirer change of control (as defined below), we may, in lieu of adjusting the conversion rate as otherwise provided in the indenture, elect to adjust our conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:

(i)             the numerator of which will be in the case of a consolidation, merger or binding share exchange, pursuant to which the common stock is converted solely into cash, the value of such cash paid or payable per share of common stock or, in the case of any other public acquirer change of control, the average of the closing sale prices of the common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control; and

(ii)            the denominator of which will be the arithmetic average of weighted average price of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

At least 35 trading days prior to the expected effective date of such public acquirer change of control and not later than concurrently with the applicable notice of such change of control, we will provide a notice (a “public acquirer change of control notice”) to all the holders, the trustee and the paying agent stating whether we elect (i) to adjust the conversion rate or (ii) do not elect to so adjust the conversion rate, in which case the holders will have the right to convert the convertible notes and, if applicable, receive any additional shares. In addition, upon a public acquirer change of control, in lieu of converting securities, the holders can, subject to certain conditions, require us to repurchase all of a portion of the convertible notes as set forth below under the caption “—Offer to Repurchase upon Change of Control.”

If we elect to make the adjustment to the conversion rate in the event of a public acquirer change of control, the provisions relating to the effect on the conversion privilege of a reclassification, consolidation, merger or sale will not apply to such transaction.

Additionally, we and the acquirer or other issuer of public acquirer common stock will execute with the trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture, if such supplemental indenture is then required to so comply) providing that the convertible notes will, without the consent of any holders of the convertible notes, be convertible into shares of public acquirer common stock at the adjusted conversion rate (subject to the conditions relating to conversion of debentures specified in the indenture). The supplemental indenture will provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for the original indenture, as determined in good faith by us or the public acquirer.

For purposes of the indenture, “public acquirer change of control” will mean means a non-stock change of control in which the:

(i)             acquirer has a class of common stock (or depositary receipts or shares in respect thereof) traded on an eligible market (as defined below) or that will be so traded or quoted when issued or exchanged in connection with such non-stock change of control (the “public acquirer common stock”);

(ii)            the public acquirer common stock that the convertible notes are convertible into are registered under the Exchange Act; and

(iii)           the public acquirer common stock that the convertible notes are convertible into are registered or exempt from registration under the Securities Act and are freely tradable without restrictions under the Securities Act and any necessary qualification or registration under applicable state securities laws have been made (subject to the availability of any exemption from such qualification and registration requirements).

If an acquirer does not itself have a class of common stock (or depositary receipts or shares in respect thereof) satisfying the foregoing requirement, it will be deemed to have public acquirer common stock (or depositary receipts or shares in respect thereof) if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock (or depositary receipts or shares in respect thereof) satisfying the foregoing requirement, provided that such majority-owning corporation fully and unconditionally guarantees the convertible notes, in which case all references to public acquirer common stock shall refer to such class of common stock (and the convertible note will be convertible into such class of common stock). Majority-owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors. For purposes of the indenture, “eligible market” will mean The New York Stock Exchange, Inc., The American Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market.

Conversion Price Reset

Effective as of September 30, 2009, the conversion price will be reset so as to equal the lower of the then current conversion price and the arithmetic average of the weighted average price of the common stock for the 30 consecutive trading days preceding September 30, 2009 (the “reset trading average”), provided that, in no event, will the conversion price be reset to a conversion price below $3.24 per share, as adjusted to give effect to any adjustments to the conversion price or conversion rate that would have been made prior to September 30, 2009 had all of the provisions regarding issuances below the issue date closing sale price and issuances below the conversion price been in effect prior to September 30, 2009. Additionally, in no event will the conversion price be adjusted upwards pursuant to the conversion price reset.

Notice of Conversion Price Adjustment and Election

In the event that we take any action that would require an adjustment in the conversion price or conversion rate; we consolidate or merge with, or transfer all or substantially all of our property and assets to, another corporation, subject to securityholder approval; we experience a dissolution or liquidation; or any election is made relating to a public acquirer change in control, then we will mail holders and file with the trustee a notice stating (i) the change or adjustment and (ii) the proposed record or effective date, as the case may be, and deliver to the trustee an officers’ certificate briefly stating the facts requiring the adjustment or election and the manner of computing it. We will mail the notice at least ten business days before such date, although, if we fail to mail the notice or any defect in notice exists, it will not affect the validity of any transaction.

Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege

Subject to the other adjustment provisions and the terms of the convertible note, in the event we reclassify or change our common stock (other than changes resulting from a subdivision or combination) or consolidate or combine with or merge into any entity or we sell or convey to another individual or entity all or substantially all of our property and assets, and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders will thereby have the continuing right to convert their convertible notes into the consideration they would have received if they had converted their convertible notes immediately prior to such re-classification, change, consolidation, merger, sale or conveyance (the “conversion securities”).

We will, prior to any reclassification, change, combination, consolidation, merger, sale or conveyance, execute and deliver to the trustee a supplemental indenture providing that the holder of each convertible note then outstanding shall have the right to convert the convertible note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, sale or conveyance by a holder of the number of shares of common stock deliverable upon conversion of such convertible note immediately prior to such reclassification, change, combination, consolidation, merger, sale or conveyance. The following events are considered reclassifications, changes, combinations, consolidations, mergers, sales or conveyances to which such supplemental indenture would apply:

(i)             any reclassification or change of shares of common stock issuable upon conversion of the convertible notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment);

(ii)            any consolidation or merger or combination to which we are a party other than a merger in which we are the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of our common stock; or

(iii)           any sale or conveyance as an entirety or substantially as an entirety of our property and assets, directly or indirectly, to any person.

The supplemental indenture will provide for adjustments of the conversion price that will be as nearly equivalent as may be practicable to the adjustments of the conversion price provided for in the original indenture. If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of common stock include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, combination, sale or conveyance, then the supplemental indenture will also be executed by such other person and will contain such additional provisions to protect the interests of the holders of the convertible notes as the Board of Directors reasonably considers necessary.

In the event we execute a supplemental indenture due to a consolidation, merger, combination, sale or conveyance, we will promptly file with the trustee an officers’ certificate briefly stating the reasons for the transaction, the kind or amount of shares of stock or other securities or property (including cash) receivable by holders of the convertible notes upon the conversion of their convertible notes after any such reclassification, change, combination, consolidation, merger, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with and an opinion of counsel that all conditions precedent have been complied with, and shall promptly mail notice thereof to all holders.

Holders of the convertible notes may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. We may from time to time reduce the conversion price in order that any stock divisions, subdursions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock will not be taxable. See “Certain U.S. Federal Income Tax Considerations.”

We will not be required to make an adjustment in the conversion rate or any calculation of a simple average at daily volume-weighted average prices of a share of common stock, unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities. Additionally, we are not required to make an adjustment for a change in par value of the common stock.

Effect of Conversion on Interest Payments and Interest Make-Whole Payment Upon Conversion During the First Two Years.

For any interest payment date occurring after the fourth semi-annual interest payment date due on September 30, 2009, if a convertible note is converted on or after a record date for an interest payment but prior to the corresponding interest payment date, the holder will be required to pay us, at the time it surrenders the convertible notes for conversion, the amount of interest on such convertible notes that it will receive on the interest payment date corresponding to the period commencing on such conversion date and ending on such interest payment date. In the event all or any portion of any convertible note is converted into our common stock during the period on or after any record date for any interest payment but prior to the next interest payment date the holder will be required to pay us, at the time it surrenders the convertible note for conversion, the amount of interest on the convertible note that the holder will receive on the interest payment date corresponding to the period commencing on such conversion date and ending on such interest payment date.

However, if a convertible note is converted prior to payment of the fourth semi-annual interest payment due on September 30, 2009, and (i) if the holder indicates that the applicable conversion amount (the amount of principal to be converted, redeemed or otherwise with respect to which the conversion is being made plus any accrued and unpaid interest with respect to the principal amount plus any accrued and unpaid late charges plus any interest make-whole, if applicable) will not include any interest make-whole, then the holder will receive, in addition to our common stock (or other securities or assets as provided in the indenture) issuable upon such conversion, in cash the amount equal to the aggregate amount sufficient for us to pay the initial four interest payments on the convertible notes (the “letter of credit amount”) applicable to the convertible note or portion of the convertible note, and (ii) if the holder indicates that the applicable conversion amount will include the interest make-whole, then our letter of credit will be reduced by the letter of credit amount applicable to such convertible notes or portion of such convertible note.

Conversion Limitation

We will not effect any conversion of a convertible note and no holder will have the right to convert any portion of a convertible note to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion (the “conversion limitation”). The number of shares of common stock beneficially owned by a holder and its affiliates will include the number of shares of common stock issuable upon the conversion of a convertible note with respect to which the determination is being made. The number of shares of common stock beneficially owned by a holder and its affiliates will exclude the number of shares of common stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of any convertible note beneficially owned by the holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any of our other securities subject to a limitation on conversion or exercise analogous to the conversion limitation beneficially owned by such holder or any of its affiliates. For purposes of the indenture, beneficial ownership will be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

In determining the number of outstanding shares of our common stock, the holder may rely on the number of outstanding shares of common stock reflected in our most recent annual, quarterly or current report on Form 10-KSB, 10-QSB or Form 8-K, respectively, as the case may be; a more recent public announcement by us or any other notice by us setting forth the number of shares of our common stock outstanding. For any reason at any time, upon the written or oral request of a holder, we will within two business days confirm orally and in writing to the holder the number of shares of common stock then outstanding. In any case, the number of outstanding shares of common stock will be determined after giving effect to the conversion or exercise of our securities, including the convertible note, by the holder or its affiliates since the date as of which such number of outstanding shares of common stock was reported. By written notice to us, any holder may increase or decrease the conversion limitation to any other percentage not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the 61st day after the notice of the change in the conversion limitation is delivered to us and any such increase or decrease will apply only to the holder sending such notice and not to any other holder of the convertible notes. The conversion limitation will not be applicable on any of the ten trading days up to and including the maturity date on September 28, 2012, on any of the ten trading days up to and including the effective date of a change of control or during the period between the date that the change of control notice is sent and the change of control redemption date.

Taxes on Conversion

If a holder converts a convertible note, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of the shares of common stock (or conversion securities, as applicable) upon the conversion. However, the holder will pay any tax that is due because the holder requests the securities to be issued in a name other than the holder’s name.

Reservation of Shares

We will initially reserve out of our authorized and unissued common stock a number of shares of common stock for each convertible note not less than 120% of the conversion rate (which will equal the conversion amount divided by the applicable conversion price) with respect to the conversion amount of each convertible note as of the issue date of the convertible notes. So long as any convertible notes are outstanding, we will take all action necessary to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the convertible notes, 120% of the number of shares of common stock as will from time to time be necessary to effect the conversion of all of the outstanding convertible notes. At no time will the number of shares of common stock so reserved be less than the number of shares required to be reserved as set forth in the first sentence of this paragraph (without regard to any limitations on conversions) (the “required reserve amount”). The initial number of shares of common stock reserved for conversions of the convertible notes and each increase in the number of shares so reserved will be allocated pro rata among the holders based on the principal amount of the convertible notes held by each holder on the issue date or increase in the number of reserved shares, as the case may be (authorized share allocation). In the event that a holder sells or otherwise transfers any of such holder’s interests in any convertible notes, each transferee will be allocated a pro rata portion of such holder’s authorized share allocation. Any shares of common stock reserved and allocated to any individual or entity that ceases to hold any convertible notes shall be allocated to the remaining holders of the convertible notes, pro rata based on the principal amount of the convertible notes then held by such holders.

If at any time while any of the convertible notes remain outstanding we do not have a sufficient number of authorized and unreserved shares of common stock to satisfy our obligation to reserve for issuance upon conversion of the convertible notes at least of number of shares of the common stock equal to the required reserve amount (an “authorized share failure”), then we will immediately take all action necessary to increase our authorized shares of common stock to an amount sufficient to allow us to reserve the required reserve amount for the outstanding convertible notes. As soon as practicable after the date of the occurrence of an authorized share failure, but in no event later than 60 days after the occurrence of the authorized share failure, we will hold a meeting of our securityholders for the approval of an increase in the number of authorized shares of common stock. In connection with the securityholder meeting, we will provide each securityholder with a proxy statement and use our best efforts to solicit our securityholders’ approval of such increase in authorized shares of common stock and to cause our Board of Directors to recommend to the securityholders that they approve such proposal.

All shares of common stock or conversion securities, as applicable, delivered upon conversion of the convertible notes will be newly issued shares and will be duly issued, fully paid and nonassessable and will be free from preemptive rights and free of any lien or adverse claim. We will comply with all federal and state securities laws regulating the offer and delivery of shares of common stock or the conversion securities, as applicable, upon the conversion of any of the convertible notes. Additionally, we will list or cause to have quoted the shares of common stock or the conversion securities, as applicable, on each national securities exchange or on over-the-counter market or such other market on which the common stock or the conversion securities, as applicable, is listed and quoted.

Redemption and Prepayment of Convertible Notes

Optional Redemption by Us

We may not redeem the convertible notes before September 30, 2009. At any time on and after September 30, 2009, we may redeem the convertible notes, in whole or in part, at the redemption prices described below, provided that there is no equity conditions failure (as defined below). If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to the trustee and the registrar at least 35 days prior to the redemption date unless the trustee consents to a shorter period. For purposes of the indenture, “equity conditions failure” means that on any day during the period commencing ten trading days prior to the applicable interest notice date through the applicable interest payment date or on any day during the period commencing ten trading days prior to the applicable optional redemption notice (as defined below) through the applicable optional redemption date (as defined below), the equity conditions have not been satisfied (or waived in writing by each holder). “Equity conditions” means each of the following conditions:

(i)           on each day during the period beginning 90 days prior to the applicable date of determination and ending on and including the applicable date of determination (the “equity conditions measuring period”), the common stock is designated for quotation on an eligible market and will not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by us) nor will delisting or suspension by such exchange or market been threatened or pending either in writing by such eligible market or by falling below the then effective minimum listing maintenance requirements of such exchange or market;

(ii)            during the equity conditions measuring period, the convertible notes and all shares of common stock issuable upon conversion of the convertible notes will be eligible for sale without restriction pursuant to an effective registration statement under the registration rights agreement, other than any restrictions on sale imposed on any holder by virtue of such holder being an affiliate of us;

(iii)           during the equity conditions measuring period, we will have delivered shares of common stock upon conversion of the convertible notes to the holders on a timely basis on the applicable share delivery due date; and

(iv)          during the equity conditions measuring period, there will not have occurred either the public announcement of a pending, proposed or intended change of control which has not been abandoned, terminated or consummated, or a default or event of default.

If, at any time and from time to time on or after September 30, 2009, there is not an equity conditions failure, then we will have the right to redeem (the “optional redemption right”) all or any portion of the convertible notes at a redemption price (the “optional redemption price”) equal to:

(i)             if the optional redemption date is prior to September 30, 2010 and the closing sale price of the common stock is greater than $6.00 (subject to adjustment for any stock dividend, stock split, stock combination, reclassification or other transactions after the issue date) for each of 20 of any 30 consecutive trading days preceding the applicable optional redemption notice (“pricing condition”), then 100% of the principal amount plus accrued and unpaid interest on such principal, late charges on such principal and interest, and an interest make-whole equal to the amount of interest that but for the optional redemption, would have accrued with respect to the conversion amount being redeemed for the period from the option redemption date through September 20, 2010, if any;

(ii)            if the optional redemption date is on or after September 30, 2010 and prior to September 30, 2011, then if the pricing condition is satisfied, 100%, otherwise, 105%, of the principal amount as designated in the optional redemption notice plus accrued and unpaid interest on such principal, and late charges on such principal and interest, if any; and

(iii)           if the optional redemption date is on or after September 30, 2011 and prior to September 30, 2012, then if the pricing condition is satisfied, 100%, otherwise, 102.5% of the principal amount as designated in the optional redemption notice, plus accrued and unpaid interest on such principal, and late charges on such principal and interest, if any, subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the optional redemption date.

Offer to Purchase by Application of Excess Proceeds

If we are required pursuant to the provisions applicable to asset sales and events of loss to commence an offer to all holders of the convertible notes to purchase the maximum principal amount of notes that may be purchased out of the excess proceeds (an “excess proceeds offer”), we will follow the procedures specified below. For purposes of the indenture, “excess proceeds” means any net proceeds from a permitted asset sale or event of loss under the indenture that are not applied or invested as provided in the provisions applicable to asset sales and events of loss. See “—Asset Sales and Events of Loss.”

The excess proceeds offer will remain open for a period of at least 20 business days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “offer period”). As promptly as practicable and no later than three business days after the termination of the offer period (the “excess proceeds redemption date”), we will purchase the principal amount of convertible notes that we are required to purchase pursuant the provisions applicable to asset sales and events of loss (the “offer amount”) or, if less than the offer amount has been tendered, all convertible notes tendered in response to the excess proceeds offer. We will pay for any convertible notes purchased in the same manner as interest payments are made and we will make such payment on the excess proceeds redemption date. See “—Asset Sales and Events of Loss.”  If the excess proceeds redemption date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the person in whose name a convertible note is registered at the close of business on such record date.

Upon the commencement of an excess proceeds offer, we will send, by first class mail, a notice to each of the holders, with a copy to the trustee. The notice will contain all instructions and materials necessary to enable such holders to tender the convertible notes pursuant to the excess proceeds offer. The excess proceeds offer will be made to all holders. The notice which will govern the terms of the excess proceeds offer (the “excess proceeds notice”) will state:

(i)             the section of the indenture pursuant to which the excess proceeds offer is being made and the length of time the excess proceeds offer will remain open;

(ii)            the offer amount, the excess proceeds redemption price and the excess proceeds redemption date;

(iii)           that any convertible note not tendered or accepted for payment will continue to accrue interest;

(iv)           that, unless we default in making such payment, any convertible note accepted for payment pursuant to the excess proceeds offer will cease to accrue interest after the excess proceeds redemption date;

(v)            that holders electing to have a convertible note purchased pursuant to an excess proceeds offer may elect to have convertible notes purchased in integral multiples of $1,000 only;

(vi)           that holders electing to have a convertible note purchased pursuant to any excess proceeds offer will be required to surrender the convertible note, with the form entitled “Option Of Holder To Elect Purchase” on the reverse of the convertible note completed, or transfer by book-entry transfer, to us, a depositary, if appointed by us, or a paying agent at the address specified in the notice no later than the expiration of the offer period prior to the excess proceeds redemption date;

(vii)          that holders will be entitled to withdraw their election if we, the depositary or the paying agent, as the case may be, receives, not later than the expiration of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the convertible note the holder delivered for purchase and a statement that such holder is withdrawing its election to have such convertible note purchased;

(viii)        that, if the aggregate principal amount of convertible notes surrendered by the holders exceeds the offer amount, we will select the convertible notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by us so that only convertible notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(ix)           that holders whose convertible notes were purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered (or transferred by book-entry transfer).

On or before the excess proceeds redemption date, we will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the offer amount of notes or portions thereof tendered pursuant to the excess proceeds offer, or if less than the offer amount has been tendered, all convertible notes tendered, and will deliver to the trustee an officers’ certificate stating that such convertible notes or portions of the convertible notes were accepted for payment by us in accordance with the terms of the indenture. If the aggregate principal amount of convertible notes tendered into such excess proceeds offer exceeds the amount of the excess proceeds, the trustee will select the notes to be purchased on pro rata basis. We, the depositary or the paying agent, as the case may be, will promptly (but in any case not later than three business days after the excess proceeds redemption date) mail or deliver to each tendering holder an amount equal to the excess proceeds redemption price of the convertible notes tendered by such holder and accepted by us for purchase and we will promptly issue a new convertible note, and the trustee, upon written request from us will authenticate and mail or deliver such new convertible note to such holder, in a principal amount equal to any unpurchased portion of the convertible note surrendered. Any convertible note not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the excess proceeds offer on the excess proceeds redemption date.

We will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the convertible note pursuant to any excess proceeds offer.

Offer to Repurchase Upon Election of Holder

If we receive a holder optional repurchase notice (as defined below) from a holder, all or any portion of the convertible notes of any holder equal to $1,000 or an integral multiple of $1,000 will be repurchased by us, at the option of the holder, on September 30, 2010 (the “holder optional redemption date”) at a purchase price in cash equal to 100% of the principal amount of the convertible notes to be repurchased together with interest and late charges, if any, accrued and unpaid up to, but excluding, the holder optional redemption date (the “holder optional redemption price”). However, if the holder optional redemption date falls after a regular record date for an interest payment but on or before the related interest payment date, then the interest on the convertible notes payable on such date will be payable to the holders in whose name the notes were registered at the close of business on such regular record date.

We or, at our written request and expense, the trustee will mail a written notice of the holder option redemption date (the “holder optional redemption notice”) to the trustee (if the trustee does not mail such notice) and to each holder not more than 60 days and not less than 30 days prior to the holder optional redemption date. The holder optional redemption notice will include the form of a repurchase notice to be completed by the holder and will state:

(i)            the date by which a repurchase notice must be given;

(ii)           the holder optional redemption date;

(iii)          the holder optional redemption price;

(iv)          the holder’s right to require us to repurchase the convertible notes;

(v)           briefly, the conversion rights of the convertible notes;

(vi)          the name and address of each paying agent and conversion agent;

(vii)         the conversion price (including any adjustments thereto);

(viii)        that, the convertible notes as to which a holder optional redemption notice has been given may be converted into cash and common stock (if any) pursuant the indenture only to the extent that the holder optional redemption notice has been withdrawn in accordance with the terms of the indenture;

(ix)           that, unless we default in making the payment of the redemption price, interest on convertible notes called for repurchase will cease to accrue on and after the redemption date and the only remaining right of the holder will be to receive payment of the redemption price payable to such holder upon presentation and surrender to a paying agent of the convertible notes;

(x)            the procedures that the holder must follow to exercise rights;

(xi)           the procedures for withdrawing a repurchase notice, including a form of notice of withdrawal;

(xii)          that the holder must satisfy the requirements set forth in the convertible notes and the indenture to convert the convertible notes; and

(xiii)         the CUSIP and/or ICIN numbers of the convertible notes.

If any of the convertible notes is in the form of a global note, then we will modify the notice to the extent necessary to accord with the procedures of the depositary applicable to the purchase of global notes.

A holder of the convertible notes may exercise its rights to redeem the convertible notes (a “holder optional redemption”) upon delivery of a written notice (which will be in substantially the form included the indenture and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of global notes, may be delivered electronically or by other means in accordance with the depositary’s customary procedures) of the exercise of such rights (a “repurchase notice”) to any paying agent at any time prior to the close of business on the second trading day next preceding the holder optional redemption date. The delivery of the convertible note to any paying agent (together with all necessary endorsements) at the office of such paying agent will be a condition to the receipt by the holder of the holder optional redemption price therefor.

We will only be obliged to repurchase pursuant to the option redemption provisions a portion of a convertible note if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of the indenture that apply to the repurchase of all of a convertible note also apply to the repurchase of such portion of a convertible note.

Any holder that delivers a repurchase notice to a paying agent will have the right to withdraw the repurchase notice in whole or in a portion thereof that is a principal amount of $1,000 or in an integral multiple thereof at any time prior to 5:00 p.m., New York City time, on the second trading day next preceding the holder optional redemption date by delivery of a written notice of withdrawal to the paying agent. The paying agent will promptly notify us of the receipt by it of any repurchase notice or written withdrawal thereof. In the case of global notes, any repurchase notice may be delivered or withdrawn and the convertible notes may be surrendered or delivered for repurchase in accordance with the applicable procedures that are in effect at the time.

We will deliver the applicable holder optional redemption price to the holder on the holder optional redemption date. In the event of a redemption of less than all of the principal amount of any convertible note, we will promptly cause to be issued and delivered to the holder a new convertible note representing the outstanding principal amount which has not been redeemed.

Failure of Company to Pay the Applicable Redemption Price

In the event that we do not pay the redemption price to the holder within the time period required, at any time thereafter and until we pay the redemption price in full, the holder will have the option, in lieu of redemption, to require us to promptly return to them all or any portion of the convertible note representing the principal amount that was submitted for redemption and for which the applicable redemption price (together with any late charges thereon) has not been paid. Upon our receipt of such notice, the applicable redemption notice will be null and void with respect to such principal amount, we will immediately return the convertible note or issue a new convertible note (which will be authenticated by the trustee) to the holder representing such conversion amount to be redeemed and subject to the limitations on the percentage of shares issuable as discussed above under the caption “—Limitations and Interpretations,” the conversion price of the convertible note or such new convertible note will be adjusted in accordance with our written instructions to the lesser of the conversion price that is in effect on the date on which the redemption notice is voided and the lowest closing sale price of the common stock during the period beginning on and including the date on which the applicable redemption notice is delivered to us and ending on and including the date on which the redemption notice is voided. The holder’s delivery of a notice voiding a redemption notice and exercise of the holder’s rights after the notice is given will not affect our obligation to make any payments of late charges that have accrued prior to the date of the notice with respect to the principal amount contained in the notice.

Notices to Trustee and Notice of Redemption

If we elect to exercise our optional redemption right, we will notify the trustee in writing of the optional redemption date and the principal amount of the convertible notes to be redeemed and will deliver an officers’ certificate stating that all conditions precedent for the redemption have been satisfied and the redemption will comply with the provisions of the indenture.

We will give each notice to the trustee and the registrar at least 35 days prior to any optional redemption date unless the trustee consents to a shorter period. The record date for the redemption will be at least 15 days after the date of the notice. If less than all of the convertible notes are to be redeemed, the record date relating to such redemption will be selected by us and will be included in the notice given to the trustee.

At least 30 days but not more than 60 days before an optional redemption date, we will deliver a notice of redemption (an “optional redemption notice”) to each holder of the convertible notes that we intend to redeem at the holder’s registered address. We will also deliver a copy of the option redemption notice to the trustee. At our request, the trustee will give the Optional Redemption Notice in our name and at the our expense and, in that case, we will provide the trustee with the information required to be in that notice.

The optional redemption notice will identify the convertible notes to be redeemed and will state:

(i)            each date when we elect to redeem the convertible notes in whole or in part (the “optional redemption date”);

(ii)           the optional redemption price;

(iii)          the conversion price;

(iv)          the name and address of the paying agent where the convertible notes are to be surrendered;

(v)           that convertible notes called for redemption may be converted at any time before the close of business on the business day immediately preceding the optional redemption date;

(vi)          that convertible notes called for redemption must be surrendered to the paying agent to collect the optional redemption price;

(vii)         if fewer than all the outstanding convertible notes are to be redeemed, the identification and principal amounts of the particular convertible notes to be redeemed;

(viii)        that, unless we default in making a redemption payment, the interest on the convertible notes or the portion thereof called for redemption will cease to accrue on and after the optional Redemption Date; and

(ix)           the CUSIP number or ISIN number, if any, printed on the convertible notes being redeemed.

Effect of Notice of Redemption

Once an optional redemption notice is delivered to the holders, the convertible notes or portions thereof called for redemption will become irrevocably due and payable on the optional redemption date and at the optional redemption price stated in the optional redemption notice. The optional redemption notice may not be conditional and will be irrevocable. Upon surrender to the paying agent, the convertible notes will be paid at the optional redemption price stated in the optional redemption notice. Even if the notes are surrendered, if the optional redemption date is on or after a regular record date and on or prior to the interest payment date, the accrued and unpaid interest will be payable to the holder of the redeemed notes registered on the relevant record date. Failure to give notice or the existence of any defect in the notice to any holder will not affect the validity of the notice to any other holder.

Deposit of Redemption Price

We will deposit with the paying agent money sufficient to pay the redemption price on all convertible notes to be redeemed on the applicable redemption date other than convertible notes or portions of the convertible notes called for redemption that are owned by us or one of our subsidiaries and have been delivered by us or one of our subsidiaries to the trustee for cancellation no later than 11:00 a.m., New York City time on the business day prior to the date on which any redemption price on any convertible note is due and payable. If we or our subsidiary is the paying agent, we will segregate the money to pay the redemption price and hold it in trust. If we comply with the foregoing requirements, then on and after the applicable redemption date, interest will cease to accrue on the convertible notes or portions of the convertible note called for redemption.

Convertible Notes Redeemed in Part

Upon cancellation of a convertible note that is redeemed in part, at our expense, we will issue and the trustee will authenticate for the holder a new convertible note equal in principal amount to the unredeemed portion of the convertible note surrendered. The trustee will notify the registrar of the issuance of such new convertible note.

If less than all of the outstanding convertible notes are to be redeemed, the trustee will select the convertible notes in compliance with the requirements of the principal national securities exchange, if any, on which the convertible notes are listed, or if the convertible notes are not listed, then by lot or at random. The notes or portions of them selected by the trustee will be redeemed in principal amounts of $1,000 or whole multiples of $1,000. If a portion of a holder’s convertible notes is selected for partial redemption and such holder converts a portion of its convertible notes before termination of the conversion right in respect to the portion of the convertible note selected, the converted portion will be deemed to be of the portion selected for redemption and the amount designated for partial redemption will be reduced by the converted amount. Convertible notes that have been converted during a selection of convertible notes to be redeemed by the trustee as outstanding for the purpose of selecting convertible notes.

We may not redeem the convertible notes if we have failed to pay any interest or premium on the convertible notes and such failure to pay is continuing. We will issue a press release if we redeem the convertible notes.

Ranking and Security

The convertible notes are secured by a perfected first priority lien on our Clinton County refinery and a pledge of the equity interests of each of the guarantors of our convertible notes and of Nova Holding Seneca LLC (the lien and the equity interests are referred to as the “collateral” in this prospectus). The convertible notes are our senior secured obligations. The convertible notes:

•      rank equally with all of our other existing and future unsubordinated indebtedness and are effectively senior to our existing and future unsecured indebtedness, to the extent of the value of the collateral;

•      are effectively subordinated to our existing and future secured indebtedness that is secured by assets other than the collateral, to the extent of the value of such assets; and

•      as our indebtedness, the convertible notes are effectively subordinated to existing and future indebtedness and liabilities of our subsidiaries (other than the guarantors).

Guarantees

The guarantors and any successor of any guarantor under the indenture, jointly and severally with any other guarantors, have irrevocably and unconditionally guaranteed, on a senior basis, the following:

•      the due and punctual payment of the principal of, premium, if any, and interest on the convertible notes, whether at maturity of the convertible notes, by acceleration or otherwise; the due and punctual payment of interest on any overdue principal or interest, if any, on the convertible notes, to the extent lawful; and the due and punctual performance of all other obligations of the guarantors and any successor of the guarantor to the holders or to the trustee; and

•      in case of any extension of time of payment or renewal of any convertible notes or any such other obligations, that the obligations will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity of the convertible notes, by acceleration or otherwise.

In the event of a sale or other disposition of all of the assets of any guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the capital stock of any guarantor, other than a sale of other disposition to us or our subsidiaries, then the guarantor or the corporation acquiring the capital stock or the assets will automatically be released and relieved of any its obligations under the guarantee. However, in order for the release to occur, the sale or other disposition must be made in compliance with the provisions set forth in the indenture, including, but not limited to, the following:

•      we or the guarantor will be the surviving corporation or the entity formed by or surviving any such consolidation or merger (if other than us or the guarantor) or to which the sale, assignment, transfer, conveyance or other disposition was made is a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia;

•      the surviving entity must expressly assume all the obligations of the guarantor, under the indenture, the convertible notes and the subsidiaries’ guarantee of the convertible notes, and any obligations under the indenture, convertible notes, the guarantee, any security agreements or documents as the case may be, and under any security agreements or documents pursuant to a supplemental indenture executed and delivered in a form reasonably satisfactory to the trustee;

•      immediately after giving effect to the transaction, no default or event of default will exist and no event which after notice or lapse of time or both would become a default or event of default will have occurred and be occurring;

•      any of the pledged collateral contained in the surviving entity continues to constitute pledged collateral under the indenture, the pledge agreement (the pledge agreement pursuant to which the collateral is pledged) or other security agreements or documents and is subject to a first-priority lien, subject to exceptions for certain permitted liens, in favor of the trustee for the benefit of the holders of the convertible notes;

•      the surviving entity would, on the date of such transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness under the indenture;

•      to the extent that the assets of the surviving entity are assets of the type which would constitute pledged collateral under the indenture and the pledge agreement or other collateral documents (which means the security agreement and the other agreements, documents, or instruments, including any financing statements, and any amendments or supplements thereto, creating, perfecting, or evidencing any liens securing the notes, the note guarantees and any other obligation under this indenture or the collateral documents), such surviving entity shall have taken such action as may be reasonably necessary to cause such property and assets to be made subject to the lien of the pledge agreement or other security agreements of documents in the manner and to the extent required in the indenture;

•      the transaction does not result in us or any of our subsidiaries, directly or indirectly, leasing to another person all or substantially all of the properties or assets, of us and our subsidiaries taken as a whole, in one or more related transactions; and

•      we deliver to the trustee a certificate to the effect that all the conditions for such consolidation or merger or such sale, assignment, transfer, conveyance or other disposition have been satisfied.

Covenants

Payment of Convertible Notes

We will pay or cause to be paid the principal of, premium, if any, redemption price, if applicable, interest and any other amounts to be paid on the convertible notes on the dates and in the manner provided for in the indenture ant the convertible notes. All amounts to be paid will be considered paid on the date due if the paying agent, if other us or one of our subsidiaries, holds as of 10:00 a.m., Eastern Time on the due date the money deposited by us in immediately available funds and the funds are designated for and sufficient to pay all the amounts to be paid then due. We will pay late charges (as defined below); including post-petition interest in any proceeding under any applicable bankruptcy law; on overdue principal and overdue installments of interest (with respect to the overdue interest installments without regard to any applicable grace period) to the extent lawful. For purposes of the indenture, “late charges” means an amount equal to interest at a rate per annum equal to the sum of 2% and the applicable interest rate (which will be a rate per annum equal to either (i) 10%, for any portion of the interest that is paid in cash with respect to the applicable interest period paid on the applicable interest payment date, or (ii) 12%, for any portion of the interest that is added as capitalized interest pursuant under the indenture with respect to the applicable interest period paid on the applicable interest payment date).

Maintenance of Office or Agency

We will maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the trustee or an affiliate of the trustee, registrar or co-registrar) where the convertible notes may be surrendered for registration of transfer or for exchange. Notices and demands to or upon us in respect of the convertible notes or the indenture may also be served at that office or agency. We will give prompt written notice to the trustee of the location, and any change in the location, of the office or agency in the Borough of Manhattan and any other designation or rescission of any other office or agency. If we fail to maintain the required office or agency or we fail to furnish the trustee with the address of that office or agency, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We may also designate one or more other offices or agencies where the convertible notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. However, no additional designation or rescission will relieve us of our obligation to maintain an office or agency in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the trustee, presently located at 101 Barclay Street, New York, NY 10286, as one such office or agency.

Reports

Whether or not required by the rules and regulations of the SEC, as long as any convertible notes are outstanding, we will furnish the holders of the convertible notes or we will cause the trustee to furnish to the holders of the convertible notes, if not filed electronically with the SEC, and we will post on our website, within the time periods as specified in the SEC’s rules and regulations at the time of the applicable report, all quarterly and annual consolidated financial statements that would be required to be filed with the SEC on Form 10-Q or Form 10-QSB and on Form 10-K or Form 10-KSB and all information and/or financial statements on Form 8-K if we were required to file such reports. The financial statements will be prepared in all material respects in accordance with SEC’s Regulation S-X and will be accompanied by a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in substantially the form that would be required if filed with the SEC with a Form 10-Q or Form 10-QSB or Form 10-K or

Form 10-KSB and a certification of our chief financial officer that no default has occurred and is continuing under the indenture. In the case of annual financial statements, an audit report of by our independent public accountants will also be included. If we, at any time, are no longer subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for any reason, we will continue filing the reports required to be delivered to the holders with the SEC within the time periods specified above unless the SEC will not accept our filings. We will not take any action for the purpose of causing the SEC not to accept any of our filings.

If we designate any of our subsidiaries as unrestricted subsidiaries as provided in the indenture, then the quarterly and annual financial information required of us will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of us and our restricted subsidiaries separate from the financial condition and results of operations of the unrestricted subsidiaries.

As long as any of the convertible notes remain outstanding, we will post on our website all material information about us and our subsidiaries that we have provided to any holder or beneficial holder of the convertible notes or other of our securities the indenture (other than a holder who after the date of this indenture has entered into a confidentiality or non-disclosure agreement with us) and we will furnish to the holders, beneficial holders of convertible notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. However, we will not be required to publicly disclose any information to the extent that it is subject to a confidentiality, non-disclosure or other similar agreement prohibiting its disclosure, provided, however, that we will use commercially reasonable efforts not to enter into any such confidentiality agreements that would prevent our compliance with the reporting covenants.

Compliance Certificate

We and each guarantor (to the extent that the guarantor is required under the Trust Indenture Act of 1939 (“TIA”)) will deliver to the trustee, within 90 days after the end of each fiscal year, an officers’ certificate, one of the signatories of which will be our chief executive officer, chief financial officer or chief accounting officer, stating that a review of our activities and the activities of our subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether we and each obligor under the convertible notes and the indenture has kept, observed, performed and fulfilled its obligations under the indenture, the note guarantee, the pledge agreement and the collateral documents. The officers’ certificate will also state, as to each such officer signing the certificate, that to the best of his or her knowledge we and each other obligor has kept, observed, performed and fulfilled each and every covenant contained in the indenture, the notes, the note guarantees, the pledge agreement and the collateral documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this indenture, the notes, the note guarantees, the pledge agreement and the collateral documents (or, if a default or event of default will have occurred, describing all such defaults or events of default of which he or she may have knowledge and what action we or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, interest or any other amounts due, if any, on the notes is prohibited or if such event has occurred, a description of the event and what action we or the other obligor is taking or proposes to take with respect thereto.

As long as any of the convertible notes are outstanding, we will deliver to the trustee, an officers’ certificate specifying any event of default or which the officer becomes aware and specifying the event of default and what action we are taking or we propose to take with respect to the event of default.

Taxes

We will pay and will cause each of our subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the convertible notes.

Stay, Extension and Usury Laws

We and each of our guarantors covenants that to the extent that each may lawfully do so each will not insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the indenture. Additionally, we and each of the guarantors have also, to the extent that each may lawfully do so, expressly waived all benefit or advantage of any such law, and each of us covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the trustee.

Restricted Payments

We will not and will not permit any of its restricted subsidiaries to directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of its equity interests (as defined below), including any payment in connection with any merger or consolidation involving us or any of our restricted subsidiaries, or to the direct or indirect holders of its equity interests in their capacity as such, other than dividends or distributions payable in our equity interests other than disqualified stock (as defined below), to us or any of our subsidiaries, or, in the case of dividends or distributions payable by any of our restricted subsidiaries, pro rata to the holders of that subsidiary’s equity interests;

(ii)           purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving us) any of our or any of our direct or indirect parents equity interests;

(iii)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness of us or any of our subsidiaries that are contractually subordinated to the convertible notes or any note guarantee (excluding any intercompany indebtedness between or among us and any of our subsidiaries), except a payment of interest or principal at the maturity date; or

(iv)          make any restricted investment (as defined below).

All of the payments and other actions set forth above are collectively referred to as “restricted payments.”  However, the payment or other action will not constitute a restricted payment if at the time of and after giving effect to such restricted payment:

(i)            no default or event of default has occurred and is continuing or would occur as a consequence of such restricted payment;

(ii)           we would, at the time of the restricted payment and after giving pro forma effect to the payment as if the restricted payment had been made at the beginning of the applicable four-quarter period, be in compliance with the fixed charge coverage ratio (as defined below) for the four most recently ended full fiscal quarters for which internal financial statements are available; and

(iii)          the restricted payment, together with the aggregate amount of all other restricted payments made by us and our restricted subsidiaries since the date of the indenture (excluding certain permitted restricted payments), is less than the sum, without duplication, of:

(a)           50% of our consolidated net income (as defined below) for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the restricted payment (or, if such consolidated net income for such period is a deficit, less 100% of such deficit);

(b)           100% of the aggregate net cash proceeds received by us since the date of the indenture as a contribution to our common equity capital or from the issue or sale of our equity interests other than disqualified stock or from the issue or sale of convertible or exchangeable disqualified stock or our convertible or exchangeable debt securities that have been converted into or exchanged for such equity interests, other than equity interests or disqualified stock or debt securities sold to one of our subsidiaries;

(c)           to the extent that any restricted investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such restricted investment (less the cost of disposition, if any) and (ii) the initial amount of such restricted investment;

(d)           to the extent that any one of our unrestricted subsidiaries that is designated as unrestricted after the date of the indenture is redesignated as a restricted subsidiary after the date of the indenture, the lesser of (i) the fair market value of our investment in the subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such subsidiary was originally designated as an unrestricted subsidiary after the date of the indenture; and

(e)           50% of any dividends received by us or one of our restricted subsidiary after the date of the indenture from an unrestricted subsidiary, to the extent that such dividends were not otherwise included in the consolidated net income of the company for such period.

For purposes of the indenture, “consolidated net income” means, with respect to any specified individual or entity for any period, the aggregate of the net income of the person and its restricted subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i)            the net income (but not loss) of any person that is not a restricted subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified individual or entity or a restricted subsidiary of the individual or entity;

(ii)           the net income of any restricted subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its securityholders;

(iii)          the cumulative effect of a change in accounting principles will be excluded;

(iv)          the net income of any person acquired during the specified period for any period prior to the date of acquisition will be excluded; and

(v)           notwithstanding clause (i) above, the net income of any unrestricted subsidiary will be excluded whether or not distributed to the specified individual or entity or one of its subsidiaries.

As long as no default or event of default has occurred, is continuing or would occur as a result of the payment, the prior provisions will not prohibit:

(i)            the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this indenture;

(ii)           the making of any restricted payment (other than certain restricted payments involving making payment to purchase, redeem, defease or otherwise acquire or retire for value certain indebtedness or securities) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our subsidiaries or guarantors) of, our equity interests (other than disqualified stock) or from the substantially concurrent contribution of common equity capital to us;

(iii)          the redemption, repurchase, defeasance or other acquisition or retirement for value of indebtedness of us or one of our subsidiaries that is contractually subordinated or subordinated with respect to security interests to the convertible notes or any note guarantee with the net cash proceeds from a substantially concurrent incurrence of certain permitted refinancing indebtedness;

(iv)          the repurchase, redemption or other acquisition or retirement for value of any equity interests of us or any of our restricted subsidiaries held by any of our current or former officer, director or employee or any of our restricted subsidiaries in order to pay or satisfy the officer’s, director’s or employee’s aggregate exercise price or withholding tax payment obligations pursuant to awards granted under our equity incentive, stock option, restricted stock or other long-term equity compensation plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired equity interests may not exceed $2,000,000 in the aggregate; and

(v)           the repurchase of our equity interests deemed to occur upon the exercise of stock options to the extent the equity interests represent a portion of the exercise price of the stock options.

For purposes of the indenture, “restricted investments” means, with respect to any individual or entity, all direct or indirect investments by such individual or entity in other individuals or entities (including affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of indebtedness, equity interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our subsidiaries sells or otherwise disposes of any equity interests of any of our direct or indirect subsidiaries such that, after giving effect to any the sale or disposition, such entity is no longer our subsidiary, we will be deemed to have made an investment on the date of any such sale or disposition in such subsidiary. Our or our subsidiaries acquisition by of an entity person that holds an investment in a third person will be deemed to be an investment by us or our subsidiary in that third person. However, restricted investment will not include any “permitted investments,” which under the indenture will mean the following:

(i)            any investment by us in ourselves or our restricted subsidiaries;

(ii)           any investment in cash equivalents;

(iii)          any investment by us or a subsidiary in an individual or entity, if as a result of such investment such individual or entity becomes our restricted subsidiary or such individual or entity is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a restricted subsidiary;

(iv)          any investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with the terms of the indenture;

(v)           any acquisition of assets or capital stock solely in exchange for the issuance of our equity interests (other than disqualified stock);

(vi)          any investments received in compromise or resolution of litigation, arbitration or other disputes;

(vii)         investments represented by hedging obligations;

(viii)        guarantees by us of permitted project debt during the construction phase prior to final acceptance (as determined by the project lender in accordance with the credit agreement governing such permitted project debt) of the applicable project or projects, as the case may be in an aggregate amount at any time outstanding not to exceed the lesser of (i) 80% of the amount equal to $1.50 (or such higher amount as proportionately adjusted by increases in Chemical Engineering’s CE Plant Cost Index from and after the issue date) per gallon per year of nameplate biodiesel production capacity with respect to each such project under construction and (ii) $162.0 million;

(ix)           investments by us in Seneca made with the net proceeds of the offering of the convertible notes pursuant to the securities purchase agreement; and

(x)            repurchases of the notes, including the related note guarantees, in accordance with the terms of the indenture.

The amount of all restricted payments (other than cash) will be the fair market value on the date of the restricted payment of the assets or securities to be transferred or issued by us or our subsidiaries. The fair market value of any non-cash restricted payment will be determined by the Board of Directors and their resolution with respect to the restricted payment will be delivered to the trustee. The determination will be based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Before making any restricted payment, we will deliver to the trustee an officers’ certificate stating that the restricted payment is permitted and the basis upon which the calculations required with respect to restricted payments were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

For purposes of the indenture, “equity interests” means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

For purposes of the indenture, “disqualified stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the convertible notes mature. Any capital stock that would constitute disqualified stock solely because the holders of the capital stock have the right to require us to repurchase the capital stock upon the occurrence of a change of control or an asset sale will not constitute disqualified stock if the terms of the capital stock provide that we may not repurchase or redeem any of the capital stock pursuant to those provisions unless the repurchase or redemption complies the indenture. The amount of disqualified stock deemed to be outstanding at any time for purposes of hereof shall be the maximum amount that we and our subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such disqualified stock, exclusive of accrued dividends.

Dividend and Other Payment Restrictions Affecting Subsidiaries

We will not and we will not permit our restricted subsidiaries to, directly or indirectly, create or otherwise permit, cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary to pay dividends or to make any other distributions on its capital stock us or any of our restricted subsidiaries or with respect to any other interest or participation in, or measured by, its profits or pay any indebtedness owed to us or any of our restricted subsidiaries; make loans or advances to us or any of our restricted subsidiaries; or sell, lease or transfer any of its properties or assets to us or any of our restricted subsidiaries. However, we will permit the encumbrances or restrictions existing under or by reason of:

(i)            the indenture, the convertible notes and the note guarantees;

(ii)           agreements governing existing indebtedness and credit facilities as in effect on the date of this indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than the agreements existing on the date of the indenture;

(iii)          any instrument governing indebtedness or capital stock of a person acquired by us or any of our restricted subsidiaries as in effect at the time of such acquisition (except to the extent the indebtedness or capital stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any entity, or the properties or assets of any entity, other than the entity, or the property or assets of the entity, so acquired; provided that, in the case of indebtedness, the indebtedness was permitted by the terms of this indenture;

(iv)          certain purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions on the property purchased or leased;

(v)           certain permitted refinancing indebtedness; provided that the restrictions contained in the agreements governing such permitted refinancing indebtedness are not materially more restrictive than those in the agreements governing the indebtedness being refinanced;

(vi)          applicable law, rule, regulation or order;

(vii)         customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(viii)        any agreement for the sale or other disposition of a restricted subsidiary that restricts distributions by that restricted subsidiary pending the sale or other disposition;

(ix)           certain liens permitted to be incurred under the indenture provisions that limit the right of the debtor to dispose of the assets subject to such liens;

(x)            provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the our Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(xi)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Incurrence of Indebtedness and Issuance of Preferred Stock

We will not and will not permit any of our restricted subsidiaries to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness (including acquired debt which, for the purposes of the indenture, will mean indebtedness of any other entity existing at the time the other entity is merged with or into or became a subsidiary of the specified entity and the indebtedness secured by a lien encumbering any real property or fixed assets acquired by the specified entity). Additionally, we will not issue any disqualified stock and will not permit any of our restricted subsidiaries to issue any shares of preferred stock. However, the following items of indebtedness will be permitted (the “permitted debt”):

(i)            the incurrence of additional indebtedness and letters of credit under credit facilities to procure feedstock, inventory, supplies, consumables and other assets, which would become collateral, by us and our restricted subsidiaries in an aggregate principal amount at any one time outstanding not to exceed $5.0 million, less the aggregate amount of all net proceeds of asset sales applied by us or any of our restricted subsidiaries since the date of the indenture to repay any term indebtedness under a credit facility or to repay any revolving credit indebtedness under a credit facility and effect a corresponding commitment reduction thereunder as permitted by the procissions regarding asset sales and events of loss;

(ii)           the incurrence by us and our restricted subsidiaries of existing indebtedness;

(iii)          incurrence by us, the guarantee thereof by the guarantors, of indebtedness represented by the convertible notes on the date of the indenture and permitted refinancing indebtedness with respect to that indebtedness;

(iv)          the guarantees by us and our restricted subsidiaries of permitted project debt during the construction, commissioning, start-up, testing, completion and acceptance periods in aggregate principal amount not to exceed the lesser of (a) 80% of the amount equal to $1.50 (or such higher amount as proportionately adjusted by increases in Chemical Engineering’s CE Plant Cost Index from and after the issue date) per gallon per year of nameplate biodiesel production capacity with respect to any biodiesel refinery being financed or to be financed with such permitted project debt and (b) $162.0 million, and permitted refinancing indebtedness in respect thereof;

(v)           the incurrence by us or any of our restricted subsidiaries of indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in our or our restricted subsidiaries businesses, in an aggregate principal amount, including all permitted refinancing indebtedness incurred to renew, refund, refinance, replace, defease or discharge any indebtedness, not to exceed $5.0 million in the aggregate outstanding at any time outstanding;

(vi)          the incurrence by us or any of our restricted subsidiaries of permitted refinancing indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge certain indebtedness (other than indebtedness owed by one credit party to another credit party) that was permitted by the indenture;

(vii)         the incurrence by us or any of our restricted subsidiaries of intercompany indebtedness between or among us or any of our restricted subsidiaries not to exceed $10.0 million in the aggregate at any time outstanding; provided, however, that the indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to this indenture, the notes and the note guarantees, the indebtedness matures no less than 91 days following the maturity of the notes and any subsequent issuance or transfer of equity interests that results in any such indebtedness being held by a person other than us or one of our subsidiaries or any sale or other transfer of any such indebtedness to a person that is not either us or one of our restricted subsidiary thereof will be deemed, in each case, to constitute an incurrence of indebtedness that was not permitted by this provision;

(viii)        the incurrence by us or any of our restricted subsidiaries of indebtedness not to exceed in the aggregate at any time outstanding the greater of $10.0 million or the amount equal to 1.5 times consolidated cash flow for the twelve calendar months for with financial statements are available immediate preceding the date of incurrence of such indebtedness; provided, however, that the indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to this indenture, the notes and the note guarantees and matures no less than 91 days following the maturity of the notes;

(ix)           the incurrence by us or any of our restricted subsidiaries of hedging obligations in the ordinary course of business (other than for speculative purposes);

(x)            the incurrence by us or any of our restricted subsidiaries of indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business; and

(xi)           the incurrence by us or any of our restricted subsidiaries of indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such indebtedness is covered within five business days.

We will not incur and will not permit any guarantor to incur any indebtedness (including permitted debt) that is contractually subordinated in right of payment to any of our or our guarantor’s other indebtedness unless such indebtedness is also contractually subordinated in right of payment to the notes and the note guarantees on substantially identical terms. However, no indebtedness will be deemed to be contractually subordinated in right of payment to any of our other indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior lien basis.

For purposes of determining compliance with the provisions regarding permitted debt, if an item of proposed indebtedness meets the criteria of multiple permitted debt categories, we will be permitted to classify the indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of indebtedness, in any manner that complies with this covenant. Indebtedness under credit facilities that areoutstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the first exception set forth above allowing for trade accounts.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, the reclassification of preferred stock as indebtedness due to a change in accounting principles and the payment of dividends on disqualified stock in the form of additional shares of the same class of disqualified stock will not be deemed to be an incurrence of indebtedness or an issuance of disqualified stock, provided, in each such case, that the amount of any such accrual, accretion or payment is included in our fixed charges as accrued.

The amount of any indebtedness outstanding as of any date will be the accreted value of the indebtedness, in the case of any indebtedness issued with original issue discount; the principal amount of the indebtedness, in the case of any other indebtedness; and in respect of indebtedness of another individual or entity secured by a lien on the assets of the specified individual or entity, the lesser of the fair market value of such assets at the date of determination and the amount of the indebtedness of the other individual or entity.

Asset Sales and Events of Loss

We will not and will not permit any of our restricted subsidiaries to sell, lease, convey or otherwise dispose of any assets or rights other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of us and our restricted subsidiaries taken as a whole or to issue equity interests in any of the restricted subsidiaries or sell equity interests in any of its restricted subsidiaries (each an “asset sale” ). However, certain asset sales will be permitted (each a “permitted asset sale”) as set forth below. It will be a permitted asset sale if we or our restricted subsidiary, as the case may be, receive consideration at the time of the asset sale at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of; and at least 75% of the consideration received is in cash; provided, however, that the amounts of the following will be deemed to be cash for purposes of this provision:  (i)  any liabilities shown on our most recent consolidated balance sheet or in the notes thereto, for us or any of our restricted subsidiaries (other than contingent liabilities or liabilities that are by their terms subordinated in right of payment or as to security interests to the notes or any note guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or our restricted subsidiary from further liability, (ii)   any securities, notes or other obligations received by us or any of our subsidiaries from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by us or the restricted subsidiary into cash (to the extent of the cash received in that conversion) and (iii) any stock or assets received by us or any restricted subsidiary used to acquire all or substantially all of the assets of, or any capital stock of, another permitted business if, after giving effect to any such acquisition of capital stock, the permitted business is or becomes our restricted subsidiary and a guarantor or other assets that are not classified as current assets under GAAP and that are used or useful in a permitted business.

Additionally, the following transactions will be considered permitted asset sales:  any single or series of related transactions that involves assets having an aggregate fair market value less than $1.0 million; the sale or lease of products, services or accounts receivable by us or any subsidiary in the ordinary course of business and any sale or other disposition of damaged, worn-out, replaced or obsolete assets by us or any restricted subsidiary in the ordinary course of business;  the sale or other disposition by us or any restricted subsidiary of cash or cash equivalents; a transfer of assets by us to a restricted subsidiary or by a restricted subsidiary or to another restricted subsidiary;  an issuance of equity interests by a restricted subsidiary to us or to another of our restricted subsidiaries; and any restricted payment or permitted investment that is permitted under the indenture.

Within 365 days after any permitted asset sale, we or our restricted subsidiaries may apply the net proceeds from the permitted asset sale for the following purposes: to repay indebtedness and other obligations under a credit facility, and if the indebtedness repaid is revolving credit indebtedness, to correspondingly reduce facility commitments; to repay indebtedness and correspondingly permanently reduce commitments with respect thereto;    to acquire all or substantially all of the assets of, or any capital stock of, another permitted business if, after giving effect to any such acquisition of capital stock, the permitted business is or becomes a restricted subsidiary and a guarantor;    to make capital expenditures in a permitted business of a restricted subsidiary; or to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a permitted business of a restricted subsidiary.

Within 365 days after the receipt of net proceeds from an event of loss, we or our restricted subsidiaries may apply the net proceeds for the following purposes: to repay secured indebtedness and to correspondingly reduce commitments with respect thereto;  to acquire all or substantially all of the assets of, or any capital stock of, another permitted business, if, after giving effect to any such acquisition of capital stock, the permitted business is or becomes our subsidiary and a guarantor;  to make capital expenditures in a permitted business of a restricted subsidiary; or to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a permitted business. If we or our restricted subsidiaries have entered into a binding commitment or agreement to invest the net proceeds and are using all commercially reasonable efforts to so apply such net proceeds as soon as practicable thereafter, we or our restricted subsidiaries will be deemed to have applied net proceeds from an event of loss within such 365-day period. Upon any abandonment or termination of the commitment or agreement after such 365-day period, the net proceeds not applied will constitute excess proceeds of a restricted subsidiary. Pending the final application of any net proceeds from an asset sale or event of loss, we may temporarily invest such net proceeds in cash or cash equivalents.

Any net proceeds from such permitted asset sale or event of loss that are not applied or invested as provided above will be deemed to constitute “excess proceeds”. Within 15 days of each date on which the aggregate amount of excess proceeds exceeds $5.0 million, we will commence an excess proceeds offer to all holders, to purchase the maximum principal amount of convertible notes that may be purchased out of the excess proceeds. The offer price (except as provided in the next succeeding paragraph) will be in cash in an amount (the “excess proceeds redemption price”) equal to 100% of the principal amount thereof plus (i) a pro rata portion of the letter of credit amount and (ii) accrued and unpaid interest thereon, if any, to the excess proceeds redemption date. To the extent that the aggregate excess proceeds redemption price of convertible notes tendered pursuant to an excess proceeds offer is less than the excess proceeds, we or our restricted subsidiaries may use the remaining excess proceeds for any purpose not prohibited by the indenture. If the aggregate principal amount of the convertible notes tendered into such excess proceeds offer exceeds the amount of excess proceeds, the trustee will select the convertible notes to be purchased on a pro rata basis. Upon completion of the excess proceeds offer, the amount of excess proceeds will be deemed to be reset at zero. Any excess proceeds offer will be made in compliance with any applicable provisions of the pledge agreement.

Transactions with Affiliates

We will not and will not permit any of our restricted subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, transaction or guarantee with, or for the benefit of, any of our affiliates (each of the foregoing, an “affiliate transaction”), unless the affiliate transaction is on terms that are no less favorable to us or our restricted subsidiary than those that would have been obtained in a comparable transaction by us or our restricted subsidiaries with an unrelated individual or entity and we deliver to the trustee with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such affiliate transaction complies the above requirements and that such affiliate transaction has been approved by a majority of the disinterested members of our Board of Directors; with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to us or our restricted subsidiaries of the affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $10.0 million, the consent of the majority holders, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that we will not be required to comply with requirements in certain circumstances set forth below.

The following circumstances are excluded from the application of the preceding paragraph: any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by us or any of our restricted subsidiaries in the ordinary course of business and payments made pursuant thereto; transactions between or among us and/or our restricted subsidiaries;  restricted payments other than permitted investments that do not violate certain provisions of the indenture; transactions with an individual or entity that is our affiliate solely because we own, directly or through a subsidiary, an equity interest in, or controls, such individual or entity; payment of reasonable directors’ fees to an individual or entity who is not otherwise our affiliate; loans or advances to employees for expenses incurred or to be incurred in connection with the permitted business and such employee’s employment in the ordinary course of business not to exceed $500,000 in the aggregate, in each case; or transactions between or among us and our restricted subsidiaries, on the one hand, and our unrestricted subsidiaries, on the other hand, provided that either unrestricted subsidiaries make investments in us or our restricted subsidiaries or any such transactions on are no less favorable terms to us or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by us or the restricted subsidiary with an unrelated individual or entity and are approved by our Board of Directors as, among other things, fair from a financial view to holders.

Offer to Repurchase Upon Change of Control

If prior to September 28, 2012 there is a change of control, we will offer (a “change of control offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder’s convertible at a purchase price in cash (the “change of control redemption price”). The change of control redemption price will be equal to the sum of 102% of the aggregate principal amount, a pro rata portion of the letter of credit amount to the extent applicable, accrued and unpaid interest and late charges on the convertible note, if any, to the change of control redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date. Within 15 days after we know or reasonably should know of a change of control, we, or at our election and subject to certain requirement the trustee, will mail a notice to each holder (and to beneficial owners as required by applicable law) with a copy to the trustee (the “change of control notice”) by overnight courier. We will publish a notice containing substantially the same information that is required in the change of control notice in a newspaper published in the English language, customarily published each business day and of general circulation in The City of New York, or publish the information on our website or other public medium.

The change of control notice will describe the change of control transaction or transactions and state the following: the provisions of the indenture pursuant to which the change of control offer is being made, that all convertible notes tendered will be accepted for payment, the last date of the change of control conversion/repurchase period by which a holder must deliver a change of control notice to elect the repurchase option or deliver a conversion notice requesting conversion upon a change of control; the change of control redemption price; the date of payment of the change of control redemption price (the “change of control redemption date”) which will be the date that is two business days after delivery of the change of control redemption notice by the holder; the conversion price on the date of a change of control notice; that any note not tendered will continue to accrue interest; that, unless we default in the payment of the change of control redemption price, all convertible notes accepted for payment pursuant to the change of control offer will cease to accrue interest after the change of control redemption date; that holders that elect to have their convertible notes purchased in a change of control offer will be required to surrender the convertible notes, with the completed “Option of Holder to Elect Purchase” form, to the paying agent at the address specified in the notice prior to the close of business on the second business day prior to the change of control redemption date; that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the business day preceding the change of control redemption date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing his election to have the notes purchased; that holders whose notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the notes surrendered; and whether additional shares are required to be paid by us upon conversion in connection with such change of control.

 For purposes of this indenture, the “change of control conversion/repurchase period” means the period beginning upon the date the change of control notice is given and ending on the date 20 trading days after the effective date of the change of control.

We will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of convertible notes in connection with a change of control, subject to certain conditions.

On the change of control redemption date, we will, to the extent lawful, accept all or any portion of the properly tendered convertible notes, deposit with the paying agent an amount equal to the change of control redemption price for all convertible notes and portions thereof that were tendered and deliver to the trustee the accepted convertible notes. We will also give the trustee an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by us. The paying agent will promptly mail to each holder of a tendered convertible note payment in an amount equal to the change of control redemption price for the convertible notes. The trustee will promptly authenticate and mail or cause to be transferred by book entry to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible note surrendered by such holder, if any; provided that each such new convertible note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce, and mail a notice to each holder setting forth, the results of the change of control offer on or as soon as practicable after the change of control redemption date.

However, we are not required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the indenture requirements applicable to a change of control offer made by us and purchases all convertible notes validly tendered and not withdrawn under such change of control offer.

Maintenance of Properties and Insurance

We will and will cause each of our restricted subsidiaries to maintain all material properties in good working order and condition in all material respects (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business. However, this will not prevent us or our restricted subsidiaries from discontinuing the operation and maintenance of any of its properties if discontinuance is, in the good faith judgment of our Board of Directors or other governing body of us or the restricted subsidiary concerned desirable in the conduct of our business and is not disadvantageous in any material respect to the holders.

We agreed to maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in our good faith judgment, are adequate and appropriate for the conduct of our and our subsidiaries’ business in a prudent manner, with reputable insurers or with the U.S. government or an agency or instrumentality thereof, in amounts, with deductibles, and by such methods as will be customary, in our good faith judgment, for companies similarly situated in the industry.

Payments for Consent

Neither we nor any of our restricted subsidiaries will, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the convertible notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the convertible notes unless such consideration is offered to be paid or is paid to all holders of the convertible notes that consent, waive or agree to amend in the time frame in solicitation documents relating to the consent, waiver or agreement.

Additional Guarantors

If any entity becomes a direct or indirect subsidiary of one of the guarantors, any entity becomes directly or indirectly a parent of a guarantor (other than us), the capital stock of any guarantor is held by any of our subsidiaries that is not a guarantor, or any guarantor transfers, in one transaction or a series of related transactions, any assets or property to any guarantor that, following such transaction or series of related transactions is a restricted subsidiary but is not a guarantor, then we and each subsidiary, within three business days after the event will:

(i)             execute a supplemental indenture hereto under which the subsidiary will become a guarantor under the indenture and comply with the provisions of the indenture;

(ii)            execute and deliver to the trustee a guarantee in the form of the guarantee attached to the indenture pursuant to which the subsidiary will unconditionally guarantee on a senior secured basis our obligations under the convertible notes and indenture on the terms set forth in the indenture;

(iii)           execute and deliver to the appropriate agent any amendments to any existing intercreditor agreement as the agent deems necessary or advisable in order to make the subsidiary a party to the intercreditor agreement; execute and deliver to the collateral agent and trustee the amendments to the collateral agreements as the collateral agent deems necessary or advisable in order to grant to collateral agent, for the benefit of the holders and the lenders, a perfected security interest in the capital stock of the new subsidiary and the debt securities of the new subsidiary subject only to the permitted liens, which are owned by us or any of our subsidiaries and required to be pledged pursuant to the security agreement and deliver to the collateral agent certificates representing such capital stock and debt securities, together with in the case of such capital stock, undated stock powers or instruments of transfer, endorsed in blank, and in the case of such debt securities, endorsed in blank, in each case executed and delivered by our or the subsidiary’s officer;

(iv)                              take such actions necessary or advisable to grant to the collateral agent for the benefit of the holders and the trustee a perfected security interest in the assets of such new subsidiary, subject only to permitted liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required or reasonably requested by the collateral agent; and

(v)                                 take any further action and execute and deliver such other documents specified in the indenture or otherwise reasonably requested by the trustee or the collateral agent to effectuate the transaction.

After the above actions are taken, the subsidiary will be a guarantor for purposes of the indenture.

Designation of Restricted and Unrestricted Subsidiaries

Our Board of Directors may designate any restricted subsidiary to be an unrestricted subsidiary and may redesignate any unrestricted subsidiary to be a restricted subsidiary if that designation would not cause a default. If a restricted subsidiary is designated as an unrestricted subsidiary, the aggregate fair market value of all outstanding investments owned by us and our restricted subsidiaries in the subsidiary designated as an unrestricted subsidiary will be deemed to be an investment made as of the time of the designation and will reduce the amount available for restricted payments or under permitted investments, as determined by us. The designation will only be permitted if the investment would be permitted at that time and if the restricted subsidiary otherwise meets the definition of an unrestricted subsidiary.

Any designation of one of our subsidiaries as an unrestricted subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that the designation complied with the applicable conditions and was permitted under the indenture. If, at any time, any unrestricted subsidiary would fail to meet the preceding requirements as an unrestricted subsidiary, it will thereafter cease to be an unrestricted subsidiary for purposes of this indenture and any indebtedness of the subsidiary will be deemed to be incurred by a restricted subsidiary as of that date. Additionally, if the indebtedness is not permitted to be incurred under the indenture as of that date, we will be in default under the indenture. Our Board of Directors may at any time designate any of our unrestricted subsidiaries to be restricted subsidiaries; provided that the designation will be deemed to be an incurrence of indebtedness by a restricted subsidiary of any outstanding indebtedness of such unrestricted subsidiary and such designation will only be permitted if the indebtedness is permitted under the provisions relating to incurrence of indebtedness, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; no default or event of default would be in existence following such designation; and we deliver to the trustee an officers’ certificate certifying that our designation complies with the conditions for designation of a subsidiary.

Issuance or Sale of Subsidiary Stock

We will not and will not permit any of our restricted subsidiaries to sell any capital stock of a restricted subsidiary, except to us or to one of our wholly owned subsidiaries, unless we and our restricted subsidiaries, as the case may be, sell 100% of the capital stock of the restricted subsidiary that we own in accordance with the indenture requirements for assets sales, events of loss, offers to repurchase upon a change of control and successors in mergers, consolidations or sales of assets, as applicable. In addition, none of our subsidiaries will issue any capital stock, other than to us or ones of our restricted subsidiaries.

Real Estate Mortgages and Filings; Leasehold Mortgage and Filings

For any real property, other than a leasehold of the guarantors (individually and collectively, the “premises”), we will deliver to the collateral agent, within five business days of the date of the indenture, as mortgagee, fully-executed counterparts of mortgages, each dated as of the date of acquisition of the property, duly executed by us or the applicable guarantor, together with evidence of the completion (or satisfactory agreements for the completion), of all recordings and filings of such mortgage as may be necessary to create a valid, perfected lien, subject to permitted liens, against the properties purported to be covered thereby.

With respect to any premises acquired in accordance with the terms of the indenture after the date of the indenture with a purchase price or as of the date of this indenture, with a fair market value, of greater than $1.0 million, the collateral agent will receive mortgagee’s title insurance policies in favor of the collateral agent, as mortgagee, for the ratable benefit of the collateral agent, the trustee and the holders, with respect to the property purported to be covered by such mortgage, insuring that title to such property is marketable and that the interests created by the mortgage constitute valid liens thereon free and clear of all liens, defects and encumbrances other than permitted liens. Such policies will also include, to the extent available, a revolving credit endorsement and such other endorsements as the collateral agent will reasonably request and will be accompanied by evidence of the payment in full of all premiums thereon. We will also deliver to the collateral agent, with respect to each of the covered premises, filings, surveys, local counsel opinions and fixture filings, along with such other documents, instruments, certificates and agreements as the collateral agent and its counsel will reasonably request.

We and each of our guarantors will also deliver mortgages with respect to each party’s leasehold interests in the premises (the “leased premises”) occupied by us or any guarantor pursuant to leases entered into in accordance with the indenture terms after the issue date (collectively, the “leases, and individually, a “lease), other than renewals or leases existing on the date of the indenture, to the collateral agent.

Prior to the effective date of any lease, we and our guarantors will provide the trustee all of the real estate mortgage items to be delivered to the trustee and in addition will use reasonable commercial efforts to obtain an agreement executed by the lessor of each such lease, whereby the lessor consents to the mortgage and waives or subordinates its landlord lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which will be entered into by the collateral agent.

Seneca Negative Pledge and Plant Lien; Impairment of Security Interest

We and Nova Holdings Seneca, LLC (“Seneca”) agree not to, directly or indirectly create, incur, assume or suffer to exist any lien of any kind on any assets or property of Seneca and Nova Biofuels Seneca LLC (“Seneca Project Entity”), other than liens on Seneca’s biodiesel plant (the “Seneca plant”) granted to secure the obligations of Seneca and the Seneca Project Entity to lenders under credit facilities existing as of the date of the indenture and under any permitted project debt for or related to the Seneca plant incurred after the date hereof and permitted refinancing debt of such indebtedness. We and Seneca will use commercially reasonable efforts to cause the proposed lender under permitted project debt to permit us, Seneca and the Seneca Project Entity to, contemporaneously with the closing of the permitted project debt, grant to the holders and the collateral agent a lien on the Seneca plant pursuant to the collateral documents and the indenture. Additionally, we and Seneca will use commercially reasonable efforts to enter into a customary intercreditor agreement with any lender or holder of debt that has or will have a first priority lien on the Seneca plant under the indenture and immediately following the closing of the permitted project debt and from time to time thereafter, file any such notice filings or other agreements or instruments and take further action as reasonably necessary or desirable under applicable law to perfect the liens created by the collateral agreements at such places as the collateral agent or the trustee may reasonably request with respect to the lien on the Seneca plant. However, we and our subsidiaries will not be required to amend any terms, conditions or other provisions of any future credit facility to induce any lender thereunder to accept a lien junior to the proposed lien contemplated by this paragraph.

If we grant the holders and the collateral agent a lien on the Seneca plant, we will deliver an opinion of counsel to the trustee to the effect that a valid lien has been perfected on the Seneca plant in favor of the holders and the collateral agent.

Neither we nor any of our guarantors will take or omit to take any action that would adversely affect or impair the liens in favor of the collateral agent, on behalf of itself, the trustee and the holders of the convertible notes, with respect to the collateral and neither we nor any of our restricted subsidiaries will grant to any individual or entity, or permit any individual or entity to retain (other than the collateral agent), any interest whatsoever in the collateral other than permitted liens. Neither we nor any of our restricted subsidiaries will enter into any agreement that requires the proceeds received from any sale of collateral to be applied to repay, redeem, defease or otherwise acquire or retire any indebtedness of any individual or entity, other than as permitted or required by the indenture, the notes or the collateral documents. We will and will cause each guarantor to at our sole cost and expense, execute and deliver all such agreements and instruments as the collateral agent or the trustee will reasonably request to more fully or accurately describe the property intended to be collateral or the obligations intended to be secured by the collateral documents. We will and will cause each guarantor to at our sole cost and expense, file any notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the liens created by the collateral agreements at such times and at such places as the collateral agent or the trustee may reasonably request.

Additional Interest; Special Interest

If at any time additional interest becomes payable pursuant to the registration rights agreement or any special interest becomes payable pursuant to the indenture, we will promptly deliver to the trustee a certificate to that effect and stating the amount of the applicable additional interest or special interest payable and the date on which the applicable additional interest or special interest is payable pursuant to their respective governing documents. Unless and until a responsible officer of the trustee receives such a certificate, the trustee may assume without inquiry that no additional interest or special interest is payable. If we have paid additional interest or special interest directly to individuals or entities entitled to the additional interest or special interest, we will deliver to the trustee a certificate setting forth the particulars of such payment.

Requirement to Seek Stockholder Approval

At the next special or annual meeting of our stockholders with a record date after the date of issuance of the convertible notes, we will take all action necessary to obtain stockholder approval of our issuance of all of the shares of common stock issued and issuable pursuant to the indenture, pursuant to the rules or regulations of American Stock Exchange or the rules and regulations of the eligible market upon which our common stock is then-listed or quoted (the “stockholder approval”). We will provide each stockholder with a proxy statement and use our reasonable best efforts to solicit and obtain the stockholder approval and to cause its board of directors to recommend, to the extent possible consistent with its fiduciary duties under applicable law, to the stockholders that they approve such proposals. if, despite our reasonable best efforts, stockholder approval is not obtained at the first meeting at which it is presented for a vote, we will seek to obtain the stockholder approval at each subsequent general meeting of stockholders to obtain stockholder approval to the extent permitted under the rules and regulations of the eligible market on which the common stock is then-listed. As long as we comply with the above requirements, in no event will the failure to obtain the stockholder approval constitute a default or event of default.

Liens; Line of Business; Corporate Existence

We will not and will not permit any of our restricted subsidiaries to create, incur, assume or suffer to exist any lien of any kind on any asset now owned or hereafter acquired, except permitted liens. Also, we will not and will not permit any of our restricted subsidiaries to, engage in any business other than permitted businesses, except to such extent as would not be material to us or our restricted subsidiaries taken as a whole.

We will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, and the corporate, partnership or other existence of each of our subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of us and each subsidiary and our and our subsidiaries rights (charter and statutory), licenses and franchises. However, we will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of our subsidiaries, if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the convertible notes.

Merger, Consolidation or Sale of Assets

We will not and will not permit any of our restricted subsidiaries to, directly or indirectly, consolidate or merge with or into another entity (whether or not we or such restricted subsidiary is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our or our restricted subsidiaries properties or assets taken as a whole in one or more related transactions, to any other entity, unless:

(i)                                     either we or our restricted subsidiary is the surviving corporation or the surviving entity formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia;

(ii)                                  the surviving entity assumes all of our or our restricted subsidiaries obligations (including, without limitation, the right to convert into capital stock of the surviving entity that is listed on an eligible market or, to the extent the capital stock of the surviving entity is not listed on an eligible market, then the person whose capital stock is listed on an eligible market will unconditionally guarantee the convertible notes) under the indenture, the notes or such subsidiary’s note guarantee, and any applicable transaction documents as the case may be, and under the collateral documents pursuant to a supplemental indenture executed and delivered in a form reasonably satisfactory to the trustee;

(iii)                               immediately after giving effect to such transaction, no default or event of default exists and no event which after notice or lapse of time or both would become a default or event of default will have occurred and be occurring;

(iv)                              the collateral contained in the surviving entity continues to constitute collateral under the indenture and the pledge agreement or other collateral documents and is subject to a first-priority lien, subject to permitted liens, in favor of the trustee for the benefit of the holders of the convertible notes;

(v)                                 the surviving entity would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness under the indenture;

(vi)                              to the extent the assets of the surviving entity are assets of the type that would constitute collateral under the indenture and the pledge agreement or other collateral documents, the surviving entity will have taken the actions reasonably necessary to cause such property and assets to be made subject to the lien of the pledge agreement or other collateral documents in the manner and to the extent required in the indenture. in addition, we will not and will not permit any of our subsidiaries to, directly or indirectly, lease all or substantially all of the our or our subsidiaries properties or assets taken as a whole, in one or more related transactions, to any other individual or entity;

(vii)                           we deliver to the trustee an officers’ certificate to the effect that all the conditions for the consolidation or merger or the sale, assignment, transfer, conveyance or other disposition have been satisfied and an opinion of counsel to the effect that certain conditions have been satisfied.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our or our restricted subsidiary’s assets, the successor formed by the consolidation or into or with which we or our restricted subsidiary is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made will succeed to, and be substituted for and may exercise every right and power of us, our restricted subsidiary or our guarantor under the indenture with the same effect as if such successor had been an original party to the indenture. However, predecessor entity will not be relieved from the obligation to pay the principal of, interest and any other amounts due on the convertible notes, except in the case of a sale of all or substantially all assets that meets the requirements set forth above.

Events of Default

An “event of default” means any of the following events:

(i)                                  our failure to cure a conversion failure by delivery of the required shares of common stock within ten business days after the conversion date or notice, written or oral, to any holder, including by way of public announcement or through any of our agents, of our intention not to comply with a request for conversion of any convertible notes into common stock that is tendered in accordance with the indenture;

(ii)                               our common stock is not listed on an eligible market;

(iii)                            we default in the payment when due of interest (whether payable in cash or as capitalized interest) on the notes and such default continues for a period of 30 days;

(iv)                           we default in the payment when due of principal of or premium, if any, on the notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

(v)                              we or any of our subsidiaries fail to comply with certain provisions regarding restricted payments, incurrence of indebtedness and issuance of preferred stock, asset sales and events of loss, liens, offers to repurchase upon a change of control and merger, consolidation or sale of assets;

(vi)                           the occurrence of a withdrawal event (which, for the purposes of the indenture, means any time we cannot obtain a renewal, extension or replacement of the letter of credit or that the letter of credit will expire before the letter of credit’s expiration date);

(vii)                        we fail to give the change of control notice, the excess proceeds offer or a holder optional redemption notice;

(viii)                     we or any guarantor fail to observe or perform any covenant, representation, warranty or other agreement in the indenture (other than a default specified above), the notes, the note guarantees or the collateral documents for 30 days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class;

(ix)                             a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists, or is created after the date of the indenture, which default is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “payment default”) or results in the acceleration of the indebtedness prior to its express maturity and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(x)                                a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against us or any of our subsidiaries and the judgment or judgments remain undischarged, unpaid or unstayed for a period (during which execution will not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5.0 million;

(xi)                             except as otherwise permitted by the indenture, any note guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its note guarantee;

(xii)                          except as otherwise permitted by the indenture, the pledge agreement or any collateral document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; provided that it will not be an event of default under this provision if the sole result is that any lien purported to be granted on any collateral, individually or in the aggregate, having a fair market value of not more than $5.0 million, ceases to be an enforceable and perfected first priority lien, subject only to permitted liens;

(xiii)                       except as otherwise permitted by the indenture, any lien purported to be granted under the pledge agreement or any collateral document on any collateral having a fair market value, individually or in the aggregate, in excess of $5.0 million is held in any judicial proceeding not to be an enforceable and perfected first priority lien or ceases for any reason to be in full force and effect, subject only to permitted liens;

(xiv)                      we, any of our restricted subsidiaries, any of our significant subsidiaries or any group of subsidiaries that, taken as a whole, would constitute a significant subsidiary, under bankruptcy law commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under bankruptcy law of it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors, or generally is not paying its debts as they become due; or a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief any of the aforementioned entities in an involuntary case; appoints a custodian, receiver, trustee, assignee, liquidator or similar official under bankruptcy law of any of the aforementioned entities or for all or substantially all of the property of any of the aforementioned entities; or orders the liquidation of any of the aforementioned entities and the order or decree remains unstayed and in effect for 60 consecutive days.

Acceleration and Other Remedies

If any event of default (other than an event of default relating to bankruptcy law specified above), occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes plus any remaining letter of credit amount to be due and payable immediately (the “event of default redemption price”). Upon any such declaration, the convertible notes plus any remaining letter of credit amount will become due and payable immediately. Notwithstanding the foregoing, if an event of default relating to bankruptcy law specified above occurs with respect to us, any of our restricted subsidiaries, any of our significant subsidiaries or any group of our subsidiaries that, taken as a whole, would constitute a significant subsidiary, all outstanding convertible notes plus any remaining letter of credit amount will be due and payable immediately without further action or notice.

The majority holders (which mean the holders of a majority in aggregate principal amount of convertible notes outstanding at any time) by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

If an event of default occurs and is continuing, the trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the convertible notes or to enforce the performance of any provision of the convertible notes or this indenture. The trustee may maintain a proceeding even if it does not possess any of the convertible notes or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder in exercising any right or remedy accruing upon an event of default will not impair the right or remedy or constitute a waiver of or acquiescence in the event of default and all remedies will be cumulative to the extent permitted by law.

However, the sole remedy for an event of default relating to any failure by us to comply with the indenture reporting requirement will, for the first 120 days after the occurrence of the event of default, consist exclusively of the right to receive special interest (“special interest”) on the convertible notes at an annual rate equal to 1.00% of the principal amount of the notes. Such special interest will be paid semi-annually in arrears, with the first semi-annual payment due of the first interest payment date following the date on which such special interest began to accrue on the convertible notes. Special interest will accrue on all outstanding convertible notes from and including the date on which an event of default relating to any failure by us to comply with the indenture reporting requirement will first occur to but not including the 120th day thereafter (or such earlier date on which such event of default will have been cured or waived). On the 120th day (or earlier, if such event of default is earlier cured or waived), the special interest will cease to accrue and, if the event of default relating to the reporting failure will not have been cured or waived prior to such 120th day, the convertible notes will be subject to acceleration. The limitation on remedies related to reporting requirements will not affect the rights of holders in the event of the occurrence of any other event of default. Upon the occurrence of an event of default giving rise to the obligation to pay special interest, all references herein to interest accrued or payable of any date will include any special interest accrued or payable.

Waiver of Past Defaults

The majority holders by notice to the trustee may on behalf of the holders of all of the notes waive an existing default and its consequences, except a default or event of default relating to bankruptcy or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected. Upon any such waiver, the default will cease to exist, and any event of default arising therefrom will be deemed to have been cured for every purpose of the indenture but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

Control by Majority

Subject to the rights of the trustee to abstain from exercising certain of its rights under the indenture, the majority holders will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction will not be in conflict with any rule of law, the indenture or the pledge agreement, the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction. The trustee may refuse to follow any direction that conflicts with law or that the trustee determines may involve the trustee in personal liability or may be prejudicial to the rights of the holders of notes.

Limitation on Suits

No holder will have any right to institute any proceeding, judicial or otherwise with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder (other than in the case of an event of default relating to bankruptcy law), unless the holder of a note gives the trustee written notice of a continuing event of default; the holders of at least 25% in principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy; the holder or holders of the convertible notes offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; the trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and during such 60-day period the majority holders do not give the trustee a direction inconsistent with the request.

No holders will have any right to avail itself of any provision of the indenture in a manner that will affect, disturb or prejudice the rights of any other holders, or to obtain or to seek to obtain priority or preference over any other holders or to enforce any right under the indenture, except in the manner herein provided and for the equal and ratable benefit of all the holders.

Unconditional Rights of Holders of Notes to Receive Payment

The right of any holder to receive payment of the principal, the redemption price, or interest, in respect of the notes held by the holder, on or after the respective due dates expressed in the notes or any redemption date, as applicable, and to convert the notes, or to bring suit for the enforcement of any payment on or after such respective dates or the right to convert, will not be impaired or affected adversely without the consent of such holder.

Collection Suit and Proofs of Claim filed by Trustee

If an event of default relating to our failure to make certain payments of interest, principal, premium or other payments occurs and is continuing, the trustee is authorized to recover judgment in its own name and as trustee of an express trust against us and our subsidiaries for the whole amount of principal of, premium, if any, redemption price, interest and any other amounts remaining unpaid on the notes and interest on overdue principal and, to the extent lawful, interest and such further amount as will be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel.

The trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel) and the holders of the convertible notes allowed in any judicial proceedings relative to us (or any other obligor upon the convertible notes and the note guarantees, including the guarantors), its creditors or its property and will be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each holder to make such payments to the trustee, and in the event that the trustee will consent to the making of such payments directly to the holders, to pay to the trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and any other amounts due the trustee. To the extent that the payment of any such compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and any other amounts due the trustee out of the estate in any such proceeding, is denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. The trustee is not authorized to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the notes or the rights of any holder, or to authorize the trustee to vote in respect of the claim of any holder in any such proceeding.

Priorities

If the trustee collects any money with respect to an event of default, it will pay out the money first to the trustee, its agents and attorneys for amounts due to each under the indenture, including payment of all compensation, expense and liabilities incurred, and all advances made, by the trustee and the costs and expenses of collection. Second, the money will be paid to holders of convertible notes for amounts due and unpaid on the notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the notes for principal, premium, if any, interest and any other amounts due, respectively. Finally, the remainder will be paid to us or to another party as a court of competent jurisdiction will direct. The trustee may fix a record date and payment date for any payment to holders of notes.

Undertaking for Costs

In any suit for the enforcement of any right or remedy under the indenture or in any suit against the trustee for any action taken or omitted by it as trustee, in either case in respect of the convertible notes, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit. The court may also assess reasonable costs, including reasonable attorney’s fees, and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. However, the undertaking allowance will not apply to any suit instituted by us, to any suit instituted by the trustee, to any suit instituted by any holder, or group of holders, holding in the aggregate more than 10% in aggregate principal amount of the outstanding notes, or to any suit instituted by any holder for the enforcement of the payment of the principal amount or interest, on any note on or after the stated maturity of such note or applicable redemption price on or after the applicable redemption date. The provisions of the indenture relating to undertakings for costs will be in lieu of Section 315(e) of the TIA and Section 315(e) of TIA is hereby expressly excluded from the indenture, as permitted by the TIA.

Waiver of Stay or Extension of Laws

We covenant (to the extent that it may lawfully do so) that we will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, or extension law that may affect the covenants or the performance of the indenture. We to the extent that we may lawfully do so expressly waived all benefit or advantage of any such law and we covenant that we will not hinder, delay or impede the execution of any power granted to the trustee by the indenture.

Modification of the Indenture

We and the trustee may amend or supplement the indenture, the note guarantees, the convertible notes, the pledge agreement and any collateral document with the consent of the majority holders voting as a single class, any existing default or event of default (other than in the payment of the principal of, premium, if any, interest or any other amounts due on the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this indenture, the note guarantees, the convertible notes, the pledge agreement and any collateral document may be waived with the consent of the majority holders voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), subject to certain conditions.

We will mail a notice to the affected holders briefly describing the amendment, supplement or waiver. If we fail to mail the notice or the notice is deficient, it will not impair or affect the validity of any amended or supplemented document or waiver. The majority holders may also waive compliance in a particular instance with any provision of the indenture or the convertible notes, the note guarantees, the pledge agreement or any collateral document. Without the consent of each holder affected, an amendment or waiver may not with respect a non-consenting holder’s notes:

(i)                                  reduce the principal amount of convertible notes whose holders must consent to an amendment, supplement or waiver;

(ii)                               reduce the principal of, redemption price of, interest, premium, or any other amounts due under the indenture or change the fixed maturity of any convertible note or alter or waive any of the provisions with respect to the redemption of the convertible notes except as otherwise provided in the indenture;

(iii)                            reduce the rate of or change the time for payment of interest, including late charges, on any convertible note;

(iv)                           waive a default or event of default in the payment of principal of or premium, if any, interest or any other amounts due on the notes (except a rescission of acceleration of the convertible notes by the majority holders and a waiver of the payment default that resulted from such acceleration);

(v)                              make any convertible note payable in money or currency other than that stated in the notes;

(vi)                           make any change in the provisions of this indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal or interest or premium, if any, or any other amounts due on the convertible notes;

(vii)                        make any change in certain provisions relating to events of default and the amendment and waiver provisions;

(viii)                     impair the right to institute suit for the enforcement of any payment on or conversion of any convertible note;

(ix)                             modify our obligation to purchase convertible notes at the option of holders or our right to redeem the convertible notes, in a manner adverse to the holders;

(x)                                make any change that adversely affects the redemption option of holders upon a change of control;

(xi)                             reduce the percentage in aggregate principal amount of convertible notes outstanding necessary to modify or amend this indenture or to waive any past default;

(xii)                          modify the provisions requiring notice to the trustee in any manner adverse to holders;

(xiii)                       reduce the quorum or voting requirements under this indenture;

(xiv)                      modify in any manner the calculation of the interest make-whole or redemption price;

(xv)                         change the ranking of the notes in a manner adverse to the holders;

(xvi)                      release any pledged collateral from the liens of the pledge agreement and/or the collateral documents, except as contemplated by the pledge agreement and/or the collateral documents;

(xvii)                   adversely affect the conversion rights of the holders of the notes; or

(xviii)                release any guarantor from any of its obligations under its note guarantee or the indenture, except in accordance with the terms of the indenture.

Upon the satisfaction of and subject to certain conditions, the trustee will join us in the execution of such amended or supplemental indenture, the notes, note guarantees, pledge agreement or collateral document.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the convertible notes.

Notices

Any notice or communication by us, any guarantor or the trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth in the indenture or as otherwise later designated.

All notices and communications (other than those sent to holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice of communication to a holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown in the registrar’s records. Any notice or communication will also be so mailed to any person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If we or a guarantor mails a notice or communication to holders, we or our guarantor will mail a copy to the trustee and each agent at the same time.

Global Notes, Book-Entry Form

Except as provided below, the convertible notes are evidenced by one or more global convertible notes. A global security, such as the global convertible note, is a special type of security held in the form of a certificate for the total aggregate principal amount of the offering by a depository for the investors. We have deposited the global convertible notes with DTC and registered the convertible notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a convertible note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Qualified Institutional Buyers, or QIBs, may hold their interests in a convertible note directly through DTC if the holder is a participant in DTC, or indirectly through organizations that are participants in DTC (participants). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the convertible note to such persons may be limited.

QIBs who are not participants in DTC may beneficially own interests in a convertible note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

So long as Cede & Co., as the nominee of DTC, is the registered owner of a convertible note, Cede & Co. for all purposes will be considered the sole holder of such convertible note. Except as provided below, owners of beneficial interests in a convertible note will:

•                                          not be entitled to have certificates registered in their names;

•                                          not receive physical delivery of certificates in definitive registered form; and

•                                          not be considered holders of the convertible note.

We have been informed that DTC’s practice is to credit participants’ accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global convertible note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global convertible note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global convertible note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of the convertible notes, including the presentation of the convertible notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the convertible note are credited, and only in respect of the principal amount of the convertible notes represented by the convertible note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•                                          a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•                                          a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                                          a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a convertible note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue convertible notes in certificated form in exchange for the global convertible note.

Replacement of Convertible Notes

Any mutilated convertible note will be replaced by us upon surrender of that convertible note to the trustee. Mutilated convertible notes that become destroyed, stolen or lost will be replaced by us upon delivery to the trustee of convertible notes or evidence of the destruction, loss or theft of the convertible notes satisfactory to us and the trustee. In the case of a destroyed, lost or stolen convertible note, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of that convertible note before a replacement convertible note will be issued.

Information Concerning the Trustee

We have appointed The Bank of New York Trust Company, N.A., the trustee under the indenture, as paying agent, conversion agent, convertible note registrar and custodian for the convertible notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the convertible notes, the trustee must eliminate such conflict or resign. The trustee will comply with the provisions of the TIA § 313(b)(2) to the extent applicable.

Governing Law

The indenture and the convertible notes are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

Our articles of incorporation authorize the issuance of up to 500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of September 28, 2007, 110,099,050 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. Additionally, on September 28, 2007, after giving effect to the issuance of $55.0 million in aggregate principal amount of our 10% convertible senior secured notes due 2012,  we had options, warrants and convertible notes outstanding that may be exercised to acquire approximately 39.6 million shares of our common stock. Holders of shares of common stock are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors; however, we do not anticipate declaring any dividends in the foreseeable future. See “Dividend Policy.”

The holders of our common stock:

•                                          have equal ratable rights to dividends from funds legally available if and when declared by the board of directors;

•                                          are entitled to share ratably in all assets available for distribution to holders of common stock upon liquidation, dissolution or winding-up of affairs;

•                                          do not have preemptive or preferential rights to subscribe for or purchase their proportionate part of any shares which may be issued at any time; and

•                                          are entitled to one non-cumulative vote per share on all matters on which securityholders may vote;

All shares of common stock now outstanding are fully paid and non-assessable. Please see our articles of incorporation, bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities. See “Where You Can Find More Information.”

On May 14, 2007, we began trading on the American Stock Exchange under the symbol “NBF.”  The American Stock Exchange listing is contingent upon us remaining in compliance with all applicable listing standards and the listing may be rescinded if we cease to be in compliance with such standards.

The lack of liquidity in the common stock is likely to make the trading price the common stock volatile and subject to wide fluctuations, assuming that any trades do occur in the secondary market. Additionally, the stock price may become subject to wide fluctuations in response to the following: quarterly variations in operating results, announcements of technological innovations or new products and services by us or our competitors, stock price performance of other companies that investors may deem comparable to our company, and other events or factors. In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of the common stock, regardless of operating performance. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business, results of operations and financial condition. It is possible that wide fluctuations in the trading price of the common stock could result in class action litigation against our company or its directors and executive officers, which even if such actions were successfully defended, would result in large expenses that would have a material, adverse effect on financial condition.

Non-Cumulative Voting

Holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of the directors. A simple majority vote is required for securityholders to take action.

Stock Transfer Agent

Our stock transfer agent for its securities is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the convertible notes and the common stock into which the convertible notes may be converted from time to time. This discussion is limited to holders of the convertible notes who hold the convertible notes and the common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion assumes the convertible notes constitute debt for U.S. federal income tax purposes. The discussion is based upon the Code, Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions, all as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•                  tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•                  tax consequences to persons holding convertible notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•                  tax consequences to U.S. holders (as defined below) of convertible notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•                  tax consequences to investors in pass-through entities;

•                  tax consequences to certain former citizens or residents of the U.S.;

•                  alternative minimum tax consequences, if any;

•                  any state, local or foreign tax consequences; and

•                  any estate or gift tax consequences.

We have not sought, and will not seek, a ruling from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of the convertible notes or the common stock. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and consequences set forth below. In addition, this Memorandum is not intended or written to be used, and cannot be used, by any investor for the purpose of avoiding penalties that may be imposed under the Code. Accordingly, prospective investors are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes and the common stock.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of the convertible notes or the common stock that is one of the following:

•                  an individual citizen or resident of the U.S.;

•                  a corporation or an entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•                  a trust if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” as defined by section 7701(a)(30) of the Internal Revenue Code, have the authority to control all of the substantial decisions of that trust. Notwithstanding the preceding sentence, certain electing trusts in existence on August 20, 1996, that were treated as U.S. persons prior to such date may also be treated as U.S. holders.

The tax consequences to a partner in a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, that holds convertible notes or our common stock received upon a conversion of convertible notes generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding an investment in convertible notes and shares of our common stock.

The term “non-U.S. holder” means any beneficial owner of a convertible note or common stock received upon a conversion of convertible notes that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes. A non-U.S. holder should review the discussion under the heading “— Non-U.S. Holders” below for more information.

U.S. Holders

Original Issue Discount on the Convertible Notes

The convertible notes will be issued with original issue discount (“OID”) because the interest payable on the convertible notes does not constitute “qualified stated interest” under the OID rules. The capitalization of interest in lieu of making cash interest payments will not be treated as a payment of interest. Instead, the convertible notes and any additional capitalized interest will be treated as a single debt instrument under the OID rules. For U.S. federal income tax purposes, the excess of the “stated redemption price at maturity” of each convertible note over its “issue price” constitutes OID. The “stated redemption price at maturity” of the convertible notes equals the sum of all cash payments required to be made on the convertible notes, whether denominated as principal or interest. The “issue price” of each convertible note will be the first price at which a substantial amount of the convertible notes are initially sold (other than to an underwriter, placement agent or wholesaler). As a result, a U.S. holder will be required to include OID in income as it accrues, in accordance with a constant yield method, without regard to when the holder receives the cash attributable to that income, and regardless of the holder’s regular method of accounting for U.S. federal income tax purposes.

The amount of interest a U.S. holder must include in income will generally equal the sum of the “daily portions” of OID with respect to the convertible note for each day during the taxable year or portion of the taxable year in which you held such convertible note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a convertible note may be of any length and may vary in length over the term of the convertible note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the convertible note’s “adjusted issue price” at the beginning of such accrual period and its “yield to maturity” (adjusted for the length of the accrual period). The “adjusted issue price” of a convertible note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of the U.S. holder, less any payments made on such convertible note on or before the first day of the accrual period. The “yield to maturity” of a convertible note will be computed on the basis of a constant interest rate and compounded at the end of each accrual period. If we elect to capitalize interest in lien of making cash payments, then the yield on the convertible notes would change and thus the rate at which OID accrues would change.

Additional Payments

We may be required to pay additional amounts to convertible note holders in certain circumstances described above under the heading “Preliminary Term Sheet.”  Because we believe the likelihood that we will be obligated to make any such additional payments on the convertible notes is remote, we intend to take the position (and this discussion assumes) that the convertible notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional amounts at the time payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Our determination that the convertible notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to challenge successfully our determination and the convertible notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the convertible notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a convertible note, and treat the entire amount of recognized gain upon a conversion of convertible notes as taxable. Our determination that the convertible notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury Regulations.

Acquisition Premium

A U.S. holder of the convertible notes is generally subject to the rules for accruing OID described above. However, if a U.S. holder’s purchase price for the convertible notes exceeds the adjusted issue price but is less than or equal to the sum of all amounts payable on the convertible notes after the purchase date, the excess is acquisition premium and is subject to special rules.

Acquisition premium ratably offsets the amount of accrued OID otherwise includible in a U.S. holder’s taxable income. That is, a holder may reduce the daily portions of OID by a fraction, the numerator of which is the excess of a holder’s purchase price for the convertible notes over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the convertible notes after the purchase date over the convertible notes’ adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, a U.S. holder may elect to compute OID accruals with respect to the convertible notes by treating the purchase as a purchase at original issue and applying the rules summarized above under “U.S. holders—Original Issue Discount on the Convertible Notes.”

Market Discount

Under the market discount rules of the Code, a U.S. Holder who purchases the convertible notes at a market discount generally will be required to treat any gain recognized on the disposition of the convertible notes as ordinary income to the extent of the lesser of the gain or the portion of the market discount that accrued during the period that the holder held the convertible notes. Market discount is generally defined as the amount by which a U.S. holder’s purchase price for the convertible notes is less than the “revised issue price” of the convertible notes on the date of purchase, subject to a statutory de minimis exception. The “revised issue price” of the convertible notes equals the sum of the issue price of the convertible notes and the aggregate amount of the OID includible in the gross income of all holders of the convertible notes for periods before the acquisition of the convertible notes by the holder, likely reduced, although the Code does not expressly so provide, by any cash payment in respect of the convertible notes. If a U.S. holder acquires the convertible notes at a market discount the holder may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry the convertible notes until the holder disposes of the convertible notes in a taxable transaction.

Alternatively, a U.S. holder who has elected under applicable Code provisions to include market discount in income annually as the discount accrues will not be required to treat any gain recognized as ordinary income or to defer deductions for interest expense under these rules. In that case, a U.S. holder’s tax basis in the convertible notes is increased by each accrual of amounts treated as market discount. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them.

Election to Treat All Interest as Original Issue Discount

U.S. holders may elect to include in gross income all amounts in the nature of interest that accrue on the convertible notes, including any stated interest, acquisition discount, OID, market discount, de minimis market discount and unstated interest, as adjusted by acquisition premium. An election by a U.S. holder for convertible notes with market discount results in a deemed election to accrue market discount in income currently for the convertible notes and for all other bonds a holder acquires with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with permission of the IRS. A U.S. holder’s tax basis in the convertible notes is increased by each accrual of the amounts treated as OID under the election described in this paragraph.

Sale, Exchange, Repurchase or Redemption of the Convertible Notes

In general, a U.S. holder will recognize gain or loss upon the sale, exchange (other than a conversion, except as discussed below), repurchase, redemption or other taxable disposition of the convertible notes measured by the difference (if any) between (i) the proceeds of the taxable disposition and (ii) the holder’s adjusted tax basis in the convertible notes. A U.S. holder’s tax basis in convertible notes generally will equal the cost of the convertible notes to the holder increased by any OID or market discount previously included in income with respect to the convertible notes and reduced by any cash payments made on the convertible notes. Subject to the market discount rules discussed above, any such gain or loss recognized on the sale, exchange, repurchase, redemption or other taxable disposition of the convertible notes will be capital gain or loss and will generally be long-term capital gain or loss if the convertible notes have been held or deemed held for more than one year at the time of the sale or exchange. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited. A U.S. holder who sells the convertible notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under the Treasury Regulations. Our election to pay interest on the convertible notes in additional convertible notes instead of cash would not constitute a taxable exchange of the convertible notes to the holders, although the amount and timing of holders’ income could be affected.

Conversion of Convertible Notes into Common Stock

If a U.S. holder receives solely cash in exchange for convertible notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the convertible notes in a taxable disposition (as described above under “U.S. holders — Sale, Exchange, Repurchase or Redemption of the Convertible Notes”). The tax treatment of a conversion of a convertible note into cash and common stock is uncertain and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If we pay stock, or a combination of cash and stock, in exchange for convertible notes upon conversion, we intend to take the position that the convertible notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization (although we cannot guarantee that the IRS will not challenge this conclusion). Subject to the discussion above regarding market discount, in such case, capital gain, but not loss, would be recognized equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to OID, which will be treated as such) over a U.S. holder’s adjusted tax basis in the convertible notes, but in no event will the gain recognized exceed the amount of cash received (excluding amounts attributable to OID).

The tax basis of the shares of common stock received upon a conversion would equal the adjusted tax basis of the convertible note that was converted, reduced by the amount of any cash received (other than cash attributable to OID), and increased by the amount of gain, if any, recognized. A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the convertible notes.

Alternative Treatment as Part Conversion and Part Redemption. If the conversion of a convertible note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the convertible note and taxed in the manner described under “U.S. holders — Sale, Exchange, Repurchase or Redemption of the convertible notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the convertible note, which generally would not be taxable to a U.S. holder. In such case, the U.S. holder’s tax basis in the convertible note would generally be allocated pro rata among the common stock received and the portion of the convertible note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the convertible notes.

Constructive Distributions

The conversion rate of the convertible notes will be adjusted in certain circumstances, as described in “Preliminary Term Sheet —Conversion Rights.”  Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the convertible notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the convertible notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustments. Any such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “Distributions.”

Distributions

Distributions made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Subject to the discussion above regarding market discount, upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations. A U.S. holder who sells shares of common stock at a loss which, in the aggregate, exceeds certain thresholds may be required to file a disclosure statement with the IRS.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the convertible notes and dividends on shares of common stock and to the proceeds of a sale of a convertible note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders

  Withholding Tax on Payments of Original Issue Discount on Convertible Notes

Payments to a non-U.S. holder of interest and principal, to the extent attributable to OID on the convertible notes, will not be subject to U.S. federal withholding tax or U.S. federal income tax, provided that the OID on the convertible notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and provided the non-U.S. holder:

•                  does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•                  is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•                  is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•                  satisfies certain certification requirements, described generally below.

This withholding exemption is referred to as the “Portfolio Interest Exception.” To satisfy the certification requirement, the non-U.S. holder of a convertible note, or a financial institution holding a convertible note on behalf of a non-U.S. holder, must provide to us or our paying agent, in accordance with specified procedures, a statement to the effect that the non-U.S. holder is not a U.S. person. These requirements will be met if (1) the non-U.S. holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (2) a financial institution holding the convertible note on behalf of the non-U.S. holder certifies, under penalties of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. The certification requirement also may be satisfied with other documentary evidence in the case of convertible notes held through certain qualified intermediaries.

If a non-U.S. holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest and principal, to the extent attributable to OID on the convertible notes, to the non-U.S. holder will be subject to a 30% withholding tax (or such lower rate as is available under an applicable tax treaty) unless the non-U.S. holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding tax or a reduction in withholding tax under a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest and principal, to the extent attributable to OID on the convertible notes, is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s trade or business in the U.S. and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder. IRS Forms W-8BEN and W-8ECI are generally effective for the calendar year in which they are signed and the succeeding three calendar years. Prospective holders are urged to consult their own tax advisors regarding the applicability of the Treasury Regulations on withholding to their particular circumstances.

As described above under “Preliminary Term Sheet,” we may be obligated to pay additional amounts under certain circumstances. It is uncertain whether any such additional amounts would be eligible for the Portfolio Interest Exception or any other exception from U.S withholding tax.

If a non-U.S. holder of a convertible note is engaged in a trade or business in the U.S. and OID on the convertible note is effectively connected with the trade or business and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder, the non-U.S. holder, will not be subject to withholding tax discussed above (provided the non-U.S. holder provides us with a properly executed IRS Form W-8ECI), but will be subject to regular U.S. income tax on OID, generally in the same manner as if it were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate as is available under an applicable tax treaty, of its effectively connected “dividend equivalent amount,” as defined in Section 884 of the Code, for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, OID on the convertible notes will be included in the dividend equivalent amount if the OID is effectively connected with the non-U.S. holder’s trade or business in the U.S.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “U.S. holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate, or the lower rate under an applicable treaty if the non-U.S. holder provides us with a properly executed IRS Form W-8BEN, unless the non-U.S. holder provides us with a properly executed IRS Form W-8ECI (or other applicable form). Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the non-U.S. holder’s gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Redemption of Convertible Notes or Common Stock

In general, a non-U.S. holder of the convertible notes or common stock will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, redemption or other taxable disposition of the convertible notes (including conversion of the convertible notes to the extent cash is received upon conversion) or the common stock, unless:

•                  the gain is effectively connected with a U.S. trade or business carried on by the non-U.S. holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates and, if the non-U.S. holder is a corporation, may be subject to branch profits tax;

•                  the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses;

•                  in the case of amounts attributable to OID, the non-U.S. holder does not meet the conditions for exemption from U.S. federal withholding tax, as describe in “Non-U.S. holder—Withholding Tax on Payments of Original Issue Discount on convertible notes” above; or

•                  we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the convertible notes or common stock, as the case may be; provided, that as long as our common stock is regularly traded on an established securities market, a non-U.S. holder would not be subject to taxation under this rule if the non-U.S. holder has not owned more than 5% of our common stock, more than 5% of the convertible notes or convertible notes worth more than 5% of the aggregate value of our common stock at any time during such 5-year or shorter period. Certain attribution rules apply in determining ownership for this purpose.

If a non-U.S. holder is an individual described in the first bullet point above, he or she will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation described in the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to tax at a rate of 30% (or at such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, redemption, conversion or other taxable disposition even though such holder is not considered a resident of the U.S. The amount of such gain may be offset by the non-U.S. holder’s U.S. source capital losses. Any common stock which a non-U.S. holder receives on the conversion of a convertible note that is attributable to OID will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Non-U.S. holders — Withholding Tax on Payments of Original Issue Discount on convertible notes.”

Conversion of Convertible Notes into Common Stock

A non-U.S. Holder of the convertible notes generally will not be subject to U.S. federal income tax on the conversion of the convertible notes into shares of common stock as described immediately above under “Non-U.S. holders —Sale, Exchange or Redemption of convertible notes or common stock.”  It is uncertain whether a make-whole premium would be subject to withholding tax.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Non-U.S. holders — Withholding Tax on Payments of Original Issue Discount on Convertible Notes” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a convertible note or share of our common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

We issued our convertible notes to the selling securityholders in a private placement to qualified institutional buyers or in an offshore transaction in September 2007.

We do not know when or in what amounts the selling securityholders may offer convertible notes and/or the shares of common stock for sale. We also do not know when or in what amounts the selling securityholders will elect to exercise their right to convert the convertible notes into shares of common stock. The selling securityholders may choose not to sell some or all of the convertible notes and/or the shares of common stock offered by this prospectus. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. Because the selling securityholders may from time to time offer all or some of the convertible notes and/or shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the convertible notes and/or shares of common stock that will be held by the selling securityholders after completion of the offering, we cannot estimate the number of the convertible notes and/or shares of common stock that will be held by the selling securityholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the convertible notes and/or shares of common stock offered by this prospectus will be held by the selling securityholders. Finally, with respect to any additional selling securityholders, the related prospectus supplement will indicate the nature of any position, office or other material relationship which that additional selling securityholder has had with us during the past three years. For information on the procedures for sales by the selling securityholders, see “Plan of Distribution” below.

The following table sets forth, to our knowledge, certain information regarding the beneficial ownership of the convertible notes and/or shares of common stock beneficially owned by the selling securityholders as of October 1, 2007. As of October 1, 2007, $55,000,000 in aggregate principal amount of the convertible notes was outstanding. We agreed to register the maximum number of shares of common stock issuable upon conversion of the convertible notes as well as shares of common stock issuable upon the conversion of the convertible notes. We prepared this table based on the information supplied to us by the selling securityholders named in the table. Beneficial ownership is calculated based upon SEC requirements and is not necessarily indicative of beneficial ownership for any other purpose. Under these requirements, more than one person may be deemed to be a beneficial owner of the same convertible notes and/or shares of common stock. Pursuant to Rule 416 under the Securities Act of 1933, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. The table is based on 110,099,050 shares of our common stock outstanding as of October 1, 2007.

	Principal Amount of Senior Convertible Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock Beneficially Owned Prior to the	Number of Shares of Common Stock that May be	Percentage and Number of Shares of Common Stock Outstanding After Completion of the Offering (if one percent or more)
Name of Beneficial Owner	($ ) (1)	Offering (2)	Offered (2)	Number	Percentage
Amida Partners Master Fund Ltd. (3)	$1,500,000	409,836	409,836	—	—
Annuity Investors Life Insurance Company	$1,100,000	300,546	300,546	—	—
Aristeia International Limited (4)	$2,742,000	749,180	749,180	—	—
Aristeia Partners, L.P. (5)	$332,000	90,710	90,710	—	—
Aristeia Special Investments Master, L.P. (6)	$926,000	253,005	253,005	—	—
Australian Retirement Fund (7)	$694,000	189,617	189,617	—	—
Context Advantage Master Fund, LP (8)	$1,500,000	409,836	409,836	—	—
Context Opportunistic Master Fund LP (8)	$1,500,000	409,836	409,836	—	—
Credit Suisse Securities (USA) LLC (9)	$1,000,000	273,224	273,224	—	—
Fonds voor Gemene Rekening Beroepsvervoer (7)	$489,000	133,607	133,607	—	—
GLG Market Neutral Fund (10)	$3,500,000	956,284	956,284	—	—
Goldman Sachs Global Manager Strategies (7)	$491,000	134,153	134,153	—	—
Goldman Sachs JBWere Small Companies Pooled Fund (7)	$2,767,000	756,011	756,011	—	—

Name of Beneficial Owner	Principal Amount of Senior Convertible Notes Beneficially Owned and Offered Hereby ($ ) (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (2)	Number of Shares of Common Stock that May be Offered (2)	Percentage and Number of Shares of Common Stock Outstanding After Completion of the Offering (if one percent or more)
Great American Insurance Company	$1,000,000	273,224	273,224	—	—
Highbridge International LLC (11)	$10,000,000	2,887,680	2,732,240	155,440		*
JBWere Global Small Companies Pooled Fund (7)	$752,000	205,464	205,464	—	—
Maritime Life Discovery Fund (7)	$288,000	78,689	78,689	—	—
New Zealand Administration Services Limited - Global Equity Small Companies Pool (7)	$171,000	46,721	46,721	—	—
Portside Growth and Opportunity Fund (12)	$2,000,000	546,488	546,488	—	—
Quattro Fund Limited (13)	$2,800,000	765,027	765,027	—	—
Quattro Multistrategy Masterfund LP (13)	$200,000	54,645	54,645	—	—
Retail Employees Superannuation Trust (7)	$816,000	222,951	222,951	—	—
SEI Institutional Investments Trust - Small Cap Fund (7)	$1,698,000	463,934	463,934	—	—
SEI Institutional Investments Trust - Small/Mid Cap Fund (7)	$1,461,000	399,180	399,180	—	—
SEI Institutional Managed Trust - Small Cap Growth Fund (7)	$1,926,000	526,230	526,230	—	—
Seligman Global Smaller Companies Fund (7)	$1,032,000	281,967	281,967	—	—
Small/Mid Cap Diversified Alpha Fund (7)	$153,000	41,803	41,803	—	—
Talvest Global Small Cap Fund (7)	$179,000	48,907	48,907	—	—
Telstra Superannuation Scheme (7)	$596,000	162,842	162,842	—	—
TELUS Foreign Equity Active Alpha Pool (7)	$243,000	66,393	66,393	—	—
TELUS Foreign Equity Active Beta Pool (7)	$116,000	31,694	31,694	—	—
The Central States, Southeast and Southwest Areas Pension Fund (7)	$1,986,000	542,623	542,623	—	—
The Northwestern Mutual Life Insurance Company (14)	$3,000,000	819,672	819,672	—	—
The SEI U.S. Small Companies Fund (7)	$295,000	80,601	80,601	—	—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited (15)	$280,000	76,503	76,503	—	—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited (15)	$3,220,000	879,781	879,781	—	—
UBS O’Connor LLC F/B/O: O’Connor Pipes Corporate Strategy Master Limited (15)	$500,000	136,612	136,612	—	—
Valens Offshore SPV I, Ltd. (16)	$1,000,000	273,224	273,224	—	—
Wellington Management Portfolios (Dublin) - Global Smaller Companies Equity Portfolio (7)	$220,000	60,109	60,109	—	—
Wellington Trust Company, National Association Multiple Common Trust Funds, Trust Smaller Companies Portfolio (7)	$527,000	143,989	143,989	—	—

Total	$55,000,000	15,182,798	15,027,358	155,440		*
*less than 1%

(1)                 The amounts indicated represent all of the senior convertible notes beneficially owned by each named beneficial owner.

(2)                 Includes shares of common stock into which the senior convertible notes are convertible and shares of common stock issuable pursuant to certain make-whole interest payments. The number of shares of common stock into which the senior convertible notes are convertible assumes the initial conversion rate of one share for each $3.66 in principal amount of the senior convertible notes.

(3)                 In addition, the selling securityholders may be issued up to 3,005,464 shares in the aggregate upon issuance of shares in payment of interest and pursuant to certain make-whole payments payable with respect to convertible notes that are converted prior to September 30, 2009.

(4)                 Aristeia Capital, L.L.C. (“Aristeia”) is the investment manager of Aristeia International Limited (“Aristeia International”) and has discretionary authority to vote and dispose of the shares held by Aristeia International Limited and may be deemed to be the beneficial owner of these shares. Aristeia disclaims beneficial ownership of the shares held by Aristeia International.

(5)                 Aristeia Advisors, L.L.C. (“Aristeia Advisors”) is the General Partner of Aristeia Partners, L.P. (“Aristeia Partners”) and has discretionary authority to vote and dispose of the shares held by Aristeia Partners and may be deemed to be the beneficial owner of these shares. Aristeia Advisors disclaims beneficial ownership of the shares held by Aristeia Partners.

(6)                 Aristeia Capital, L.L.C. (“Aristeia”) is the investment manager of Aristeia Special Investments Master, L.P. (“Aristeia Special Investments”) and has discretionary authority to vote and dispose of the shares held by Aristeia Special Investments Master, L.P. and may be deemed to be the beneficial owner of these shares. Aristeia disclaims beneficial ownership of the shares held by Aristeia Special Investments.

(7)                 Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management Company, LLP, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(8)                 Context Capital Management, LLC is the general partner of Context Opportunistic Master Fund, L.P. and Context Advantage Master Fund, L.P. and has voting and dispositive power over the securities held by Context Opportunistic Master Fund, L.P. and Context Advantage Master Fund, L.P. Michael S. Rosen, Co-Chairman and CEO of Context Capital Management, LLC, and William D. Fertig, Co-Chairman and CIO of Context Capital Management, LLC, control Context Capital Management, LLC and therefore share voting and investment power over the securities owned by Context Opportunistic Master Fund, L.P. and Context Advantage Master Fund, L.P. Context Capital Management, LLC, Mr. Rosen and Mr. Fertig disclaim beneficial ownership of the securities held by Context Opportunistic Master Fund, L.P. and Context Advantage Master Fund, L.P.

(9)                 Jeffrey B. Andrewski, Managing Director of Credit Suisse Securities (USA) LLC, has sole voting and sole dispositive power for the securities. Mr. Andrewski disclaims beneficial ownership of the shares except for his pecuniary interest. Credit Suisse Securities (USA) LLC is a broker-dealer and, accordingly, an underwriter. Credit Suisse Securities (USA) LLC has indicated to us that it did not receive the securities as compensation for investment banking services and the securities were acquired in the ordinary course of business, and that at the time of the acquisition of the securities, Credit Suisse Securities (USA) LLC had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(10)           GLG Partners LP is the investment manager of GLG Market Neutral Fund and therefore has voting and dispositive power for the securities.

(11)           Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting and dispositive power over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting and dispositive power over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC. The number of shares of common stock beneficiall owned by Highbridge International LLC prior to the offering reflects 155,440 warrants exercisable within 60 days of October 1, 2007.

(12)           Ramius Capital Group, L.L.C. is the investment advisor for Portside Growth and Opportunity Fund and consequently has voting control and investment discretion over securities held by Portside Growth and Opportunity Fund. Ramius Capital Group, L.L.C. disclaims beneficial ownership of the securities held by Portside Growth and Opportunity Fund. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing members of Ramius Capital Group, L.L.C. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be owned by Ramius Capital Group, L.L.C. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(13)           Andrew Kaplan, Brian Swain and Louis Napoli are the general partners of Quattro Fund Ltd. and Quattro Multistrategy Masterfund L.P. and consequently have voting and dispositive power over the securities held by Quattro Fund Ltd. and Quattro Multistrategy Masterfund L.P. Messrs. Kaplan, Swain and Napoli disclaim beneficial ownership of these securities.

(14)           Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is one of the investment advisors to Northwestern Mutual and is the investment adviser to Northwestern Mutual with respect to the securities. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting and investment power with respect to the securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio that holds the securities and therefore may be deemed to be an indirect beneficial owner with shared voting and investment power with respect to the securities. Mr. Baier disclaims beneficial ownership of the securities held by NIMC.

(15)           UBS O’Connor LLC, a wholly owned subsidiary of UBS AG, is the investment advisor for and has investment control over the securities held by UBS O’Connor PIPES Corporate Strategies Master Limited, UBS O’Connor Global Convertible Arbitrage Master Limited and O’Connor Global Convertible Arbitrage II Master Limited.

(16)           Valens Capital Management, LLC is the investment manager of Valens Offshore SPV I, Ltd. and shares voting and investment power over the securities owned by Valens Offshore SPV I, Ltd. Eugene Grin and David Grin are indirectly controlling principals of Valens Capital Management, LLC and therefore share voting and investment power over the securities owned by Valens Offshore SPV I, Ltd. Messrs. Grin and Grin disclaim beneficial ownership of the securities owned by Valens Offshore SPV I, Ltd.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION

The selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell the convertible notes and the shares of common stock resulting from the conversion thereof offered by this prospectus (the “Securities”) from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the Securities by one or more of the following methods, without limitation:

•                                     block trades in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                     purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•                                     an exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•                                     ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                                     privately negotiated transactions;

•                                     short sales;

•                                     through the writing of options on the Securities, whether or not the options are listed on an options exchange;

•                                     through the distribution of the Securities by any selling securityholder to its partners, members or securityholders;

•                                     one or more underwritten offerings on a firm commitment or best efforts basis; and

•                                     any combination of any of these methods of sale.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling securityholders may also transfer the Securities by gift.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the Securities at a stipulated price. If the broker-dealer is unable to sell Securities acting as agent for a selling securityholder, it may purchase as principal any unsold Securities at the stipulated price. Broker-dealers who acquire Securities as principals may thereafter resell the Securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Security is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling securityholders may also sell the Securities in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the Securities owned by them. The pledgees, secured parties or person to whom the Securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder’s Securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s Securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the Securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of the selling securityholders’ Securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the Securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ Securities, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling securityholder can presently estimate the amount of any such compensation.

A selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the Securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer the Securities. A selling securityholder may also loan or pledge the Securities offered hereby to a broker-dealer and the broker-dealer may sell the Securities offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged Securities offered by this prospectus.

The selling securityholders and other persons participating in the sale or distribution of the Securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Securities in the market and to the activities of the selling securityholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We have agreed to indemnify the selling securityholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the Securities offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us against specified liabilities, including liabilities under the Securities Act.

The Securities offered by this prospectus were originally issued to the selling securityholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the Securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay the expenses incident to the registration of the Securities in connection with this offering.

We cannot assure you that the selling securityholders will sell all or any portion of the Securities offered by this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer the Securities by other means not described in this prospectus. We will not receive any proceeds from sales of any Securities by the selling securityholders.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Woodburn and Wedge, Reno, Nevada. The validity of the convertible notes offered by this prospectus will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The financial statements of Nova Biosource Fuels, Inc. for the year ended October 31, 2006 and the financial statements of Clinton County Bio Energy, L.L.C. for the year ended June 30, 2007 have been audited by the independent registered public accounting firm of Malone & Bailey, PC, as set forth in their report with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement to register the securities offered by this prospectus under the Securities Act. This prospectus is part of that registration statement, but omits certain information contained in the registration statement, as permitted by SEC rules. For further information with respect to our company and this offering, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if the document is filed as an exhibit, reference is made to the copy of the document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph below or by writing or telephoning us at:

Nova Biosource Fuels, Inc.
363 North Sam Houston Parkway East, Suite 630
Houston, Texas 77060
(713) 869-6682
Attn: President

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.novabiosource.com on the “Investor Relations” page through the “SEC Filings” link to the SEC’s Edgar Database. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•                                          The Annual Report on Form 10-KSB of Nova Biosource Fuels, Inc. for the year ended October 31, 2006, filed with the SEC on January 16, 2007;

•                                          Quarterly Reports on Form 10-QSB of Nova Biosource Fuels, Inc. for the fiscal quarters ended January 31, 2006, April 30, 2007 and July 31, 2007 filed with the SEC on March 19, June 14, and September 13, 2007, respectively; and

•                                          Current Reports on Form 8-K of Nova Biosource Fuels, Inc., filed with the SEC on January 29, March 1, March 13, April 13, May 10, July 2, July 6, August 13, August 16, September 28, and October 4, 2007; and

•                                          The description of our common stock as contained in our Registration Statement on Form 8-A12B, filed with the SEC on May 9, 2007, including all amendments and reports filed for the purpose of updating that description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: President, Nova Biosource Fuels, Inc., 363 North Sam Houston Parkway East, Suite 630, Houston, Texas 77060, or you may call us at (713) 869-6682.

NOVA BIOSOURCE FUELS, INC.

$55,000,000

10% Convertible Senior Secured Notes due 2012

and the Shares of Common Stock Issuable upon the Conversion of the Convertible Notes

Guarantees of the Convertible Notes by

direct and indirect subsidiaries of Nova Biosource Fuels, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth anticipated costs and expenses payable by us (other than underwriting discounts, commissions and fees) in connection with the registration of the securities covered by this prospectus. The selling securityholders will not be responsible for any such expenses. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,688.50
Printing and engraving costs	30,000.00
Trustee’s fees and expenses	45,000.00
Transfer agent fees and expenses	10,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	30,000.00
Miscellaneous	20,000.00
Total	$186,688.50

Item 15. Indemnification of Directors and Officers

Our articles of incorporation, as amended, limit the personal liability of our directors and officers for monetary damages for any breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director’s duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

Nevada Revised Statutes Section 78.138 currently provides that a director or officer will not be individually liable to the corporation, its securityholders, or its creditors unless it is proven that (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent that Article XI of our articles of incorporation would be deemed to be inconsistent with Section 78.138, the provisions of such statute should control.

Additionally, Nevada Revised Statutes Sections 78.7502 and 78.751 permit us to indemnify our directors and officers as follows:

1.             A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.             A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.             To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4.             Any discretionary indemnification under subsections 1 and 2 above, unless ordered by a court or advanced pursuant to subsection 5 below, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)                                  By the securityholders;

(b)                                 By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)                                  If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)                                 If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5.             The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6.             The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.7502 and Section 78.751:

(a)                                  Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of securityholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 1 or 2 above or for the advancement of expenses made pursuant to subsection 5 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b)                                 Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

We may also purchase and maintain insurance on behalf of our directors, officers, employees and agents for any liability asserted against such persons and liability or expenses incurred by such persons in their capacity as a director, officer, employee or agent, or arising out of status as such, whether or not the company has the authority to indemnify such persons against such liability and expenses.

Item 16. Exhibits

Exhibit Number	Description

3.1

Amended and Restated Articles of Incorporation of Nova Biosource Fuels, Inc., composite as amended (incorporated by reference from Exhibit 3.1 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

3.2	Bylaws of Nova Biosource Fuels, Inc., composite as amended (incorporated by reference from Exhibit 3.1 to our Quarterly Report on Form 10-QSB for the period ended July 31, 2007).

4.1	Specimen common stock certificate (incorporated by reference from Exhibit 4.2 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

4.2

Securities Purchase Agreement between Nova Biosource Fuels, Inc. and the purchasers named therein (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on October 4, 2007).

4.3

Convertible Senior Secured Notes Indenture, including form of note, among Nova Biosource Fuels, Inc., the Guarantors named therein, Nova Holding Seneca LLC and The Bank of New York Trust Company, N.A., as trustee (including the form of note and guarantee) (incorporated by reference from Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on October 4, 2007).

4.4

Registration Rights Agreement, dated as of September 28, 2007, among Nova Biosource Fuels, Inc. and the purchasers named therein (incorporated by reference from Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on October 4, 2007).

4.5

Share Loan Registration Rights Agreement, dated as of September 28, 2007, among Nova Biosource Fuels, Inc., the lenders named therein and Jefferies & Company, Inc. (incorporated by reference from Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on October 4, 2007).

5.1*	Legal Opinion of Woodburn and Wedge.

5.2*	Legal Opinion of Baker & McKenzie LLP.

12.1*	Statement of computation of ratio of earnings to fixed charges.

23.1*	Consent of Malone & Bailey, PC.

23.2*	Consent of Woodburn and Wedge (incorporated by reference to Exhibit 5.1 to this Registration Statement).

23.3*	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.2 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

25.1*	Statement of eligibility of trustee on Form T-1 for 10% Convertible Senior Secured Notes due 2012.

*  Filed herewith.

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to our Articles of Incorporation or Amended and Restated

Bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrant and the co-registrants named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 26, 2007.

NOVA BIOSOURCE FUELS, INC.

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

CO-REGISTRANTS
Nova Holding Clinton County, LLC
Nova Biofuels Clinton County, LLC

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth T. Hern, J.D. McGraw and David G. Gullickson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

REGISTRANT OFFICERS AND DIRECTORS

Name	Title	Date

/s/ Kenneth T. Hern	Chairman and Chief Executive Officer	October 26, 2007
Kenneth T. Hern	(Principal Executive Officer)

/s/ J.D. McGraw	President and Director	October 26, 2007
J.D. McGraw

/s/ David G. Gullickson	Chief Financial Officer	October 26, 2007
David G. Gullickson	(Principal Financial and Accounting Officer)

/s/ James L. Rainey	Director	October 26, 2007
James L. Rainey

/s/ John Reiland	Director	October 26, 2007
John Reiland

/s/ Robert W. White	Director	October 26, 2007
Robert W. White

/s/ Fred Zeidman	Director	October 26, 2007
Fred Zeidman

CO-REGISTRANT OFFICERS AND DIRECTORS

Nova Holding Clinton County, LLC

Nova Biofuels Clinton County, LLC

Name	Title	Date

/s/ Kenneth T. Hern	Chief Executive Officer and Manager	October 26, 2007
Kenneth T. Hern	(Principal Executive Officer)

/s/ J.D. McGraw	Manager	October 26, 2007
J.D. McGraw

/s/ Leon van Kraayenburg	Treasurer and Manager	October 26, 2007
Leon van Kraayenburg	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
3.1

Amended and Restated Articles of Incorporation of Nova Biosource Fuels, Inc., composite as amended (incorporated by reference from Exhibit 3.1 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

3.2	Bylaws of Nova Biosource Fuels, Inc., composite as amended (incorporated by reference from Exhibit 3.1 to our Quarterly Report on Form 10-QSB for the period ended July 31, 2007).

4.1	Specimen common stock certificate (incorporated by reference from Exhibit 4.2 to our Annual Report on Form 10-KSB for the year ended October 31, 2006).

4.2

Securities Purchase Agreement between Nova Biosource Fuels, Inc. and the purchasers named therein (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on October 4, 2007).

4.3

Convertible Senior Secured Notes Indenture, including form of note, among Nova Biosource Fuels, Inc., the Guarantors named therein, Nova Holding Seneca LLC and The Bank of New York Trust Company, N.A., as trustee (including the form of note and guarantee) (incorporated by reference from Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on October 4, 2007).

4.4

Registration Rights Agreement, dated as of September 28, 2007, among Nova Biosource Fuels, Inc. and the purchasers named therein (incorporated by reference from Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on October 4, 2007).

4.5

Share Loan Registration Rights Agreement, dated as of September 28, 2007, among Nova Biosource Fuels, Inc., the lenders named therein and Jefferies & Company, Inc. (incorporated by reference from Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on October 4, 2007).

5.1*	Legal Opinion of Woodburn and Wedge.

5.2*	Legal Opinion of Baker & McKenzie LLP.

12.1*	Statement of computation of ratio of earnings to fixed charges.

23.1*	Consent of Malone & Bailey, PC.

23.2*	Consent of Woodburn and Wedge (incorporated by reference to Exhibit 5.1 to this Registration Statement).

23.3*	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.2 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

25.1*	Statement of eligibility of trustee on Form T-1 for 10% Convertible Senior Secured Notes due 2012.

* Filed herewith.